Exhibit 10.9

EXECUTION VERSION

Initial Dollar Term Loans CUSIP: N4715WAC6
Initial Euro Term Loans CUSIP: N4715WAD4

CREDIT AGREEMENT

dated as of March 11, 2014

among

JLL/DELTA DUTCH NEWCO B.V.,

as Parent Borrower,

Patheon Pharmaceuticals Inc.,
Banner Pharmacaps Inc. and
DPI Newco LLC

as US Borrowers,

DSM FINE CHEMICALS AUSTRIA Nfg GmbH & CoKG,
as Austrian Borrower

PATHEON INC.,
as Canadian Borrower

PATHEON UK LIMITED,

as UK Borrower,

PATHEON PUERTO RICO, INC.,

as PR Borrower,

THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

UBS AG, Stamford branch,

as Administrative Agent, Collateral Agent, LC Issuer and Swing Line Lender,

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent and an LC Issuer

and

JEFFERIES FINANCE LLC, KEYBANK NATIONAL ASSOCIATION and MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Documentation Agents

UBS AG, STAMFORD BRANCH, J.P. MORGAN SECURITIES LLC, JEFFERIES FINANCE LLC, KEYBANK NATIONAL ASSOCIATION and MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers

and

UBS SECURITIES LLC, J.P. Morgan Securities LLC, BARCLAYS BANK PLC, JEFFERIES FINANCE LLC, KBCM BRIDGE LLC and MORGAN STANLEY SENIOR FUNDING, INC. and SUMITOMO MITSUI BANKING CORP.

 as Joint Bookrunners

Warning
the taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a PDF scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a PDF scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule A	Excluded Asset Sales
Schedule 1	Commitments
Schedule 1(a)	MS Existing Letters of Credit
Schedule 2	Restricted and Unrestricted Subsidiaries
Schedule 3	Subsidiary Guarantors
Schedule 4	Mortgaged Real Property
Schedule 5	EBITDA Adjustments
Schedule 6	Hedge Agreements
Schedule 6.17	Transactions with Affiliates
Schedule 7	Company Reorganization
Schedule 5.11	Real Property
Schedule 5.18	Subsidiaries
Schedule 6.10(c)	Real Estate Deliverables
Schedule 6.16	Post-Closing Obligations
Schedule 7.02	Liens
Schedule 7.03	Indebtedness
Schedule 7.04	Investments
Schedule 7.07	Contractual Obligations
Schedule 11.05	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C	Form of Guaranty
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-1	Form of Second Lien Intercreditor Agreement
Exhibit I-2	Form of Equal Priority Intercreditor Agreement
Exhibit J	Form of Intercompany Note
Exhibit K-1	Form of Affiliated Lender Assignment Agreement
Exhibit K-2	Form of Acceptance and Prepayment Notice
Exhibit K-3	Form of Discount Range Prepayment Notice
Exhibit K-4	Form of Discount Range Prepayment Offer

-v-

Exhibit K-5	Form of Solicited Discounted Prepayment Notice
Exhibit K-6	Form of Solicited Discounted Prepayment Offer
Exhibit K-7	Form of Specified Discount Prepayment Notice
Exhibit K-8	Form of Specified Discount Prepayment Response
Exhibit L	Form of Additional Borrower Agreement
Exhibit M	Form of Secured Hedge Agreement Designation

-vi-

This CREDIT AGREEMENT is entered into as of March 11, 2014 among the following: (i) JLL/Delta Dutch Newco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, as a borrower (the “Parent Borrower”); (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (“PPUS”), Banner Pharmacaps Inc., a Delaware corporation (“Banner”) and DPI Newco LLC, a Delaware limited liability company (“DPI Newco”, and together with PPUS and Banner, the “US Borrowers”), Patheon UK Limited, a limited liability company incorporated under the laws of England and Wales (the “UK Borrower”), Patheon Inc., a company with limited liability incorporated under the laws of Canada (the “Canadian Borrower”), DSM Fine Chemicals Austria Nfg GmbH & CoKG, a limited partnership with an Austrian company with limited liability as general partner incorporated under the laws of Austria (the “Austrian Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrowers, the UK Borrower, the Canadian Borrower and the Austrian Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower and any Additional Borrowers from time to time party hereto, the “Borrowers”); (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) UBS AG, Stamford Branch (“UBS”), as the administrative agent (the “Administrative Agent”), as the Collateral Agent (as hereinafter defined), as an LC Issuer (as hereinafter defined), and as the Swing Line Lender (as hereinafter defined); (v) JPMorgan Chase Bank, N.A. (“JPMCB”) as syndication agent and as an LC Issuer (the “Syndication Agent”); (vi) Jefferies Finance LLC (“Jefferies”), KeyBank National Association (“KeyBank”) and Morgan Stanley Senior Funding (“MSSF”) as co-documentation agents (the “Documentation Agents”); (vii) UBS, J.P. Morgan Securities LLC (“J.P. Morgan”), Jefferies, KeyBank, and MSSF as joint lead arrangers (the “Arrangers”); (viii) UBS Securities LLC (“UBSS”), J.P. Morgan, Jefferies, KBCM Bridge LLC (“KBCM”), and MSSF as joint bookrunners; and (ix) Sumitomo Mitsui Banking Corp. (“SMBC”) and Barclays Bank PLC (“Barclays”) as co-managers.

PRELIMINARY STATEMENTS:

(1)          Pursuant to that certain Arrangement Agreement dated as of November 18, 2013 (the “Arrangement Agreement”) by and among Patheon Inc., a corporation organized under the laws of Canada (“Patheon”), and JLL/Delta Patheon Holdings, L.P., a Cayman Islands exempted limited partnership (“NewCo” or the “Purchaser”), (A) a new indirect wholly-owned subsidiary of Purchaser is acquiring all of the outstanding equity securities of Patheon other than those held directly or indirectly by the Sponsor through the consummation of the plan of arrangement as contemplated by the Arrangement Agreement (the “Plan of Arrangement”), and (B) Purchaser, through one or more wholly owned subsidiaries, is acquiring all of the outstanding equity securities of Patheon held directly or indirectly by Sponsor by acquiring all of the limited partnership interests of JLL Partners Fund V (Patheon), L.P., a Cayman Islands exempted limited partnership (clauses (A) and (B) together, the “Patheon Acquisition”).

(2)          Pursuant to that certain Contribution Agreement, dated as of November 18, 2013 (the “Contribution Agreement”, and, together with the Arrangement Agreement, the “Acquisition Agreements”), by and among JLL Patheon Co-Investment Fund, L.P., a Cayman Islands exempted limited partnership (“JLL Holdco”), Koninklijke DSM N.V., a corporation organized under the laws of the Netherlands (“Delta”) and the Purchaser, the Purchaser is acquiring, directly or indirectly, the DPP Business (such acquisition, the “Delta Acquisition”).

(3)          The Purchaser has requested that the Lenders extend credit to the Purchaser to pay the cash consideration for the Patheon Acquisition.

(4)          Patheon and the Purchaser have requested that the Lenders extend credit to Patheon to repay and/or satisfy and discharge, subject to certain exceptions specified in Section 7.03, all existing third-party indebtedness of Patheon and its subsidiaries (the “Closing Date Refinancing”).

(5)          All of the Borrowers have requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers to, among other things (a) pay the fees and expenses incurred in connection with the Patheon Acquisition and the Delta Acquisition and (b) provide working capital and funds for other general corporate purposes (subject to any applicable limitations under the law of the jurisdiction in which a Borrower is incorporated).

(6)          Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01     Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acceptable Discount” has the meaning assigned to such term in Section 2.15(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.15(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Parent Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-2.

“Acceptance Date” has the meaning assigned to such term in Section 2.15(a)(v)(D)(2).

“Acceptance Fee” has the meaning assigned to such term in Section 2.13(h).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction or series of related transactions resulting in (i) the acquisition by the Parent Borrower or any Restricted Subsidiary of all or substantially all of the assets of any Person, or any line of business or division of any Person, (ii) the acquisition or ownership by the Parent Borrower or any Restricted Subsidiary of in excess of 50% of the Capital Stock of any Person such that such Person becomes a Restricted Subsidiary immediately following or substantially concurrently with such transaction or transactions or (iii) the acquisition by the Parent Borrower or any Restricted Subsidiary of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Acquisitions” means the Delta Acquisition and the Patheon Acquisition.

“Acquisition Agreements” has the meaning assigned to such term in the third paragraph of this Agreement.

“Additional Borrower” means any Person who shall from time to time become a party to this Agreement as a “Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit L hereto.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender at such time and provides any portion of any Incremental Facility in accordance with Section 2.18.

“Additional Refinancing Lender” has the meaning assigned to such term in Section 2.20(a).

“Additional Security Document” has the meaning assigned to such term in Section 6.10(a).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Loan of any currency, (i) the rate per annum equal to the British Bankers Association (or any other successor entity to the British Bankers Association) LIBO Rate (“BBA LIBOR”) as appearing on LIBOR01 Page published by Reuters (or other commercially available sources providing quotations of BBA LIBOR as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in such currency with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the applicable currency in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period; provided further that notwithstanding the rate calculated in accordance with the foregoing, solely with respect to Initial Term Loans, at no time shall the Adjusted Eurodollar Rate be less than 1.00% per annum.

“Administrative Agent” has the meaning assigned to such term in the first paragraph of this Agreement and includes any permitted successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Affiliated Debt Fund” has the meaning assigned to such term in Section 11.06(g)(i)(B).

“Affiliated Lender” has the meaning assigned to such term in Section 11.06(g)(i).

“Affiliated Lender Assignment Agreement” has the meaning assigned to such term in Section 11.06(g)(i)(D).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 11.06(g)(i)(C).

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Agreement Currency” has the meaning assigned to such term in Section 11.26.

“Anti-Terrorism Law” means the Patriot Act or any other law pertaining to the prevention of future acts of terrorism in any applicable jurisdiction, in each case as amended from time to time.

“Applicable Commitment Fee Rate” means, with respect to Initial Revolving Commitments, a percentage per annum equal to:

(a)          from the Closing Date, until delivery of the Section 6.01 Financials for the first fiscal period ending after the Closing Date, 0.50%; and

(b)          thereafter, the following percentages per annum, based upon the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	First Lien Leverage Ratio	Commitment Fee Rate
1	Greater than or equal to 3.00 to 1.00	0.50%
2	Less than 3.00 to 1.00	0.375%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.01(c); provided that the highest pricing level (as set forth in the table above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to be delivered but was not delivered pursuant to Section 6.01(c) and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that financial information in the Compliance Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any applicable period than the Applicable Commitment Fee Rate applied for such applicable period, then (a) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate for such applicable period, (b) the Applicable Commitment Fee Rate shall be determined as if the pricing level for such higher Applicable Commitment Fee Rate were applicable for such applicable period, and (c) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. For the avoidance of doubt, any additional fees referred to above shall not be due and payable until the date that is three (3) Business Days after demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is three (3) Business Days following such demand. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(d) and Section 8.01.

“Applicable Creditor” has the meaning assigned to such term in Section 11.26.

“Applicable Discount” has the meaning assigned to such term in Section 2.15(a)(v)(C)(2).

“Applicable Percentage” means in respect of any Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Revolving Facility represented by such Revolving Lender’s Revolving Commitment with respect to such Revolving Facility at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Lender under a Revolving Facility to make Revolving Loans and the obligation of the LC Issuers to make LC Issuances have been terminated pursuant to Section 8.02, or if the Revolving Commitments under a Revolving Facility have expired, then the Applicable Percentage of each Revolving Lender in respect of such Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of such Revolving Facility most recently in effect, giving effect to any subsequent assignments.

“Applicable Revolving Loan Margin” means, with respect to Initial Revolving Loans (including Initial Swing Loans), for any day, a percentage per annum equal to (i) 2.25% per annum for Initial Revolving Loans (including Initial Swing Loans) that are Base Rate Loans or Canadian Prime Rate Loans and (ii) 3.25% per annum for Initial Revolving Loans (including Initial Swing Loans) that are Eurodollar Loans.

“Applicable Term Loan Margin” means, (a) with respect to Initial Euro Term Loans, for any day, a percentage per annum equal to (i) 2.50% per annum for Initial Euro Term Loans that are Base Rate Loans and (ii) 3.50% per annum for Initial Euro Term Loans that are Eurodollar Loans; and (b) with respect to Initial Dollar Term Loans, for any day, a percentage per annum equal to (i) 2.25% per annum for Initial Dollar Term Loans that are Base Rate Loans and (ii) 3.25% per annum for Initial Dollar Term Loans that are Eurodollar Loans.

“Approved Bank” has the meaning assigned to such term in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Agreement” has the meaning assigned to such term in the second paragraph of this Agreement.

“Arrangers” has the meaning assigned to such term in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the non-ordinary course sale, lease (which results in the permanent disposition of the subject property), transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale shall specifically exclude, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05, (ii) the making of any Investment that is permitted to be made, and is made, pursuant to Section 7.04, (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Parent Borrower or any Restricted Subsidiary; (iv) the lease, assignment, sub-lease, license or sub-license of any real property (other than a Sale and Lease-Back Transaction), (v) the unwinding of any Hedge Agreement, (vi) the issuance of directors’ qualifying shares and the issuance of shares issued to foreign nationals as and to the extent required by applicable law, (vii) the actual or constructive loss of any property or the use thereof resulting from any Event of Loss, (viii) any disposition of cash or Cash Equivalents, (ix) dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (x) any Sale and Lease-Back Transaction relating to property or assets acquired after the Closing Date, (xi) any sale of receivables or other accounts, including in connection with any Receivables Facilities and (xii) the sale, lease, transfer or other disposition of the assets set forth on Schedule A.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.15(a)(v); provided that the Parent Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.

“Austrian Borrower” has the meaning assigned to such term in the first paragraph of this Agreement or any permitted successor thereto.

“Austrian Capital Maintenance Rules” has the meaning assigned to such term in Section 11.28.

“Austrian GAAP” means generally accepted accounting principles in Austria as in effect from time to time.

“Austrian Guarantor” means any Guarantor organized under the laws of Austria.

“Austrian Insolvency Act” means the Bundesgesetz über das Insolvenzverfahren (Insolvenzordnung – IO), as amended.

“Austrian Obligor” has the meaning assigned to such term in Section 11.28.

“Austrian Proceedings” has the meaning assigned to such term in Section 3.02(m).

“Austrian Receivables Pledges” means (i) the pledge over receivables governed by Austrian law and dated on or about the date of this Agreement between the Austrian Borrower as pledgor and the Collateral Agent as pledgee, (ii) the pledge over receivables governed by Austrian law and dated on or about the date of this Agreement between DSM Life Science International Products GmbH as pledgor and the Collateral Agent as pledgee, and (iii) the pledge over receivables governed by Austrian law and dated on or about the date of this Agreement between DSM Fine Chemicals GmbH as pledgor and the Collateral Agent as pledgee.

“Austrian Security Documents” means the Austrian Share Pledges, the Austrian Receivables Pledges and any other Security Documents governed by Austrian law that creates or perfects or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors to secure any of the Obligations and/or any parallel debt obligations.

“Austrian Share Pledges” means (i) the share charge governed by Austrian law and dated on or about the date of this Agreement between DSM Life Science International Products GmbH and DSM Fine Chemicals GmbH as pledgors and the Collateral Agent as pledgee relating to the shares in the Austrian Borrower, (ii) the share charge governed by Austrian law and dated on or about the date of this Agreement between DSM Life Science International Products GmbH as pledgor and the Collateral Agent as pledgee relating to the shares in DSM Fine Chemicals GmbH, and (iii) the share charge governed by Austrian law and dated on or about the date of this Agreement between DSM Agro Services B.V. as pledgor and the Collateral Agent as pledgee relating to the shares in DSM Life Science International Products GmbH.

“Authorized Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Chief Accounting Officer, any Executive Vice President, any Senior Vice President, the Controller, the Treasurer, any Vice President, the Secretary, any Director, the Assistant Secretary (and in the case of a Credit Party incorporated in England and Wales or the Netherlands, each person performing similar duties as the foregoing officers acting in such capacity, including the managing directors) or such other Person as is authorized in writing by the Parent Borrower to act on behalf of such Person (including the Parent Borrower itself) and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Parent Borrower.

“Available Amount” means, as of any date of determination, an amount equal to (a) $50 million, plus (b) an amount, not less than zero, equal to the greater of (x) 50% of Consolidated Net Income of the Parent Borrower for the period lasting from the first day of the fiscal quarter of Parent Borrower during which the Closing Date shall have occurred up to and including the last day of the most recently ended fiscal quarter of the Parent Borrower and (y) the aggregate Excess Cash Flow for all fiscal quarters for which Section 6.01 Financials have been delivered or have been required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable (commencing with the first full fiscal quarter of the Parent Borrower ending after the Closing Date), plus (c) the aggregate amount of Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance of Capital Stock of the Parent Borrower or any Parent Entity (other than Disqualified Equity Interests) or cash received by the Parent Borrower or any Restricted Subsidiary from cash capital contributions to the Parent Borrower or any Parent Entity (other than Specified Equity Contributions), plus (d) the Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary from the issuance of Indebtedness and Disqualified Equity Interests of the Parent Borrower or any Parent Entity, in each case, issued after the Closing Date, which have been exchanged or converted into Qualified Equity of Parent Borrower or any Parent Entity (other than Specified Equity Contributions, other than exchanged or converted Indebtedness of the type described in Section 7.03(aa)) plus (e) the Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary from sales of Investments made with the Available Amount plus (f) returns, profits, distributions and similar amounts received in cash of Cash Equivalents on Investments made with the Available Amount, plus (g) the Investments of Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into Parent Borrower or any of its Restricted Subsidiaries or the Fair Market Value of the assets (including cash or other marketable securities or other property) of any Unrestricted Subsidiary or any Parent Entity that have been transferred to Parent Borrower or any of its Restricted Subsidiaries, plus (h) an amount equal to the Fair Market Value of any assets (including cash or other marketable securities or other property, in each case, to the extent not added to the Available Amount pursuant to clauses (c) or (d) above) of any Parent Entity that have been transferred to Parent Borrower or any of its Restricted Subsidiaries, plus (i) any Declined Amounts (without duplication of amounts excluded in the deduction of clause (k) below pursuant to the parenthetical thereof), plus (j) proceeds from Asset Sales to the extent not otherwise subject to the mandatory prepayment requirement contained in Section 2.15(c)(v) at the time such proceeds are received, other than the Net Cash Proceeds resulting from any Sale and Lease-Back Transaction referred to in clause (x) of the definition of “Asset Sale” minus (k) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.15(c)(iv) (which amount shall not include, for the avoidance of doubt, any amounts declined by Lenders pursuant to Section 2.15(c)(vii)), minus (l) the sum of all prior Liens incurred pursuant to Section 7.02(q), Indebtedness incurred pursuant to Section 7.03(cc), Investments made pursuant to Section 7.04(m)(ii), Restricted Payments made pursuant to Section 7.05(f)(ii) and Restricted Payments made pursuant to Section 7.05(i)(ii).

“Available Amount Equity Component” means, as of any date of determination, that portion of the Available Amount that is equal to sum of the amounts referred to in clauses (c) and (d) of the definition thereof.

“Bankruptcy Code” means, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“B/A” or “Banker’s Acceptances” means a bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the applicable Borrower and accepted by a Lender in accordance with the terms of this Agreement and bearing such distinguishing letters and numbers as the Lender may determine.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.07(k).

“Banner” has the meaning assigned to such term in the first paragraph of this Agreement.

“Barclays” has the meaning assigned to such term in the first paragraph of this Agreement.

“Base Rate” means, for any day, a fluctuating interest rate per annum equal to the highest of: (i) the rate of interest established by the Administrative Agent from time to time as its “prime rate” at its principal office in Stamford, Connecticut; (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for Eurodollar Loans denominated in Dollars for a one-month Interest Period as announced on such day (or, if such day is not a Business Day as defined in clause (b) of the definition of “Business Day”, the immediately preceding day that would be a Business Day) plus 1.00%; provided however that notwithstanding the rate calculated in accordance with the foregoing, solely with respect to Initial Term Loans, at no time shall the Base Rate for Initial Term Loans be less than 2.00% per annum. Any change in the Base Rate due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“BBA LIBOR” has the meaning assigned to such term in the definition of “Adjusted Eurodollar Rate.”

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.15(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.15(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.15(a)(v)(D).

“Borrowers” has the meaning assigned to such term in the first paragraph of this Agreement and any permitted successors thereto.

“Borrowing” means a Revolving Borrowing, a Term Borrowing, where the context requires, a B/A Drawing or the incurrence of a Swing Loan.

“Business Day” means (a) any day other than Saturday, Sunday and any other day on which commercial banks in New York or Toronto are authorized or required by law to close, (b) if the applicable Business Day relates to any Eurodollar Loans denominated in Dollars, any day on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market, (c) if such day relates to any interest rate settings as to a Eurodollar Loans denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Loans, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loans, Business Day also means a TARGET Day and (d) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in a currency other than Dollars or Euro, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means (a) with respect to any Revolving Loan or Swing Loan, each of the following: (i) each date of a Borrowing of a Revolving Loan or Swing Loan, (ii) each date of a continuation or conversion of a Revolving Loan, (iii) the last Business Day of each calendar quarter and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders or Swing Line Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by the applicable LC Issuer under any Letter of Credit; and (c) with respect to any B/A, each date of a request for a B/A or B/A Equivalent Loan.

“CAM Exchange” means the exchange of the Revolving Lenders’ interests as provided in Section 8.04.

“CAM Exchange Date” means the date on which (a) any event referred to in Section 8.01(h) shall occur in respect of any Borrower or (b) an acceleration of the maturity of the Loans pursuant to Section 8.02 shall occur.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to such Revolving Lender and (ii) such Revolving Lender’s participations in undrawn amounts of Letters of Credit and in Swing Loans, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to all the Revolving Lenders and (ii) the aggregate undrawn amount of all outstanding Letters of Credit and of all outstanding Swing Loans, in each case immediately prior to the CAM Exchange Date.

“Canadian Borrower” has the meaning assigned to such term in the first paragraph of this Agreement and any permitted successor thereto.

“Canadian Collateral Agreement” means the Canadian Pledge and Security Agreement among the Credit Parties organized under the laws of Canada or any jurisdiction therein and the Collateral Agent dated as of the Closing Date.

“Canadian Credit Party” means a Credit Party organized under the laws of Canada or any jurisdiction therein.

“Canadian Debenture” means one or more debentures entered into by Credit Parties organized under the laws of Canada or any jurisdiction therein reasonably satisfactory in form and substance to the Administrative Agent.

“Canadian Dollars” or “Cdn.$” refers to lawful money of Canada.

“Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time.

“Canadian Pension Plan” means any “registered pension plan” within the meaning of the Canadian Tax Act in which employees of any Canadian Credit Party participate, but excluding a “multi-employer pension plan”, within the meaning of the Pension Benefits Act (Ontario) and similar types of plans under pension standards legislation of another jurisdiction in Canada.

“Canadian Pension Plan Event” means (a) either (i) the termination in whole or in part of a Canadian Pension Plan or (ii) the cessation of participation of any Canadian Credit Party (or any Affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (c) an event or condition which constitutes grounds under applicable pension standards or tax legislation for the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring any Canadian Credit Party to take or refrain from taking any action in respect of a Canadian Pension Plan, (d) the issuance of either any order or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (e) the failure to remit by any Canadian Credit Party any contribution to a Canadian Pension Plan when due or the receipt of any notice from an administrator, a trustee or other funding agent or any other Person that the Canadian Credit Party has failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts, (f) the non-compliance by any Canadian Credit Party with any law applicable to the Canadian Pension Plans, or (g) the existence of a solvency deficiency with respect to any Canadian Pension Plan.

“Canadian Prime Rate” means, on any date, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the greater of: (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description; and (b) the Discount Rate in effect on that day, as determined by the Canadian Reference Banks for one month bankers’ acceptances plus 3/4 of 1%.

“Canadian Prime Rate Loan” means a Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Reference Banks” has the meaning assigned to such term in the definition of “Discount Rate.”

“Canadian Security Documents” means the Canadian Collateral Agreement, the Canadian Debenture, each Mortgage with respect to a Mortgaged Real Property located in Canada or any jurisdiction therein and each other security agreement or other instrument or document executed and delivered by a Canadian Credit Party pursuant to Section 6.10 that creates or perfects or purports to create or perfects a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors to secure any of the Obligations.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other Consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Capital Stock of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Capital Stock.

“Capital Expenditures” means, without duplication, (a) any expenditure (whether paid in cash or accrued as liabilities) for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations, but excluding (i) expenditures made with Net Cash Proceeds in connection with the reinvestment thereof pursuant to Section 2.15(c)(v), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) any Consideration payable with respect to any Permitted Acquisitions or any other Investment permitted hereunder, (iv) expenditures to the extent they are made with proceeds of the issuance of Capital Stock of Parent Borrower after the Closing Date, (v) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Parent Borrower and its Subsidiaries) and for which neither Parent Borrower and its Subsidiaries has provided nor is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) without duplication of clause (ii) above, the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (viii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Credit Parties in cash by a third party (including landlords) during such period of calculation and for which neither Parent Borrower and its Subsidiaries has provided nor is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) and (ix) any other expenditures that are financed with the proceeds of Indebtedness the incurrence of which is not prohibited hereunder.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Capitalized Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capitalized lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capitalized Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capitalized lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for Obligations relating to Letters of Credit or obligations of Lenders to fund participations in respect of such Obligations, as applicable, cash, Cash Equivalents or deposit account balances, in each case, in an amount equal to 103% of such Obligations or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a)          securities issued or directly and fully guaranteed or insured by the United States, the government of the United Kingdom, the Government of Canada or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government having maturities of not more than one year from the date of acquisition;

(b)          certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank, an “Approved Bank”);

(c)          commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 365 days after the date of acquisition;

(d)          fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than thirty (30) days and covering securities described in clauses (a) and (b) above;

(e)          investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above;

(f)          investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(g)          investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(h)         investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (g);

(i)          Sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialized equivalent); and

(j)          marketable money market funds that are rated AAA by S&P and Aaa by Moody’s, in each case maturing within 12 months after the date of creation thereof.

“Cash Interest Coverage Ratio” means, for any Testing Period, the ratio of (a) Consolidated EBITDA to (b) Cash Interest Expense.

“Cash Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries for any Testing Period, Consolidated Interest Expense for such period, minus, in each case, to the extent included in Consolidated Interest Expense for such period and without duplication (a) pay in kind or other non-cash interest expense, including as a result of the effects of purchase accounting, (b) any debt discounts, one-time financing fees or the amortization thereof, including such fees paid in connection with the Transactions, any amendment, consent or waiver to Loan Documents, any Indebtedness not otherwise prohibited under this Agreement, or any amendment to such Indebtedness (in each case, to the extent included in Consolidated Interest Expense for such period), (c) fees in respect of Hedge Agreements for interest rates, (d) non-cash interest expense attributable to the movement of mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments, including pursuant to Financial Accounting Standards Board Statement No. 133, (e) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (f) any costs associated with payment premiums, breakage costs, make-whole fees or similar costs or expenses payable in connection with any refinancing, repurchase, repayment or other satisfaction of Indebtedness (including any such costs relating to the Closing Date Refinancing) and (g) any costs associated with mark-to-market adjustments in respect of warrants, options or similar instruments for the Capital Stock of the Parent Borrower (or any Parent Entity) or any Restricted Subsidiary. Notwithstanding the foregoing, for any amount of Consolidated Interest Expense that represents an accrual for cash payments in any future period, such amount shall be included as Cash Interest Expense for such period when paid.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” means (a) any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) at any time after it enters into a Cash Management Agreement, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Cash Management Agreement and (b) any Person that is a counterparty to a Cash Management Agreement as of the Closing Date that was secured in accordance with the terms of the Existing Credit Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, credit and debit cards, purchase card, electronic funds transfer, deposit and other accounts and merchant services.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Credit Party from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by any Credit Party in connection with such Event of Loss.

“Cayman Security Documents” means any charge, pledge, mortgage, assignment or equivalent security agreement and any other documents governed by Cayman Islands law pursuant to which any Person grants a Lien upon any real or personal property as security for payment of the Obligations.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR Rate” means, for the relevant Contract Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Contract Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, as of 10:00 A.M. New York City time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. New York City time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) (or other commercially available sources providing quotations of CDOR as determined by the Administrative Agent from time to time).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq. and the regulations promulgated thereunder.

“CFC” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Change in Control” means the occurrence of any of the following events:

(a)         (i) at any time prior to the consummation of a Qualified IPO, the Permitted Holders ceasing to beneficially own, in the aggregate, directly or indirectly, at least 50.1% of the issued and outstanding Capital Stock of the Parent Borrower entitled to vote in the election of the board of directors of the Parent Borrower; and

(ii)        at any time upon or after the consummation of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than any Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), in a single transaction or series of related transactions, directly or indirectly, of more than 35.0% of Capital Stock of the Parent Borrower entitled to vote in the election of the board of directors of the Parent Borrower and the Permitted Holders are or become the beneficial owner of less than such amount of the Capital Stock of the Parent Borrower; or

(b)        any “change of control” shall occur under the Senior Notes issued by Parent Borrower in connection with the Transactions.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or LC Issuer (or, for purposes of Section 3.03, by any lending office of such Lender or by such Lender’s or LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that requests, rules, regulations, guidelines or directives enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued but only to the extent such requests, rules, regulations, guidelines or directives are applied to the Parent Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.01.

“Charges” has the meaning assigned to such term in Section 11.22.

“Claims” has the meaning assigned to such term in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Extended Revolving Credit Loans (of the same Extension Series), Incremental Revolving Loans (of a Class), Incremental Initial Revolving Loans (of a Class), Initial Revolving Loans, Refinancing Revolving Credit Loans, Initial Term Loans, Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Refinancing Term Loans, Swing Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment (of the same Extension Series), an Incremental Revolving Credit Commitment (of a Class), a Refinancing Revolving Credit Commitment (of a Class), Refinancing Term Loan Commitment, a Swing Line Commitment, an Incremental Term Loan Commitment (of a Class) or Refinancing Term Loan Commitment (of a Class) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of four (4) Classes of revolving credit facilities and ten (10) Classes of term loan facilities or, in each case, such additional Classes as the Administrative Agent may agree from time to time.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means March 11, 2014.

“Closing Date Delta Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate with other changes, events, circumstances, developments or effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, Assets (as defined in the Contribution Agreement), results of operations or condition (financial or otherwise) of the DPP Business, taken as a whole, or (b) has materially impaired or materially delayed, or would reasonably be expected to materially impair or materially delay, the ability of Delta to consummate the transactions contemplated by the Contribution Agreement, other than, in each case, to the extent any change, event, circumstance, development or effect that results from, arises out of or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets, or (D) the price of commodities or raw materials used in the DPP Business) (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (ii) local, regional, national or international conditions in any of the industries or markets in which the DPP Business is conducted (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iii) changes in Law (as defined in the Contribution Agreement) or IFRS (as defined in the Contribution Agreement) or the interpretations thereof (except to the extent the DPP Business is materially disproportionately adversely affected by such changes relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iv) the Excluded Assets (as defined in the Contribution Agreement) or Retained Liabilities (as defined in the Contribution Agreement), (v) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent the DPP Business is materially disproportionately adversely affected by such acts, calamities or conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (vi) (A) any actions taken or required to be taken by Delta, JLL Holdco (as defined in the Contribution Agreement), Newco (as defined in the Contribution Agreement) or any of their Affiliates (as defined in the Contribution Agreement) in connection with the obligations of the parties in Section 7.3 of the Contribution Agreement or (B) the failure to take any action prohibited by Section 7.1 of the Contribution Agreement, (vii) any failure to meet internal projections relating to the DPP Business or changes in credit ratings (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Closing Date Delta Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph) or (viii) the announcement or pendency of, or the taking of any action contemplated by, the Contribution Agreement.

“Closing Date Material Adverse Effect” refers to a Closing Date Delta Material Adverse Effect or a Closing Date Patheon Material Adverse Effect, as applicable.

“Closing Date Patheon Material Adverse Effect” means any fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate is or is reasonably expected to (i) be material and adverse to the business, operations, results of operations, assets (tangible or intangible), properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise), obligations or privileges (whether contractual or otherwise) of the Company (as defined in the Arrangement Agreement) and its Subsidiaries (as defined in the Arrangement Agreement), taken as a whole; or (ii) prevent or materially delay the completion of the Arrangement (as defined in the Arrangement Agreement) by the Outside Date (as defined in the Arrangement Agreement) under the Arrangement Agreement, except in the case of clause (i) only, to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from: (a) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operate; (b) any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business or regulatory conditions or in national or global financial, capital, credit or currency markets; (c) any natural disaster or pandemic; (d) any adoption, proposal, implementation or change in Law (as defined in the Arrangement Agreement) or GAAP (as defined in the Arrangement Agreement) or the interpretation or application thereof; (e) the announcement or performance of the Arrangement Agreement, or the transactions contemplated hereby, or the consummation of the Arrangement; (f) the failure by the Company to achieve any internal or published projections, milestones, forecasts or estimates (it being understood that the causes underlying such failure may be taken into account in determining whether a Closing Date Patheon Material Adverse Effect has occurred); or (g) any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in the market price or trading volume may be taken into account in determining whether a Closing Date Patheon Material Adverse Effect has occurred), but, in the case of each of the foregoing (a) through (d), only to the extent such matter does not relate primarily to the Company and its Subsidiaries, taken as whole, or does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries in which the Company and/or its Subsidiaries operate, and unless expressly provided in any particular section of the Arrangement Agreement, references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Closing Date Patheon Material Adverse Effect” has occurred.

“Closing Date Refinancing” has the meaning assigned to such term in the fifth paragraph of this Agreement.

“Closing Fee” has the meaning assigned to such term in Section 2.13(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets of any Credit Party (other than Excluded Collateral) on which a Lien is granted or purported to be granted pursuant to any Security Document to secure any or all of the Obligations. For the avoidance of doubt, any Credit Party’s grant of security in “trade-marks” as defined in the Trade-marks Act (Canada) shall be limited to a grant of a security interest in all of such Credit Party’s right, title and interest in such trademarks and not an assignment, transfer or conveyance thereof.

“Collateral Agent” means UBS, in its capacity as collateral agent or security trustee under any of the Loan Documents, or any successor collateral agent.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Revolving Commitments and Term Commitments of such Lender.

“Commitment Fees” has the meaning assigned to such term in Section 2.13(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent Borrower and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.15(a).

“Company Parties” means the collective reference to the Parent Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Company Reorganization” means the transactions set forth in the plan attached hereto as Schedule 7, as such plan may be amended, supplemented or otherwise modified from time to time; provided that any such amendment, supplement or modification that is, individually or together with any other amendment, supplement or modification, materially adverse to the Lenders, shall be reasonably acceptable to the Administrative Agent.

“Competitor” means any competitor of Delta, Patheon, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries operating in the same or a related line of business as Delta, Patheon, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries, as disclosed to the Administrative Agent in writing by the Parent Borrower from time to time.

“Compliance Certificate” has the meaning assigned to such term in Section 6.01(c).

“Compliance Date” means any date that is the last day of a fiscal quarter of the Parent Borrower; provided that the first Compliance Date shall be no earlier than April 30, 2014.

“Confidential Information” has the meaning assigned to such term in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete.

“Consolidated Depreciation and Amortization Expense” means, for any Testing Period, all depreciation and amortization expenses of the Parent Borrower and its Restricted Subsidiaries and amortization of capitalized software expenditures, all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Testing Period, Consolidated Net Income for such period, plus (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income:

(a)          the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense;

(b)          any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent Testing Period during which cash disbursements attributable thereto are made;

(c)          any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges;

(d)          losses, charges or expenses relating to the Transactions, the Closing Date Refinancing, acquisitions (or any other acquisition not otherwise permitted or that would require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities or Capital Stock, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(e)          any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing), which costs and expenses the Parent Borrower determines are factually supportable as set forth in a certificate signed by a Financial Officer delivered together with the delivery of the Section 6.01 Financials, in each case, that occurred during the Testing Period;

(f)          board of directors fees, management, monitoring, consulting and advisory (including legal) fees and indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued pursuant to the Loan Documents;

(g)         earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments;

(h)         proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income);

(i)          any loss, expense or charge (including all fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations;

(j)          any loss, expense or charge (including all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer;

(k)         any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”;

(l)          to the extent not included above, certain adjustments consistent with the financial model delivered to the Agents and set forth on Schedule 5 hereto;

(m)        minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(n)         all expenses resulting from any employee retention plan, employee benefit or management compensation plan or the grant of stock and stock options to employees of such Person or any of its Restricted Subsidiaries pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date or relating to the implementation thereof) or the treatment of such options under variable plan accounting;

(o)         any costs or expenses incurred pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement or share subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of such Person or the Net Cash Proceeds of any issuance of Capital Stock;

(p)          charges, losses, lost profits, expenses (including litigation expenses, fees and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transaction, an Acquisition or any other acquisition or Investment, disposition or any Event of Loss, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (p) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(q)          cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent noncash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clauses (u) through (x) below for any previous period and not added back;

(r)          Public Company Costs;

(s)          all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 7 to the Patheon Summary Historical Pro Forma Financial Data set forth in the Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such period; and

(t)           all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 1 to the DPP Business Summary Historical Combined Financial Data set forth in the Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such period;

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income

(u)          non-cash gains or income; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash receipts attributable thereto are received;

(v)          any extraordinary or non-recurring income or gain;

(w)         any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer;

(x)          any gain or income (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations;

in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP.

For the avoidance of doubt:

(i)           there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Parent Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) provided that, with respect to any determination to be made on a Pro Forma Basis, at the election of the Parent Borrower, such Acquired EBITDA or such adjustment shall not be required to be included for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business and the Fair Market Value of such Converted Restricted Subsidiary, in the aggregate, is less than $15.0 million in the aggregate for all such transactions in a fiscal year of the Parent Borrower; and

(ii)        to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into or classified as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this clause (ii) until such disposition has been consummated.

“Consolidated Income Tax Expense” means, for any Testing Period, all provisions for taxes based on the net income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes), in each case, of the Parent Borrower or any of its Restricted Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, interest expense in accordance with GAAP, adjusted, to the extent not included, to include without duplication (a) interest income; (b) interest expense attributable to Capitalized Leases; (c) gains and losses on hedging or other derivatives to hedge interest rate risk; (d) fees and costs related to letters of credit, bankers’ acceptance financing, surety bonds and similar financings, (e) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude (f) any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program.

“Consolidated Net Income” means for any Testing Period, the net income (or loss) of any Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding without duplication:

(a)          any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(b)          (i) the net income of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (a);

(c)          the cumulative effect of a change in accounting principles during such period to the extent included in net income;

(d)          any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions, any acquisition or Investment consummated after the Closing Date;

(e)          any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(f)          any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries; and

(g)          any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of any Person on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of such Person delivered with the Section 6.01 Financials or, for the period prior to the time any such statements are so delivered with the Section 6.01 Financials, the pro forma financial statements delivered pursuant to Section 4.01(j)(iii). If no applicable Person is referenced, “Consolidated Total Assets” shall be deemed to refer to Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (including deferred revenue but excluding, without duplication, (i) the current portion of any Total Funded Debt, (ii) the current portion of interest, (iii) the current portion of current and deferred income taxes and (iv) deferred revenue arising from cash receipts that are earmarked for specific projects), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.12.

“Contract Period” means, with respect to any B/A, the period beginning on (and including) the date on which such B/A is made or continued to (but excluding) the date which is one, two or three or six months thereafter, as the Parent Borrower may select; provided that (i) if any Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Contract Period shall end on the next preceding Business Day, (ii) any Contract Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Contract Period) shall end on the last Business Day of the last calendar month of such Contract Period and (iii) no Contract Period shall end after the Revolving Facility Termination Date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Contribution Agreement” has the meaning assigned to such term in the third paragraph of this Agreement.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 of the United Kingdom’s Pensions Act 2004.

“Controlled Investment Affiliate” means any fund or investment vehicle (i) organized by JLL for the purpose of making investments in one or more Persons and (ii) controlled by JLL and including, for the avoidance of doubt, any fund or investment vehicle organized by JLL for co-investors of JLL.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Corrective Extension Amendment” has the meaning assigned to such term in Section 2.19(f).

“Corresponding Obligations” means any obligation to pay an amount to the Secured Creditors or any one or more of them, whether for principal, interest, costs, any overdraft or otherwise and whether present or future: (a) in respect of any of the Obligations; or (b) in connection with any other indebtedness as the Secured Creditors (or the Collateral Agent on their behalf) and the Borrower may agree from time to time (other than the Parallel Debt).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness (or Revolving Commitments) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend (other than pursuant to Section 2.19 hereof), refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans, existing Revolving Commitments or any existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 7.03 to the extent of any excess, if applicable), such extending, refunding, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Refinancing Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and any fees and expenses (including upfront fees and original issue discount) in connection with such extension, exchange, modification, refinancing, refunding, renewal or replacement, (ii) in the case of any such Credit Agreement Refinancing Indebtedness that is secured by a Lien on the Collateral, such Credit Agreement Refinancing Indebtedness has a maturity date and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt, (iii) in the case of any such Credit Agreement Refinancing Indebtedness that is not secured by a Lien on any of the Collateral, such Credit Agreement Refinancing Indebtedness has a maturity date that is at least ninety-one (91) days after that of the Refinanced Debt and has no scheduled amortization payments or mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to repurchase and customary acceleration rights after an event of default) prior to the date that is at least ninety-one (91) days after that of the Refinanced Debt; (iv) in the case of any such Credit Agreement Refinancing Indebtedness that is secured by a Lien on any of the Collateral and was not effected pursuant to a Refinancing Amendment, the parties to such Credit Agreement Refinancing Indebtedness (or their authorized agent or other representative) and the Administrative Agent shall enter into a Customary Intercreditor Agreement; (v) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness substantially simultaneously with the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (except to the extent such Net Cash Proceeds are attributable to Indebtedness that (x) is permitted by Section 7.03 (other than Section 7.03(a)), and (y) has been applied, if applicable, to the usage of, a basket set forth in Section 7.03 (other than Section 7.03(a))) not later than the fifth Business Day following the date such Net Cash Proceeds relating to such Credit Agreement Refinancing Indebtedness is received, provided, that to the extent that such Refinanced Debt consists in whole or in part of Refinancing Revolving Credit Commitments or Revolving Loans or Swing Loans incurred pursuant to any Refinancing Revolving Credit Commitments, such Revolving Commitments being refinanced by the applicable refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained and (vi) no Credit Agreement Refinancing Indebtedness shall have guarantees from a guarantor that is not a Guarantor of the Obligations.

“Credit Event” means the making of any Borrowing (but excluding any Conversion or Continuation), any LC Issuance or the increase in the Stated Amount of a Letter of Credit or any B/A Drawing.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to one or more of the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to one or more of the Borrowers pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, (iv) any Lender and/or Additional Lender shall make loans and/or provide commitments under any Incremental Facility pursuant to Section 2.18, (v) any Extending Lender shall make loans and/or provide commitments under any Extended Term Loan Facility or any Extended Revolving Credit Facility in accordance with Section 2.19, (vi) any Lender shall make loans and/or provide commitments under any Refinancing Term Loan Facility or any Refinancing Revolving Credit Facility in accordance with Section 2.20 or (vii) each LC Issuer shall issue Letters of Credit for the account of one or more of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, (a) for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time plus (ii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any, and (b) in the case of a Swing Line Lender, such Swing Line Lender’s Revolving Facility Percentage of the principal amount of Swing Line Loans outstanding at such time.

“Credit Party” means the Parent Borrower, each other Borrower and each Subsidiary Guarantor.

“CTA” means the Corporation Tax Act 2009 of the United Kingdom.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations. With regard to any changes in light of prevailing market conditions as set forth above in clauses (a)(i) or (b)(i) or with regard to clauses (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Customer” has the meaning assigned to such term in Section 3.02(h)(ii) and Section 3.02A(h)(ii), as applicable.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness that is subject to the requirements of Section 2.15(c)(vi).

“Debtor Relief Laws” means the Bankruptcy Code, BIA, CCAA, WURA, Austrian Insolvency Act, Dutch Bankruptcy Act and the United Kingdom’s Insolvency Act 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning assigned to such term in Section 2.15(c)(vii).

“Deductible Amount” has the meaning assigned to such term in Section 11.29(d).

“Default” means any Event of Default or any act or condition that with notice or lapse of time, or both, would, unless cured or waived, constitute an Event of Default. For the avoidance of doubt, any Default or Event of Default which may occur as a result of the failure to meet any delivery or similar requirements hereunder shall cease to constitute a Default or Event of Default upon any delivery otherwise in compliance with such requirement.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.11(a), Section 2.11(b) or Section 2.11(c), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum in excess of the rate otherwise applicable to Initial Revolving Loans maintained as Base Rate Loans.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Required Lenders’ good faith determination, that a condition precedent to funding (which condition precedent, together with any applicable defaults, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Parent Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Delta” has the meaning assigned to such term in the Contribution Agreement.

“Delta Acquisition” has the meaning assigned to such term in the third paragraph of this Agreement.

“Delta Specified Acquisition Agreement Representations” means the representations made by Delta or with respect to the DPP Business in the Contribution Agreement, in each case that are material to the interests of Lenders, but only to the extent that the Parent Borrower has, or its applicable Affiliates have, the right to terminate their respective obligations under the Contribution Agreement or decline to consummate the Delta Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Contribution Agreement.

“Designated Hedge Agreement” means (a) any Hedge Agreement to which the Parent Borrower or a Restricted Subsidiary is a party and as to which a Lender, an Agent or any of their Affiliates (or any Person that was a Lender, an Agent or an Affiliate of a Lender or Agent at the time such Hedge Agreement was entered into or becomes a Lender, an Agent, or an Affiliate of a Lender or an Agent at any time thereafter) is a counterparty that, pursuant to a Secured Hedge Designation Agreement signed by the Parent Borrower and acknowledged by the Administrative Agent, has been designated as a Designated Hedge Agreement (it being understood that failure by the Administrative Agent to acknowledge the Secured Hedge Designation Agreement does not invalidate the designation contained therein) and (b) each Hedge Agreement set forth on Schedule 6, including any amendment, amendment and restatement, refinancing, replacement or other modification thereof, in each case so that the Parent Borrower’s or its applicable Restricted Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Parent Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Person that participates as a counterparty to any Designated Hedge Agreement.

“Designated Non-Cash Consideration” means the Fair Market Value of the non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an Authorized Officer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.15(a)(v)(B)(2).

“Discount Proceeds” means, for any B/A (or, if applicable, any B/A Equivalent Loan), an amount calculated by multiplying (a) the face amount of the B/A (or, if applicable, the B/A Equivalent Loan) by (b) the quotient obtained by dividing (x) one by (y) the sum of (A) one and (B) the product of: (x) the Discount Rate (expressed as a decimal) applicable to such B/A (or, if applicable, such B/A Equivalent Loan), and (y) a fraction, the numerator of which is the Contract Period of the B/A (or, if applicable, the B/A Equivalent Loan) and the denominator of which is 365 days, with such quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded upward.

“Discount Range” has the meaning assigned to such term in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.15(a)(v)(C) substantially in the form of Exhibit K-3.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.15(a)(v)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.15(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.15(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.15(a)(v)(B)(1), Section 2.15(a)(v)(C)(1) or Section 2.15(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Parent Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.15(a)(v)(A).

“Discount Rate” means, with respect to any Contract Period for any B/A, (a) in the case of any Lender named in Schedule I of the Bank Act (Canada), the rate determined by the Administrative Agent to be the CDOR Rate as of 10:00 A.M. (New York City time) on the first day of such Contract Period and (b) in the case of any other Lender, (i) the rate per annum set forth in clause (a) above plus (ii) 0.10%. In the event that the CDOR Rate is not available, the Discount Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent, or, if such other comparable publicly available service for displaying bankers’ acceptance rates is not available, the Discount Rate shall be the rate of interest determined by the Administrative Agent on the first date of such Contract Period that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal, Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank (collectively, the “Canadian Reference Banks”) in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Contract Period.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Equity Interests” means any Capital Stock that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than, subject to the proviso below, as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to ninety-one (91) days after the Latest Maturity Date hereunder or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or as a result of a change of control or asset sale) for (i) debt securities or other Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to ninety-one (91) days after the Latest Maturity Date hereunder; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Issuer, any of its Subsidiaries or any Parent Entity shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement; provided, still further, that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being irrevocably paid in full (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized).

“Disqualified Institution” means, collectively, (a) any bank, financial institution, other institutional lender, investor or fund that has been specified in writing by the Parent Borrower (i) at any time on or prior to the Closing Date to the Arrangers or (ii) if after the Closing Date, to the extent reasonably acceptable to the Administrative Agent, (b) any Competitors specified in writing by the Parent Borrower from time to time, (c) any Person primarily engaged as principals in private equity or venture capital, other than their affiliated debt funds or (d) (i) any reasonably known Affiliates of the Persons referred to in clauses (a) through (c) of this definition, reasonably identifiable by their names or (ii) other Affiliates of such Persons designated in writing by the Parent Borrower to the Administrative Agent.

“Documentation Agents” has the meaning assigned to such term in the first paragraph to this Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent (or UBS with respect to Swing Loans) or the LC Issuer, as the case may be, on the basis of the Exchange Rate (determined in respect of the most recent Calculation Date or other relevant date of determination) for the purchase of Dollars with such currency.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Dollar Term Commitment” means, with respect to each Lender, (i) the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Dollar Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time as a result of assignments to or from such Lender pursuant to Section 11.06, (ii) any Incremental Dollar Term Loan Commitment of such Lender, (iii) any Extended Dollar Term Loan Commitment and (iv) any Refinancing Dollar Term Loan Commitment.

“DPI Newco” has the meaning assigned to such term in the first paragraph of this Agreement.

“DPP Business” has the meaning assigned to such term in the Contribution Agreement.

“Dutch Bankruptcy Act” means the Wet op het faillissement en de surceance van betaling, as amended and restated from time to time.

“Dutch Credit Parties” means the Credit Parties organized under the laws of the Netherlands.

“Dutch Intercompany Pledges” means (i) the deed of disclosed pledge over intercompany receivables between Patheon B.V. as pledgor and the Collateral Agent as pledgee, (ii) the deed of disclosed pledge over intercompany receivables between Patheon Coöperatief U.A. as pledgor and the Collateral Agent as pledgee, (iii) the deed of disclosed pledge over intercompany receivables between Banner Pharmacaps Europe B.V. as pledgor and the Collateral Agent as pledgee, (iv) the deed of disclosed pledge over intercompany receivables between DSM Agro Services B.V. as pledgor and the Collateral Agent as pledgee, (v) the deed of disclosed pledge over intercompany receivables between JLL/Delta Dutch Sub B.V. as pledgor and the Collateral Agent as pledgee, (vi) the deed of disclosed pledge over intercompany receivables between DSM Biosolutions B.V. as pledgor and the Collateral Agent as pledgee, (vii) the deed of disclosed pledge over intercompany receivables between DSM Biologics Company B.V. as pledgor and the Collateral Agent as pledgee, (viii) the deed of disclosed pledge over intercompany receivables between DSM Pharma Chemicals Venlo B.V. as pledgor and the Collateral Agent as pledgee and (ix) the deed of disclosed pledge over intercompany receivables between JLL/Delta Dutch Newco B.V. as pledgor and the Collateral Agent as pledgee.

“Dutch Security Documents” means the Dutch Share Pledges, the Dutch Intercompany Pledges and any other Dutch law security document creating security for the benefit of the Collateral Agent.

“Dutch Share Pledges” means (i) the deed of disclosed pledge of shares between Patheon US Holdings LLC as pledgor, the Collateral Agent as pledgee and Patheon B.V. as company, (ii) the deed of disclosed pledge over membership rights between Patheon US Holdings LLC and Patheon Finance LLC as pledgors, the Collateral Agent as pledgee and Patheon Coöperatief U.A. as company, (iii) the deed of disclosed pledge over shares between Patheon Coöperatief U.A. as pledgor, the Collateral Agent as pledgee and Banner Pharmacaps Europe B.V. as company, (iv) the deed of disclosed pledge over shares between JLL/Delta Dutch Newco B.V. as pledgor, the Collateral Agent as pledgee and JLL/Delta Dutch Sub B.V. as company, (v) the deed of disclosed pledge over shares between JLL/Delta Dutch Newco B.V. as pledgor, the Collateral Agent as pledgee and DSM Agro Services B.V. as company, (vi) the deed of disclosed pledge over shares between DSM Agro Services B.V. as pledgor, the Collateral Agent as pledgee and DSM Biosolutions B.V. as company, (vii) the deed of disclosed pledge over shares between DSM Agro Services B.V. as pledgor, the Collateral Agent as pledgee and DSM Pharma Chemicals Venlo B.V. as company and (viii) the deed of disclosed pledge over shares between DSM Biosolutions B.V. as pledgor, the Collateral Agent as pledgee and DSM Biologics Company B.V. as company.

“Eligible Assignee” means (i) in the case of an assignment of Term Loans (x) a Lender, (y) an Affiliate of a Lender and (z) an Approved Fund and (ii) any other Person (other than a natural Person) approved by (A) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (B) in the case of assignments of Revolving Loans or Revolving Commitments, each LC Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (C) unless a Specified Event of Default (other than a Specified Event of Default under Section 8.01(h) that is not with respect to the Parent Borrower) has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Eligible Assignee (i) shall include Affiliated Lenders subject to the provisions of Section 11.06(g) and (ii) shall not include any Disqualified Institution.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations (other than a routine inspection) or proceedings made under or in accordance with any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment, Release or threat of Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment or health and safety (with respect to Hazardous Materials).

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Parent Borrower or any of its Subsidiaries relating to (i) the protection of the environment; (ii) employee health and safety (as affected by occupational exposure to Hazardous Materials); or (iii) Hazardous Materials; including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (solely to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement substantially in the form of Exhibit I-2 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt, with such modifications thereto as may be permitted by the definition of “Customary Intercreditor Agreement.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with a Credit Party or a Subsidiary of a Credit Party, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by the a Credit Party or any ERISA Affiliate, the PBGC or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by a Credit Party or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of a Credit Party or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Plan; (v) the cessation of operations at a facility of a Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“European Credit Party” means each Credit Party organized under the laws of Austria or the Netherlands or, if applicable, France, Germany or Italy.

“Euros” or “€” refers to the single currency of the Participating Member States.

“Euro Term Commitment” means, with respect to each Lender, (i) the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Euro Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time as a result of assignments to or from such Lender pursuant to Section 11.06, (ii) any Incremental Euro Term Loan Commitment of such Lender, (iii) any Extended Euro Term Loan Commitment and (iv) any Refinancing Euro Term Loan Commitment.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Cash Flow” means, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period:

(a)          the sum, without duplication, of:

(i)          Consolidated EBITDA; plus

(ii)         any extraordinary or nonrecurring income or gain realized in cash for such period; plus

(iii)        to the extent deducted in the computation of Consolidated EBITDA, or if such amount does not reduce Cash Interest Expense, cash interest income; plus

(iv)        an amount equal to any decrease in Consolidated Working Capital; plus

(v)         all amounts referred to in clauses (b)(vii), (b)(viii), (b)(x) and (b)(xiii) below to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Loans), the sale or issuance of any Capital Stock and any loss, damage, destruction or condemnation of, or any sale, transfer, or other disposition to any Person of any asset or assets, in each case, to the extent there is a corresponding deduction from Excess Cash Flow; plus

(vi)        cash payments received in respect of Hedge Agreements for such period to the extent (A) not included in the computation of Consolidated EBITDA or (B) such payments do not reduce Cash Interest Expense; plus

(vii)       the aggregate amount of items that were deducted from or not added to net income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either such items (A) represented cash received by the Parent Borrower or any Restricted Subsidiary which had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period;

minus,

(b)          the sum, without duplication, of:

(i)          any expenses, losses or charges paid in cash for such period and added to Consolidated EBITDA pursuant to clauses (c) through (g) and clauses (l) through (r) of the definition thereof; plus

(ii)         Cash Interest Expense; plus

(iii)        cash expenditures made in respect of Hedge Agreements for such period to the extent (A) not reflected in the computation of Consolidated EBITDA or (B) such payments do not increase Cash Interest Expense; plus

(iv)        taxes (including, without limitation, taxes based on income, profits or capital, state, local, foreign, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes, and including penalties and interest on any of the foregoing, including amounts payable pursuant to any tax sharing agreements or arrangements among the Parent Borrower and its Restricted Subsidiaries on the one hand and any direct or indirect parent company of the Parent Borrower on the other (so long as such tax sharing payments are attributable to the operations of the Parent Borrower and its Restricted Subsidiaries) paid in cash for such period or tax reserves set aside or payable after the close of such period; provided, that with respect to any such amounts to be paid after the close of such period, (A) any amount so deducted shall not be deducted again in a subsequent period and (B) appropriate reserves shall have been established in accordance with GAAP); plus

(v)          an amount equal to any increase in Consolidated Working Capital; plus

(vi)         amounts paid in cash for such period in respect of long-term liabilities (other than Indebtedness); plus

(vii)        (A) Capital Expenditures during such period that are paid in cash and (B) the aggregate consideration paid in cash during such period in respect of Permitted Acquisitions or any other Investment permitted by Section 7.04 (including any earn-out or similar payments); plus

(viii)      Capital Expenditures that Parent Borrower or its Restricted Subsidiaries become obligated to make during such period, but that are not made during such period; provided, that any amount so deducted shall not be deducted again in a subsequent period; plus

(ix)        to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset sale or casualty event giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; plus

(x)          Scheduled Repayments, scheduled repayments in respect of any Term Loans, Permitted Refinancing Indebtedness, Permitted Incremental Indebtedness, Permitted Ratio Debt and any Permitted Refinancing Indebtedness of any of the foregoing, and the amount of any payments not prohibited hereby on Indebtedness other than the Loans outstanding hereunder; plus

(xi)        the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are made in connection with any repayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(xii)       Restricted Payments paid in cash during such period to the extent as permitted by clauses (i) through (iv) of Section 7.05(c), Section 7.05(d), Section 7.05(e), clause (i) of Section 7.05(f), clause (i) of Section 7.05(i), Section 7.05(l); and, to the extent relating to any of the foregoing clauses of Section 7.05 referred to in this clause (xiii), without duplication, Section 7.05(k); plus

(xiii)      without duplication of amounts deducted pursuant to clause (vii) above, amounts paid in cash for such period in respect of obligations (including, but not limited to, indemnification) with respect to any Permitted Acquisition or any other Investment made by the Parent Borrower or its Restricted Subsidiaries permitted by Section 7.04 (other than clauses (a) and (i) of Section 7.04); plus

(xiv)       the net amount of any net income generated by any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income would not be permitted or would have material tax consequences if so distributed, under any agreement, instrument, law or regulation applicable to such Restricted Subsidiary during such period; plus

(xv)        amounts paid in cash for such period on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Parent Borrower or any Restricted Subsidiary in a prior period and (B) reserves or accruals established in purchase accounting; plus

(xvi)       the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA or were added to Consolidated EBITDA to the extent such items represented (A) a cash payment by Borrower or any Restricted Subsidiary which had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) did not represent cash received by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period.

“Excess Cash Flow Prepayment Amount” has the meaning assigned to such term in Section 2.15(c)(iv).

“Excess Cash Flow Sweep Date” has the meaning assigned to such term in Section 2.15(c)(iv).

“Exchange Rate”, for a currency (other than U.S. Dollars) means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the exchange rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded CFC” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Excluded Collateral” has the meaning assigned to such term in any Security Document and in any event, means (i) any Excluded Real Property, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those (1) where no additional action is required by any Credit Party to grant or perfect a security interest in such commercial tort claim or (2) those in excess of $10.0 million), (iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by contract, applicable law (or if applicable law creates a material risk of tax or other liability as reasonably determined by the Parent Borrower) or regulation, (v) equity interests in any Person other than Restricted Subsidiaries, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Credit Party) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA or other applicable statute or regulation notwithstanding such prohibition, (vii) any “intent-to-use” trademark applications, (viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Parent Borrower and the Administrative Agent, (ix) solely in the case of the US Collateral with respect to obligations of a US Borrower in its capacity as a Borrower, Capital Stock in any Subsidiaries that are Excluded CFCs or FSHCOs, in each case in excess of 65% of the Capital Stock of such Subsidiaries designated as having Voting Power (it being understood this exclusion does not apply to Capital Stock designated as having non-Voting Power) or any other equity securities of any other Subsidiary to the extent that the Parent Borrower reasonably determines (in consultation with the Administrative Agent) that such pledge would result in adverse tax consequences, (x) margin stock and (xi) the Acquisition Agreements and any rights therein or arising thereunder.

“Excluded Real Property” means (a) (i) on the Closing Date, each fee-owned real property with a Fair Market Value of less than $15,000,000 per property or (ii) after the Closing Date, each fee-owned real property with a purchase price of less than $15,000,000 per property, (b) any real property that is subject to a Lien permitted by Section 7.02(c) or Section 7.02(d), (c) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Parent Borrower) the cost of providing a Mortgage is be excessive in view of the benefits to be obtained by the Lenders, (d) any real property to the extent providing a mortgage on such real property would (i) result in material adverse tax consequences as reasonably determined by the Parent Borrower, (ii) be prohibited or limited by any applicable law, rule or regulation, (iii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Parent Borrower or Affiliates of the Parent Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or PPSA or other applicable regulation or statute) or (iv) give any other party (other than a the Parent or a wholly-owned Restricted Subsidiary) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or PPSA or other applicable regulation or statute), (e) any Leasehold and (f) any real property that is located in Austria.

“Excluded Subsidiary” means:

(a)          each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary);

(b)          any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to Indebtedness permitted to be assumed under Section 7.03(g)(i) and any Restricted Subsidiary thereof acquired in connection therewith that guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Subsidiary from becoming a Guarantor.

(c)          special purpose entities and not-for-profit Subsidiaries;

(d)          any Subsidiary that is not organized in a jurisdiction in which a Borrower is organized;

(e)          any Subsidiary that is prohibited by any applicable law, rule or regulation, or by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Obligations or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) or applicable works council consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in adverse tax consequences to the Parent Borrower or one of its Subsidiaries (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent);

(f)          any Immaterial Subsidiary;

(g)          as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, any Subsidiary to the extent the cost or other consequences of providing a guarantee of the Obligations by such Subsidiary would be excessive in light of the benefits to be obtained by the Lenders therefrom;

(h)          solely with respect to the Obligations of a US Borrower in its capacity as a Borrower (or any guarantee of such Obligations), (i) any (x) Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (any such Subsidiary, a “CFC”), (y) Non-U.S. Subsidiary that is a Subsidiary of a CFC, or (z) Non-U.S. Subsidiary substantially all the assets of which are CFCs (any such Subsidiary, an “Excluded CFC”), (ii) any direct or indirect Subsidiary of a Subsidiary that is an Excluded CFC, (iii) any direct or indirect U.S. Subsidiary substantially all the assets of which consist of equity of one or more direct or indirect Non-U.S. Subsidiaries that are CFCs (any such Subsidiary, a “FSHCO”) and (iv) any Subsidiary to the extent that the provision of any guarantee by such Subsidiary would result in adverse tax consequences (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent);

(i)           Patheon UK Pension Trustees Limited;

(j)           any Unrestricted Subsidiary; and

(k)          any Non-U.S. Subsidiary for which the providing of a guarantee would reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under any applicable law, including the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (i) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation or (ii) any other law applicable to such Swap Obligation (or guarantee thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income, franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case that are Other Connection Taxes, (b) in the case of a Lender, with respect to the Obligations of each Borrower in its capacity as a Borrower, withholding Taxes imposed by the jurisdiction in which any Subsidiary Borrower or Parent Borrower is organized or incorporated (provided such jurisdiction is Austria, Canada, the Netherlands, Puerto Rico, the United Kingdom or the United States) on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Loan or Commitment other than pursuant to an assignment request by any Borrower under Section 3.03(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any U.S. federal backup withholding taxes, (f) with respect to payments under the Loan Documents by a Canadian Borrower, any Taxes under the Canadian Tax Act payable by reason of the Recipient being a Person with whom such Canadian Borrower does not deal at arm’s length for purposes of the Canadian Tax Act at the time that such payment was made, and (g) any Taxes under the Canadian Tax Act payable by virtue of all or a portion of a payment made by a Canadian Borrower to a Recipient under any Loan Document being deemed to be a dividend paid to such Recipient pursuant to subsection 214(16) of the Canadian Tax Act or deemed to have been paid by a Canadian Borrower to such Recipient pursuant to subsection 214(17) of the Canadian Tax Act, except to the extent that such Taxes arise by reason of the application of proposed subsection 18(6.1) of the Canadian Tax Act, as contained in a Notice of Ways and Means Motion that accompanied the federal budget tabled by the Minister of Finance (Canada) on February 11, 2014 (as such proposal may be amended or enacted, or any successor provision thereto) to all or any portion of such payment or of an amount owing under any Loan Document.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 14, 2012 and as amended or modified prior to the Closing Date, among Patheon, certain Subsidiaries of Patheon, the lending institutions named therein, and MSSF as Administrative Agent and the other agents party thereto.

“Existing Revolving Commitment Class” has the meaning assigned to such term in Section 2.19(a).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.19(a).

“Existing Term Loan Class” has the meaning assigned to such term in Section 2.19(a).

“Expiring Credit Commitment” has the meaning assigned to such term in Section 2.04(e).

“Extended Dollar Term Loan Commitments” means commitments to make Extended Dollar Term Loans pursuant to any applicable Extension Amendment.

“Extended Dollar Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Extended Euro Term Loan Commitments” means commitments to make Extended Euro Term Loans pursuant to any applicable Extension Amendment.

“Extended Euro Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Credit Commitments” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Extended Revolving Credit Loans of such Lender.

“Extended Revolving Credit Facility” means any revolving credit facility established pursuant to Section 2.19.

“Extended Revolving Credit Loans” means the loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loan Commitments” means Extended Dollar Term Loan Commitments and Extended Euro Term Loan Commitments.

“Extended Term Loan Facility” means any term loan facility established pursuant to Section 2.19.

“Extended Term Loans” means Extended Dollar Term Loans and Extended Euro Term Loans.

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.19(a).

“Extension Date” has the meaning assigned to such term in Section 2.19(b).

“Extension Notice” has the meaning assigned to such term in Section 2.19(a).

“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Parent Borrower in good faith (which determination shall be conclusive).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement or non-U.S. law or regulation implementing the foregoing.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated November 18, 2013, among the Parent Borrower and the Lenders as of the Closing Date.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.13.

“Financial Covenant Default” shall have the meaning provided in Section 8.01(c).

“Financial Officer” means, with respect to a Person, the chief financial officer, chief accounting officer, treasurer, controller, or other senior financial or accounting officer of such Person. Unless otherwise qualified, all references herein to a Financial Officer shall refer to a Financial Officer of the Parent Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under s43 of the United Kingdom’s Pensions Act 2004.

“First Lien Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt that is secured by a first priority Lien on the Collateral minus unrestricted cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries that are restricted in favor of the Administrative Agent or any other applicable collateral agent in respect of any Obligations) to (ii) Consolidated EBITDA.

“First Lien Obligations” means the Obligations, any Permitted Incremental Indebtedness (other than any Permitted Incremental Indebtedness that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations) and any Permitted First Priority Refinancing Debt, collectively.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to U.S. or Canadian law and that is established, maintained or contributed to by the Parent Borrower or any of its Affiliates or in respect of which the Parent Borrower or any of its Affiliates has any liability, obligation or contingent liability.

“Foreign Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, maintained or contributed to by a Credit Party or any of their Restricted Subsidiaries primarily for the benefit of employees of a Credit Party or any of their Restricted Subsidiaries residing outside the United States (other than plans, funds or other similar programs that are mandated by applicable laws), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” has the meaning assigned to such term in the definition of “Excluded Subsidiary.”

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided that from and after the effectiveness of the adoption of IFRS in accordance with Section 1.03(b), “GAAP” will mean IFRS at the effective time of such change, subject to Section 1.03(b); provided further that any lease that is recharacterized as a Capitalized Lease and any obligations that are recharacterized as a Capitalized Lease Obligation, in each case due to a change in GAAP after the Closing Date shall not be treated as a Capitalized Lease or Capitalized Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 11.06(f).

“Guarantors” means, collectively, the Parent Borrower and the Subsidiary Guarantors.

“Guaranty” means the Guarantor Agreement and any supplement thereto among the Guarantors, the Administrative Agent and the Collateral Agent dated the Closing Date, substantially in the form attached hereto as Exhibit C.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated under any Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or any other interest rate management agreement or arrangement, including any master agreement relating to the foregoing that is a Designated Hedge Agreement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or other currency management agreement or arrangement, (iii) any Commodities Hedge Agreement and (iv) and other similar agreements entered into by the Parent Borrower or any Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Parent Borrower or any of the Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.15(a)(v)(C)(3).

“Identified Qualifying Institutions” has the meaning assigned to such term in Section 2.15(a)(v)(D)(3).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Borrowing Notice” has the meaning assigned to such term in Section 2.18(a).

“Incremental Dollar Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.18 and denominated in Dollars, to make Incremental Term Loans to the Borrowers.

“Incremental Euro Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.18 and denominated in Euros, to make Incremental Term Loans to the Borrowers.

“Incremental Facility” has the meaning assigned to such term in Section 2.18(a).

“Incremental Initial Revolving Facility” has the meaning assigned to such term in Section 2.18(a).

“Incremental Initial Revolving Facility Lender” has the meaning assigned to such term in Section 2.18(c).

“Incremental Initial Revolving Loans” has the meaning assigned to such term in Section 2.18(a).

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders and, if applicable, any new letter of credit issuer.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, to the Borrowers.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, of such Lender.

“Incremental Revolving Credit Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Revolving Credit Commitment or an outstanding Revolving Loan made pursuant to such an Incremental Revolving Credit Commitment.

“Incremental Revolving Facility” means any revolving credit facility of a different Class than the Initial Revolving Facility established pursuant to any Incremental Revolving Credit Commitment Assumption Agreement.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to any Borrower pursuant to Section 2.02 and each such Lender’s Incremental Revolving Credit Commitment. All Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means any Incremental Dollar Term Loan Commitment or Incremental Euro Term Loan Commitment.

“Incremental Term Loan Repayment Date” means any date scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.18 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication:

(i)          all indebtedness of such Person for borrowed money;

(ii)         all obligations evidenced by bonds, notes, debentures and other debt securities of such Person;

(iii)        the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (y) any earn-out obligations until after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(iv)        the face amount of all letters of credit (including standby and commercial letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been reimbursed);

(v)          all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(vi)        all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(vii)       all Capitalized Lease Obligations of such Person;

(viii)      all obligations of such Person with respect to asset securitization financing;

(ix)        all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(x)         all net obligations of such Person under Hedge Agreements;

(xi)        all obligations of such Person in respect of Disqualified Equity Interests; and

(xii)       all Guaranty Obligations in respect of any of the foregoing of such Person;

provided, however, that (x) (1) trade payables payable in the ordinary course of business, (2) deferred revenue, (3) taxes and other similar accrued expenses, (4) any earn-out, take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable, (5) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any rollover or extension terms and to the extent incurred in the ordinary course of business), (6) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset and (7) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days, in each case, arising in the ordinary course of business, shall not constitute Indebtedness and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedge Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) above which has not been assumed by such first Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnification Agreement” means any customary indemnification agreement entered into after the Closing Date between the Sponsor and the Parent Borrower acting in good faith, to provide for one or more of the Permitted Holders or their respective Affiliates to receive bona fide indemnification for claims and losses arising out of, and reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with, transactions relating to the Parent Borrower and its Restricted Subsidiaries not prohibited by the Loan Documents.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning assigned to such term in Section 11.02.

“Initial Credit Facility” means the aggregate of the Initial Revolving Facility, the Initial Term Loan Facility, and the Swing Line Facility.

“Initial Dollar Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Dollar Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. The initial aggregate amount of the Initial Dollar Term Commitments is $985.0 million.

“Initial Dollar Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.03(a).

“Initial Euro Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Euro Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. The initial aggregate amount of the Initial Euro Term Commitments is €250.0 million.

“Initial Euro Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.03(b).

“Initial Facility” means the Initial Term Loan Facility and/or the Initial Revolving Facility, as applicable.

“Initial Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. For the avoidance of doubt, “Initial Revolving Commitment” shall also include any Extended Revolving Credit Commitment representing an extension of any Class or tranche of Initial Revolving Commitments. The aggregate Initial Revolving Commitments of all Revolving Lenders shall be $200.0 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Facility” means the Revolving Facility represented by the Initial Revolving Commitment.

“Initial Revolving Loan” means a Revolving Loan made pursuant to the Initial Revolving Commitment.

“Initial Swing Loans” means any Swing Loan made pursuant to the Swing Line Commitment while the Initial Revolving Commitments (or any portion thereof) remain in effect.

“Initial Term Commitment” means each Initial Dollar Term Commitment and Initial Euro Term Commitment.

“Initial Term Loan Facility” means the Term Loan Facilities represented by the Initial Term Commitments.

“Initial Term Loan Maturity Date” has the meaning assigned to such term in the definition of “Maturity Date.”

“Initial Term Loans” means the Initial Dollar Term Loans and the Initial Euro Term Loans.

“Insolvency Event” means, with respect to any Person:

(i)          the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or, (ii) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;

(ii)         the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case (or if such petition is presented in respect of the UK Borrower, within 21 days of the date of presentation);

(iii)        a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)        such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v)         such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(vi)        any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;

(vii)        such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days;

(viii)       such Person, which is established or incorporated under the jurisdiction of Austria, is declared (or declares itself) bankrupt, is in a situation of insolvency (Zahlungsunfähigkeit) within the meaning of section 66 of the Austrian Unified Insolvency Code (Insolvenzordnung - “IO”) or over-indebtedness (Überschuldung) within the meaning of section 67 IO, or the preconditions for the initiation of reorganization proceedings under the Austrian Business Reorganization Act (Unternehmensreorganisationsgetz - “URG”) are met, in each case as interpreted by Austrian courts;

(ix)          such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due (or, in the case of the UK Borrower, admits inability to pay such debts as they become due or is deemed unable to pay them (other than Section 123(1) of the United Kingdom’s Insolvency Act of 1986 where a demand is made for an amount less than £50,000 and such demand is settled within 21 days of being made)); or

(x)           such Person which is established or incorporated under the laws of the Netherlands has been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend),or had its assets placed under administration (onder bewind gesteld) or has been otherwise been limited in the right to dispose of its assets or such Person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Intellectual Property” has the meaning assigned to such term in the U.S. Security Agreement.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Parent Borrower, certain subsidiaries of the Parent Borrower and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreements” means the Equal Priority Intercreditor Agreement, the Second Lien Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three, six or, to the extent agreed to by each relevant affected Lender, 12, months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (iv) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the applicable Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Person of any Capital Stock of any other Person, (b) any loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms), in each case, made in the ordinary course of business) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, (c) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account or certificate of deposit or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment other than decreases in proportion to any net returns on such Investment other than decreases in proportion to any net returns on such Investment.

“IRS” means the U.S. Internal Revenue Service.

“ITA” means the Income Tax Act 2007 of the United Kingdom.

“Jefferies” has the meaning assigned to such term in the first paragraph of this Agreement.

“JLL” means JLL Partners, Inc.

“JLL Holdco” has the meaning assigned to such term in the third paragraph of this Agreement.

“JPMCB” has the meaning assigned to such term in the first paragraph of this Agreement.

“J.P. Morgan” has the meaning assigned to such term in the first paragraph of this Agreement.

“Judgment Currency” has the meaning assigned to such term in Section 11.26.

“KBCM” has the meaning assigned to such term in the first paragraph of this Agreement.

“KeyBank” has the meaning assigned to such term in the first paragraph of this Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Loan Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment Amount” means $75.0 million, which amount may be increased in connection with the incurrence of any Incremental Initial Revolving Facility.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.13(b) or Section 2.13(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto.

“LC Issuer” means (a) UBS, or any Affiliates or branches that UBS may designate in its capacity as an issuer of Standby Letters of Credit hereunder in an aggregate stated amount not to exceed $37.5 million, (b) JPMCB or any Affiliates or branches that JPMCB may designate in its capacity as an issuer of Standby Letters of Credit, Bank Guarantees or Commercial Letters of Credit hereunder in an aggregate stated amount not to exceed $37.5 million, (c) such other Lender that is requested by the Parent Borrower and agrees to be an LC Issuer hereunder and (d) solely with respect to the MS Existing Letters of Credit, Morgan Stanley Bank, N.A.

“LC Obligor” means, with respect to each LC Issuance, the Parent Borrower or any Restricted Subsidiary for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning assigned to such term in Section 2.05(g)(i).

“LC Participation” has the meaning assigned to such term in Section 2.05(g)(i).

“LC Request” has the meaning assigned to such term in Section 2.05(b).

“LC Reserve Account” has the meaning assigned to such term in Section 8.04(c).

“Leasehold” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning assigned to such term in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, any Additional Lender that becomes a lender pursuant to an Incremental Revolving Credit Assumption Agreement or an Incremental Term Loan Assumption Agreement, as applicable, and any Additional Refinancing Lender that becomes a Lender pursuant to a Refinancing Amendment, other than any such Person that ceases to be a “Lender”. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning assigned to such term in Section 2.10(b).

“Letter of Credit” means the MS Existing Letters of Credit and any Standby Letter of Credit or Commercial Letter of Credit (or, in the case of Letters of Credit issued to the UK Borrower and any other Borrower, if applicable, bank guarantees), in each case issued (or deemed issued) by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Letter of Credit Expiration Date” has the meaning assigned to such term in Section 2.05(a).

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit, each Intercreditor Agreement to the extent then in effect, any Refinancing Amendment, Incremental Revolving Credit Assumption Agreement, Incremental Term Loan Assumption Agreement or Extension Amendment, and any Additional Borrower Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, or a B/A, Toronto time and (c) with respect to a Loan or Borrowing denominated in Euros or Sterling, London time.

“Maintenance Covenant Condition” means any time when outstanding Revolving Loans (excluding, for the avoidance of doubt, up to $50.0 million outstanding undrawn Letters of Credit) exceed 25.0% of the aggregate amount of the Revolving Commitments then in effect; provided, that in determining outstanding Revolving Loans for purposes of this definition any repayments of Revolving Loans prior to the date that is the 11th Business Day after the day on which financial statements are required to be delivered for the immediately preceding fiscal quarter pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, shall be deemed to have been made on the date of testing of the Maintenance Covenant Condition, but only if such repayment is made with such cash that is available on the balance sheet of the Parent Borrower (or any Parent Entity, as applicable) as of the last day of such fiscal quarter after giving effect to any Investments, Restricted Payments or debt pay-downs, in each case calculated as of such last day of such fiscal quarter.

“Management Agreement” means any customary management services agreement entered into on or after the Closing Date among the Sponsor, certain Permitted Holders and the Parent Borrower (or certain of its affiliates).

“Management Fees” means any management, consulting, or other fees paid by the Parent Borrower or any Subsidiary pursuant to the Management Agreement.

“Management Stockholders” means the members of management of Parent Borrower or any direct or indirect parent thereof or any of the Parent Borrower’s Subsidiaries, including the Subsidiary Borrowers, who are investors in the Parent Borrower or any Parent Entity.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the FRB.

“Material Adverse Effect” means any event or circumstance affecting the business, property, operations or financial condition of the Credit Parties, taken as a whole, that would, materially and adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent, the Collateral Agent and Lenders under the Loan Documents.

“Material Indebtedness” means, as to the Parent Borrower or any of its Restricted Subsidiaries, any particular Indebtedness of the same type referred to in the definition of the Total Funded Debt of the Parent Borrower or such Restricted Subsidiary (including any Guaranty Obligations relating thereto) in excess of the aggregate principal amount of $50.0 million.

“Material Subsidiary” means any Restricted Subsidiary of the Parent Borrower other than any Restricted Subsidiary the gross revenue or total assets of which accounts for not more than the lesser of (i) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Parent Borrower and the Restricted Subsidiaries and (ii) 5.0% of the Consolidated Total Assets (after intercompany eliminations) of the Parent Borrower and the Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter. If the Restricted Subsidiaries that do constitute Material Subsidiaries pursuant to the previous sentence account for, in the aggregate, more than the lesser of (i) 10.0% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10.0% of the Consolidated Total Assets (after intercompany eliminations), each as described in the previous sentence, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 90.0% of the consolidated gross revenues and 90.0% of the Consolidated Total Assets, each as described in the previous sentence.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is seven (7) years after the Closing Date (the “Initial Term Loan Maturity Date”), (ii) with respect to the Revolving Commitments, the date that is five (5) years after the Closing Date, (iii) with respect to Swing Loans, the Swing Loan Maturity Date, (iv) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 11.22.

“Minimum Borrowing Amount” means (i) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (ii) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (iii) in the case of a Borrowing denominated in Euros, €1,000,000, and (iv) in the case of a Borrowing denominated in Sterling, £500,000.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.19(c).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Mortgaged Real Property to secure the Obligations, as the same may from time to time be amended, restated or otherwise modified. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 4 hereto, or interests therein, owned in fee by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“MS Existing Letters of Credit” means those letters of credit existing on the Closing Date, issued by Morgan Stanley Bank, N.A. and identified on Schedule 1(a).

“MSSF” has the meaning assigned to such term in the first paragraph to this Agreement.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a Single-Employer Plan to which a Credit Party or any ERISA Affiliate, and one or more employers other than a Credit Party or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Credit Party or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to:

(i)          any Asset Sale, the Cash Proceeds (including any cash received by any Credit Party upon the sale or other disposition of any Designated Non-Cash Consideration) resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness (other than any First Lien Obligation subject to Section 2.15(c)(v)) secured by the asset that is the subject of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i)(A) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (i)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof;

(ii)         any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such Person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than any First Lien Obligation subject to Section 2.15(c)(v)) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii)(A) above) (x) associated with the assets that are the subject of such Event of Loss and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Event of Loss occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof; and

(iii)        any Debt Incurrence Prepayment Event, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred (for the avoidance of doubt, including, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such incurrence (including, if such incurrence is related to any Extension Amendment, any fees and expenses related to such Extension Amendment)), and all taxes paid or reasonably estimated to be payable by such Person as a consequence of such Debt Incurrence Prepayment Event, in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Newco” has the meaning assigned to such term in the second paragraph of this Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 11.12(f).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” has the meaning assigned to such term in Section 2.04(e).

“Non-U.S. Subsidiary” means any Subsidiary of the Parent Borrower that is not a U.S. Subsidiary.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.08(b).

“Notice of Continuation or Conversion” has the meaning assigned to such term in Section 2.12(b).

“Notice of Swing Loan Refunding” has the meaning assigned to such term in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at the address set forth in Schedule 11.05 or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time which shall in each case be located outside the Republic of Austria.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing (a) by a Borrower or any other Credit Party to any Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document or otherwise relating to any Credit Facility (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or corresponding provision under other applicable Debtor Relief Laws) and (b) by the Parent Borrower or any Restricted Subsidiary party to any Cash Management Bank or Designated Hedge Creditor under any Cash Management Agreement or Designated Hedge Agreement, respectively. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, legal fees, indemnities and other amounts to the extent payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Parent Borrower and any Cash Management Bank or Designated Hedge Creditor, the obligations of the Parent Borrower or any Restricted Subsidiary under any applicable Cash Management Agreement and under any Designated Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any Cash Management Bank or Designated Hedge Creditor. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” has the meaning assigned to such term in Section 5.19.

“Offered Amount” has the meaning assigned to such term in Section 2.15(a)(v)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.15(a)(v)(D)(1).

“Offering Memorandum” means the offering memorandum dated January 22, 2014 prepared in connection with the offering of the Senior Notes.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03(b)).

“Other Term Loans” has the meaning assigned to such term in Section 2.18(a).

“Parallel Debt” has the meaning assigned to such term in Section 11.29 of this Agreement and Section 5.15 of the Guaranty.

“Parallel Debt Credit Party” has the meaning assigned to such term in Section 11.29.

“Patheon Specified Acquisition Agreement Representations” means the representations by or with respect to Patheon in the Arrangement Agreement, in each case that are material to the interests of Lenders, but only to the extent that the Parent Borrower has, or its applicable Affiliates have, the right to terminate their respective obligations under the Arrangement Agreement or decline to consummate the Patheon Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Arrangement Agreement.

“Parent Borrower” has the meaning assigned to such term in the first paragraph of this Agreement and any permitted successor thereto.

“Parent Borrower Materials” has the meaning assigned to such term in Section 6.01.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Parent Borrower.

“Participant” has the meaning assigned to such term in Section 11.06(b).

“Participant Register” has the meaning assigned to such term in Section 11.06(b).

“Participating Lender” has the meaning assigned to such term in Section 2.15(a)(v)(C)(2).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patheon” has the meaning assigned to such term in the second paragraph of this Agreement.

“Patheon Acquisition” has the meaning assigned to such term in the second paragraph of this Agreement.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

“Payment Office” means the office of the Administrative Agent at 677 Washington Boulevard, Stamford, Connecticut 06901, or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom’s Pensions Act 2004, as amended.

“Perfection Certificate” has the meaning assigned to such term in the U.S. Security Agreement.

“Permitted Acquisition” means any Acquisition, if (a) (i) immediately prior to signing of the applicable Permitted Acquisition Agreement, and immediately after giving effect to such signing, no Event of Default shall exist and (ii) immediately prior to the consummation of such Acquisition, no Specified Event of Default shall exist; and (b) to the extent required by Section 6.09 and Section 6.10, (i) the property, assets and businesses acquired in such Acquisition shall become Collateral in accordance with the terms of Section 6.09 and Section 6.10, as applicable, and (ii) any such newly created or acquired Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.09 shall become a Guarantor in accordance with the terms of Section 6.09; provided, that if any Lien on any Collateral (including the creation or perfection of any Lien) is not or cannot reasonably be created and/or perfected on the closing date of such Acquisition after Parent Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Lien on such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within ninety (90) days after the closing date of such Permitted Acquisition or before such later date as the Administrative Agent may reasonably agree, pursuant to reasonably satisfactory arrangements to be mutually agreed upon.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or similar agreement entered into by the Parent Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Parent Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of any customer or supplier of the Parent Borrower or any such Restricted Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness shall be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise meets the requirements set forth in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties and (d) the Parent Borrower, the holders of such Indebtedness (or their authorized representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (i) the Sponsor, other than any of its operating portfolio companies, (ii) the Management Stockholders, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in the foregoing clause (i) or clauses (v) and (vi) hereafter are members; provided that in the case of such group, without giving effect to such group, Persons specified in clauses (i), (v) and (vi) must collectively beneficially own a greater amount of the total Voting Power of the Equity Interests of the Parent Borrower than the amount of the total Voting Power of the Equity Interest of the Parent Borrower beneficially owned by all other members of such group collectively, (iv) the directors of the Parent Borrower or any Restricted Subsidiary as of the Closing Date (and any executor, administrator guardian, conservator or other legal representative or immediate family member of the Persons described in clause (ii) or clause (iv) of this definition) and (v) Delta and (vi) any Affiliates of the Persons described in clause (i) through clause (v) of this definition other than any operating portfolio company of Sponsor (or any of its subsidiaries).

“Permitted Incremental Indebtedness” means Indebtedness consisting of first lien secured, junior secured or unsecured notes or junior secured loans that are issued or made in lieu of the Incremental Facilities, provided that (a) the aggregate principal amount of all Permitted Incremental Indebtedness shall not exceed the sum of (x) (1) $275.0 million in the aggregate less (2) the amount of any Incremental Facilities incurred pursuant to Section 2.18(a)(w), plus (y) the amount of all voluntary prepayments (and, in the case of Revolving Loans, a corresponding permanent reduction in Revolving Commitments) of Loans under the Credit Facility prior to such time, plus (z) unlimited additional amounts so long as, in the case of any amounts incurred under this clause (z), immediately after giving Pro Forma Effect to the incurrence of such Permitted Incremental Indebtedness and/or the Loans in respect of Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming the full amount thereof is drawn) incurred under Section 2.18(a)(x) and after giving Pro Forma Effect to any Acquisition or Investment that may be consummated therewith, the First Lien Leverage Ratio (calculated on a Pro Forma Basis such that (A) all such Loans in respect of Incremental Term Loan Commitments and/or Revolving Commitments (assuming the full amount of all revolving credit commitments incurred in reliance thereon are drawn and assuming such amounts are secured on a first-lien basis, whether or not so secured) and (B) the proceeds of such Incremental Facility and/or Permitted Incremental Indebtedness being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) shall not be greater than 4.50 to 1.00 as of the last day of the Testing Period most recently ended on or prior to the date of such incurrence for which Section 6.01 Financials are available on a Pro Forma Basis, (b) to the extent such Indebtedness is being incurred (i) in connection with a Permitted Acquisition or other Investment permitted by this Agreement, no Specified Event of Default shall exist or be continuing at the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall exist or be continuing at the time of incurrence, (c) if secured, the maturity of any such Indebtedness shall not be earlier than the Latest Maturity Date of the Initial Term Loans (or if such Indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the Latest Maturity Date of the Initial Term Loans), (d) the Weighted Average Life to Maturity of any such Indebtedness shall not be shorter than that of the Initial Term Loans, (e) such Permitted Incremental Indebtedness shall not be guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Credit Parties, (f) in the case of Permitted Incremental Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral and (g) if such Permitted Incremental Indebtedness is secured by a Lien on any of the Collateral then the holders of such Permitted Incremental Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party thereto and otherwise bound by the terms thereof).

“Permitted Lien” means any Lien permitted by Section 7.02.

“Permitted Ratio Debt” means any Indebtedness of the Parent Borrower or any Restricted Subsidiary; provided that (a) (i) any such Indebtedness that is secured does not mature prior to, or have a Weighted Average Life to Maturity shorter than, the Initial Term Loans and (ii) any such Indebtedness that is unsecured does not mature prior to the date that is the ninety-first (91st) day following the Initial Term Loan Facility Maturity Date and the terms of such unsecured Indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the ninety-first (91st) day following the Maturity Date of the Initial Term Loan, (b) to the extent such Permitted Ratio Debt is being incurred (i) in connection with a Permitted Acquisition or other Investment permitted by this Agreement, no Specified Event of Default shall exist immediately after giving effect thereto and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall exist immediately after giving effect thereto at the time of incurrence and (c) immediately after giving Pro Forma Effect thereto, the incurrence of such Permitted Ratio Debt and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Permitted Ratio Debt, the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries shall be greater than 2.00 to 1.00; provided, further, that any such Permitted Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party, together with any Indebtedness incurred by any Restricted Subsidiary that is not a Credit Party pursuant to Section 7.03(y), does not exceed in the aggregate at any time outstanding the greater of (A) $65.0 million and (B) 3.0% of Consolidated Total Assets of the Parent Borrower, in each case determined at the time of incurrence.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 7.03 to the extent of any excess, if available), the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same or greater extent, (C) no Credit Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness and (D) if the Indebtedness being Refinanced is was subject to an Intercreditor Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations and any other First Lien Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise meets the applicable requirements set forth in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Credit Parties and (d) an authorized representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of a Customary Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by any Borrower in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness otherwise meets the applicable requirements set forth in the proviso to the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan or Single-Employer Plan.

“Plan of Arrangement” has the meaning assigned to such term in the second paragraph of this Agreement.

“Platform” has the meaning assigned to such term in Section 6.01.

“Pledged Debt” has the meaning assigned to such term in the U.S. Security Agreement.

“Pledged Equity” has the meaning assigned to such term in the U.S. Security Agreement.

“PPUS” has the meaning assigned to such term in the first paragraph of this Agreement.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or (ii) the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable.

“Prepayment Account” has the meaning assigned to such term in Section 2.07(l).

“Previous Borrower” has the meaning assigned to such term in Section 7.01(a).

“Primary Indebtedness” has the meaning assigned to such term in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning assigned to such term in the definition of “Guaranty Obligations.”

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA or any component thereof, effect shall be given to the Acquisitions, any Specified Transaction and any synergies, operating improvements, cost savings or restructurings of the business of Parent Borrower or any of the Restricted Subsidiaries, in each case, that occurred during the Reference Period or with respect to any event or transaction included in clauses (a) and (b) of the definition of Specified Transactions (which for the avoidance of doubt shall include the Acquisitions) are expected to occur within 24 months of the determination to take such actions and which the Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by a Financial Officer; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Reference Period (or with respect to Indebtedness repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c) with respect to (A) any redesignation of a Subsidiary as an Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated. Notwithstanding the foregoing, any amounts added to Consolidated EBITDA pursuant to clause (a) resulting from any synergies, operating improvements, cost savings or restructurings of the business of Parent Borrower or any of the Restricted Subsidiaries, other than with respect to the any event or transaction included in clauses (a) and (b) of the definition of Specified Transaction (which for the avoidance of doubt shall include the Acquisitions), for which pro forma effect is being given (A) shall have been realized or (B) shall be reasonably expected to be realizable within 18 months of the date such actions are taken or are expected to be taken; provided that (w) any pro forma adjustments made pursuant to this sentence shall be set forth in a certificate signed by a Financial Officer and delivered to the Administrative Agent that certifies that such synergies, operating improvements, cost savings or restructurings meet the criteria set forth in this definition, (x) such synergies, operating improvements, cost savings or restructurings are reasonably identifiable and quantifiable and (y) no synergies, operating improvements, cost savings or restructurings shall be given pro forma effect to the extent duplicative of any expenses or charges relating to such synergies, operating improvements, cost savings or restructurings that are added back pursuant to the definition of Consolidated EBITDA.

“Pro Forma Entity” has the meaning assigned to such term in the definition of the term “Acquired EBITDA.”

“PR Borrower” has the meaning assigned to such term in the first paragraph of this Agreement and any permitted successor thereto.

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended from time to time.

“PR Qualified Lender” means a Lender or LC Issuer that is:

(A)          a Person that is not a related party, as such term is defined in Section 1010.05 of the PR Code and, if applicable, Section 1092.01(a)(3)(B) of the PR Code, to any Borrower; or

(B)          in the case of any Person treated as a partnership for Puerto Rico income tax purposes, a Person in which each member is not a related party, as such term is defined in Section 1010.05 of the PR Code and, if applicable, Section 1092.01(a)(3)(B) of the PR Code, to any Borrower.

“PR Security Documents” means the U.S. Security Agreement and each Mortgage with respect to a Mortgaged Property located in Puerto Rico or any jurisdiction therein, and all other documents executed in connection with any other Collateral located in Puerto Rico or any jurisdiction therein.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange.

“Public Lender” has the meaning assigned to such term in Section 6.01.

“Purchase Date” has the meaning assigned to such term in Section 2.04(c).

“Purchaser” has the meaning assigned to such term in the second paragraph of this Agreement.

“Qualified Equity” means any Capital Stock that is not a Disqualified Equity Interest.

“Qualified IPO” means the issuance by Parent or any Parent Entity of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or comparable filing in any other applicable jurisdiction) pursuant to an effective registration statement filed with the SEC or any other comparable Governmental Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering).

“Qualifying Institution” has the meaning assigned to such term in Section 2.15(a)(v)(D)(3).

“Qualifying Lender” means a Lender or LC Issuer which is beneficially entitled to interest payable to that Lender or LC Issuer in respect of any Loan or otherwise under any Loan Document and is:

(A)         a Lender or LC Issuer

(1)          which is a bank (as defined for the purpose of section 879 ITA) making an advance under a Loan Document; or

(2)          in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 ITA) at the time that that advance was made,

(3)          and which is within the charge to United Kingdom corporation tax as respects any payments of such interest or (in the case of a Lender or LC Issuer within clause (1) above) would be within such charge as regards such payments apart from section 18A CTA;

(B)         a Lender or LC Issuer which is:

(1)          a company resident in the United Kingdom for United Kingdom tax purposes;

(2)          a partnership each member of which is:

i.	a company so resident in the United Kingdom; or

ii.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 CTA) the whole of any share of such interest that is attributable to it by reason of Part 17 CTA; or

(3)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account such interest in computing the chargeable profits (for the purposes of section 19 CTA) of that company; or

(C)          A Lender or LC Issuer which is a Treaty Lender.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent Borrower or any of the Restricted Subsidiaries sells its accounts or loans receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Restricted Subsidiary or Receivables Subsidiary that in turn sells its accounts or loans receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means customary distributions or payments made directly or by means of discounts with respect to any accounts or loans receivable or participation interests therein issued or sold in connection with, and other customary fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that engages solely in, one or more Receivables Facilities and other activities reasonably related thereto.

“Received Amount” has the meaning assigned to such term in Section 11.29(d).

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any LC Issuer and (d) any other recipient of any payment made by or on behalf of a Borrower under this Agreement or any of the Loan Documents, as applicable.

“Reference Period” has the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Refinance” or a “Refinancing” or “Refinanced” shall each have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by each of (a) the Parent Borrower and to the extent applicable, any other Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Dollar Term Loan Commitments” means each Class of term loan commitments hereunder that are denominated in Dollars and established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Euro Term Loan Commitments” means each Class of term loan commitments hereunder that are denominated in Euros and established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Revolving Credit Commitments” means each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Refinancing Revolving Credit Facility” means, at any time, each revolving credit facility available to the Parent Borrower or any other Credit Party such time pursuant to a Class of Refinancing Revolving Credit Commitments in effect at such time.

“Refinancing Revolving Credit Loans” means the Revolving Loans made pursuant to the Refinancing Revolving Credit Commitments.

“Refinancing Term Loan Commitments” means Refinancing Dollar Term Loan Commitments and Refinancing Euro Term Loan Commitments.

“Refinancing Term Loan Facility” means each tranche of Term Loans made available to any Borrower pursuant to a Class of Refinancing Term Loan Commitments.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Date” has the meaning assigned to such term in Section 2.15(c)(v).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning assigned to such term in Section 3.02(h)(ii) and Section 3.02A(h)(ii), as applicable.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22,.23,.25,.27,.28,.29,.30, .31, .32, .34, .35, ..62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Initial Term Loans with the incurrence by any Credit Party of any long-term secured Indebtedness that is (x) syndicated bank debt and (y) incurred for the primary purpose (as reasonably determined by the Parent Borrower and evidenced by a certificate of an Authorized Officer of the Parent Borrower) of lowering the weighted average yield (with the comparative determinations to be made by the Administrative Agent giving effect to (i) applicable margin, (ii) “LIBOR floors” and (iii) other than with respect to the Initial Term Loans, upfront or similar fees or “original issue discount” paid with respect to such Indebtedness, but in all cases, excluding arrangement, structuring, syndication or other fees payable in connection therewith and without taking into account any fluctuations in the Eurodollar Rate, including as may be effected through any amendment to the Loan Documents that reduces the applicable margin and/or LIBOR floor the result of which reduces the weighted average yield of the Initial Term Loans).

“Required Lenders” means Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment (in each case, held by Lenders which are not Defaulting Lenders).

“Required Revolving Lenders” means Revolving Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments attributable to its Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment attributable to all of the Revolving Commitments (in each case, held by Revolving Lenders which are not Defaulting Lenders).

“Restricted Information” has the meaning assigned to such term such term in Section 11.05.

“Restricted Payment” means (i) any Capital Distribution and (ii) any principal amount paid by the Parent Borrower or any of its Restricted Subsidiaries in principal prepayment, redemption, retirement or repurchase of any Subordinated Indebtedness, in each case, prior to its stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower that is a Borrower and any other Subsidiary of the Parent Borrower that is not an Unrestricted Subsidiary. Each Restricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by a Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitment. For the avoidance of doubt, “Revolving Commitment” shall also include any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, or Refinancing Revolving Credit Commitment of any Class or tranche.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.18 and extended pursuant to Section 2.19. For the avoidance of doubt, “Revolving Facility” shall also include any Credit Facility established pursuant to any Incremental Revolving Credit Commitment, Incremental Revolving Facility, Extended Revolving Credit Commitment, Extended Revolving Credit Facility, Refinancing Revolving Credit Commitment or Refinancing Revolving Credit Facility, in each case, of any Class or tranche.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Revolving Facility Exposure” means, for any Lender at any time, without duplication, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, plus (ii) such Lender’s Revolving Facility Percentage of the LC Outstandings at such time plus (iii) such Lender’s Revolving Facility Percentage of the Swing Loans outstanding at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Revolving Facility Termination Date” means, as applicable, the earlier of (i) (A) with respect to the Initial Revolving Commitment, the fifth anniversary of the Closing Date, (B) with respect to any Class of Revolving Loans under an Extended Revolving Credit Commitment, the termination date specified in the related Extension Amendment, (C) with respect to any Class of Refinancing Revolving Credit Loans, the termination date specified in the related Refinancing Amendment or (D) with respect to any Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02 and, for the avoidance of doubt, shall also include each Incremental Revolving Loan, each Extended Revolving Loan and each Refinancing Revolving Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for property of the Parent Borrower or a Restricted Subsidiary to be sold or transferred to such Person and as part of such arrangement the Parent Borrower or its Restricted Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred.

“Scheduled Repayment” has the meaning assigned to such term in Section 2.15(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Second Lien Intercreditor Agreement” means an intercreditor agreement in substantially the form of Exhibit I-1 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness, with such modifications thereto as may be permitted by the definition of “Customary Intercreditor Agreement.”

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or Section 6.01(b).

“Secured Creditors” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the LC Issuer, the Designated Hedge Creditors, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent and/or Collateral Agent from time to time pursuant to Section 9.02, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Secured Hedge Designation Agreement” means a written instrument pursuant to which the Parent Borrower designates certain Hedge Agreements as “Desiganted Hedge Agreement”, substantially in the form of Exhibit M (or such other form as the Parent Borrower and the Administrative Agent shall mutually agree).

“Secured Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt that is secured by a Lien on the Collateral minus unrestricted cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries that are restricted in favor of the Administrative Agent or any other applicable collateral agent in respect of any Obligations) to (ii) Consolidated EBITDA.

“Security Documents” means the Canadian Security Documents, the PR Security Documents, the UK Security Documents, the Dutch Security Documents, the Austrian Security Documents, the U.S. Security Documents, the Cayman Security Documents and each other security agreement or other instrument or document executed and delivered pursuant to Section 4.01 and Section 6.10 that creates or perfects or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors to secure any of the Obligations and/or any parallel debt obligations.

“Senior Notes” means the 7½% Senior Notes due 2022 of the Parent Borrower issued pursuant to that certain Indenture dated as of February 5, 2014.

“Single-Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, Multiple Employer Plan or a Foreign Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by a Credit Party or any ERISA Affiliate or for which a Credit Party or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“SMBC” has the meaning assigned to such term in the first paragraph of this Agreement.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.15(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.15(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Parent Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.15(a)(v)(D) substantially in the form of Exhibit K-5.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit K-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.15(a)(v)(D)(1).

“SPC” has the meaning assigned to such term in Section 11.06(f).

“Specified Acquisition Agreement Representations” means the Delta Specified Acquisition Agreement Representations and the Patheon Specified Acquisition Agreement Representations.

“Specified Discount” has the meaning assigned to such term in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.15(a)(v)(B) substantially in the form of Exhibit K-7.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit K-8, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.15(a)(v)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.15(a)(v)(B)(3).

“Specified Equity Contributions” has the meaning assigned to such term in Section 7.06.

“Specified Event of Default” means any Event of Default under Section 8.01(a) and Section 8.01(h).

“Specified Obligations” means Obligations consisting of (i) principal of and interest on the Loans, (ii) reimbursement obligations in respect of Letters of Credit and (iii) fees related to any of the foregoing (other than fees payable to the Administrative Agent or any LC Issuer in its capacity as such).

“Specified Representations” means the representations and warranties set forth in Section 5.01 (only as it relates to the corporate existence of the Borrowers and any Guarantor that is a Material Subsidiary), Section 5.02 (only as it relates to the organizational power and authority, due authorization, execution, delivery and enforceability of the Loan Documents on the closing date of any Permitted Acquisition or other Investment permitted hereunder with respect to the Borrowers and any Guarantor that is a Material Subsidiary, in each case only as it relates to the entering into and performance of the obligations under the Loan Documents), Section 5.03 (only as it relates to the entering into of the Loan Documents and excluding clause (ii) thereof), Section 5.06(c), Section 5.09 (as evidenced by a certificate substantially in the form of Exhibit D), Section 5.15, Section 5.16 (only as it relates to the validity and perfection of security interests in the Collateral as of such closing date), Section 5.19 (only as it relates to the use of the proceeds of the Loans), and Section 5.20.

“Specified Transaction” means, with respect to any period, any (a) asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, (b) any merger or consolidation, or any similar transaction, (c) any incurrence, issuance or repayment of Indebtedness, (d) any Restricted Payment, (e) any Subsidiary designation or (f) any other event, in each case with respect to which the terms of the Loan Documents permitting such transaction require “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.”

“Sponsor” means JLL and any Controlled Investment Affiliate.

“Standard Permitted Lien” means any of the following:

(i)         Liens for Taxes that (a) are not yet due and payable or are not overdue for a period of more than thirty days or (b) are being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP (or other applicable accounting principles) have been established;

(ii)        Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;

(iii)       Liens created by this Agreement or the other Loan Documents;

(iv)       Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v)        Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens and deposits to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi)        leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)       (a) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (B) a Material Adverse Effect and (b) any exception on the title policies issued in connection with any Mortgaged Real Property;

(viii)      Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix)        rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(x)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xi)        Liens in favor of the Parent Borrower or any Restricted Subsidiary;

(xii)       deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xiii)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv)      Liens (a) of a collection bank arising under Section 4.210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions encumbering deposits (including the right of set-off);

(xv)       Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.04; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xvi)       Liens encumbering reasonable customary initial deposits and margin deposits and Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii)      Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii)     Liens solely on any cash earnest money deposits made by Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix)       the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xx)        restrictive covenants affecting the use to which real property may be put;

(xxi)       security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxii)      Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by the Parent Borrower or any Subsidiary in the ordinary course of business;

(xxiii)     agreements to subordinate any interest of the Parent Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(xxiv)     Liens on Capital Stock of joint ventures and Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries, as the case may be;

(xxv)      the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(xxvi)     Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(xxvii)    operating leases of vehicles or equipment which are entered into in the ordinary course of the business;

(xxviii)    subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other agreements, in each case with respect to real property and which in the aggregate do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(xxix)      Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of business of the Parent Borrower or any Restricted Subsidiary;

(xxx)       statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Parent Borrower or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(xxxi)      Liens created pursuant to the general banking conditions (algemene bankvoorwaarden) of a banking institution operating in the Netherlands;

(xxxii)     Liens arising from the right of distraint enjoyed by landlords in applicable jurisdictions to secure the payment of arrears of rent in respect of leased properties in such jurisdictions or a Lien granted by the Parent Borrower or any Restricted Subsidiary to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Liens are limited to the assets located at or about such leased properties;

(xxxiii)    Liens on cash collateral which are required to be granted by the Parent Borrower or any Restricted Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person;

(xxxiv)    Liens securing Priority Obligations;

(xxxv)     The reservations, limitations, provisos and conditions, if any, expressed in any original grant from Her Majesty the Queen of Canada of any real property or any interest therein;

(xxxvi)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxvii)   Liens under extended retention of title arrangements (verlängerter Eigentumsvorbehalt) under German law; and

(xxxviii)  Liens arising under (x) the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts in Germany and (y) the general terms and conditions of banks in relation to accounts in Belgium.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Sterling” or “£” refers to lawful money of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.15(a)(v)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.15(a)(v)(C)(1).

“Subordinated Debt Documents” means, collectively, any loans, agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been expressly subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Capital Stock of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Parent Borrower.

“Subsidiary Borrowers” has the meaning assigned to such term in the first paragraph of this Agreement and any permitted successors thereto.

“Subsidiary Guarantor” means (a) the Persons identified on Schedule I to the Guaranty and (b) each other Subsidiary that becomes a party to the Guaranty as a Subsidiary Party (as such term is defined therein) after the Closing Date. For the avoidance of doubt, the Parent Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes. Schedule 3 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Successor Borrower” has the meaning assigned to such term in Section 7.01(a).

“Supplier” has the meaning assigned to such term in Section 3.02(h)(ii) and Section 3.02A(h)(ii), as applicable.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swing Line Commitment” means $35.0 million.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means UBS or any replacement or successor thereto.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the date that is five (5) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Swing Loan Participation” has the meaning assigned to such term in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning assigned to such term in Section 2.04(c).

“Swiss Francs” or “CHF” refers to lawful money of Switzerland.

“Syndication Agent” has the meaning assigned to such term in the first paragraph of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Parent Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, (i) the amount, if any, of such Lender’s Dollar Term Commitment and/or Euro Term Commitment, as applicable, or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time as a result of assignments to or from such Lender pursuant to Section 11.06, (ii) any Incremental Term Loan Commitment of such Lender, (iii) any Extended Term Loan Commitment and (iv) any Refinancing Term Loan Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03, any Incremental Term Loan, any Extended Term Loan or any Refinancing Term Loan, as applicable.

“Term Loan Facility” means the term loan facility represented by the Term Loans.

“Term Loan Prepayment Premium” has the meaning specified in Section 2.15(f).

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Parent Borrower, or after such financial statements have been required to be delivered, for which financial statements have been required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable (whether or not such quarters are all within the same fiscal year).

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment.

“Total Dollar Term Loan Commitment” means the sum of the Dollar Term Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Dollar Term Loan Commitment is $985.0 million.

“Total Euro Term Loan Commitment” means the sum of the Euro Term Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Euro Term Loan Commitment is €250.0 million.

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date on the consolidated balance sheet of the Parent Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or Investment) consisting only of (a) Indebtedness for borrowed money, (b) the principal component of all Capitalized Lease Obligations and (c) debt obligations evidenced by bonds, promissory notes, debentures or debt securities.

“Total Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt minus unrestricted cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries that are restricted in favor of the Administrative Agent or any other applicable collateral agent in respect of Borrower Obligations) to (ii) Consolidated EBITDA.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Revolving Commitment is $200.0 million.

“Total Term Loan Commitment” means the sum of the Total Dollar Term Loan Commitments and the Total Euro Term Loan Commitments.

“Transactions” means, collectively, (a) the Delta Acquisition, the Patheon Acquisition and other related transactions contemplated by the Acquisition Agreements, (b) the funding of the Initial Term Loans and any Initial Revolving Loans on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (c) the Closing Date Refinancing, (d) the Company Reorganization and (e) the payment of any fees or expenses incurred or paid by the Sponsors, Parent Borrower or any of its (or their) Subsidiaries in connection with the foregoing.

“Treaty” has the meaning given to such term in the definition of “Treaty State.”

“Treaty Lender” means a Lender or any LC Issuer which is beneficially entitled to interest payable to that Lender or LC Issuer in respect of any Loan or otherwise under any Loan Document;

(a)          is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)          does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s or LC Issuer’s participation in the Loan, Letter of Credit or other Commitment is effectively connected;

(c)          meets all other conditions in the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender or the LC Issuer, except that for this purpose it shall be assumed that the following are satisfied:

a.          any condition which relates (expressly or by implication) to there not being a special relationship between the relevant Credit Party and the Lender or the LC Issuer or between both of them and another Person; and

b.          any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto.

“UBS” has the meaning assigned to such term in the first paragraph of this Agreement.

“UBSS” has the meaning assigned to such term in the first paragraph of this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Borrower” has the meaning assigned to such term in the first paragraph of this Agreement.

“UK Debenture” means the debenture governed by English law and dated on or about the date of this Agreement between the Collateral Agent and the UK Borrower.

“UK Security Documents” means the UK Debenture, the UK Security Trust Deed and the UK Shares Charge and any other documents governed by English law pursuant to which any Person grants a Lien upon any real or personal property as security for payment of the Obligations.

“UK Security Trust Deed” means the security trust deed among the UK Borrower, Patheon B.V., the Collateral Agent and the Secured Creditors dated the Closing Date.

“UK Shares Charge” means the shares charge governed by English law and dated on or about the date of this Agreement between the Collateral Agent and Patheon B.V. relating to the shares in the UK Borrower.

“UK Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax Deduction.

“UK Tax Deduction” has the meaning given to such term in Section 3.02A.

“UK Tax Payment” means either the increase in a payment made by a Credit Party to a Recipient under Section 3.02A(b) or a payment under Section 3.02A(e).

“United States” or “U.S.” means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the applicable Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower that has been designated as an Unrestricted Subsidiary in accordance with Section 6.14. Each Unrestricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“US Borrowers” has the meaning assigned to such term in the first paragraph of this Agreement or any permitted successors thereto.

“US Collateral” means (a) a pledge of equity securities of each direct, restricted wholly-owned subsidiary of the US Credit Parties (other than Excluded Subsidiaries) and (b) a security interest in and mortgages on substantially all of the tangible and intangible personal property and material fee-owned real property of the US Credit Parties, in each case, other than any Excluded Collateral.

“US Credit Party” means each of the US Borrowers and any U.S. Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Documents” means the U.S. Security Agreement, the Intellectual Property Security Agreements and each Mortgage with respect to Mortgaged Real Property located in the United States and Puerto Rico.

“U.S. Security Agreement” has the means the U.S. Security Agreement among the Credit Parties organized in the United States or any jurisdiction thereof, including but not limited to Puerto Rico, and the Collateral Agent dated the Closing Date.

“U.S. Subsidiary” means any Subsidiary of the Parent Borrower organized under the laws of the United States, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.02(g)(ii)(B)(3).

“VAT” means any Tax imposed by EC Directive 2006/112/EC on the common system of value added tax and any national legislation implementing that directive, and any other Tax of a similar nature, and all penalties, costs and interest relating thereto (including without limiting the foregoing any Canadian harmonized sales tax, goods and service tax or any other sales tax imposed by Canada or any province or territory thereof).

“Voting Power” means voting power within the meaning of Treasury Regulations Section 1.956-2(c)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“WURA” means, the Winding-Up and Restructuring Act (Canada), as amended.

Section 1.02     Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03     Accounting Terms.

(a)          Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Parent Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Parent Borrower wishes to amend any provisions of Article VII (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VII (or the definitions applicable thereto) for such purpose), then the Borrowers’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to the Parent Borrower and the Administrative Agent, the Parent Borrower and the Administrative Agent agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice. For the avoidance of doubt, (i) no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which are entered into solely to effect the provisions of this Section 1.03, and (ii) any reference to Section 7.06 herein shall refer to Section 7.06 as amended, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

(b)          Parent Borrower may adopt IFRS for its financial statements and reports for all financial reporting purposes, and the Parent Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and shall, only in the case of the first set of financial statements provided under Section 6.01(a) or Section 6.01(b), applicable, following such election, be accompanied by a reconciliation to GAAP, and (2) from and after such election, all ratios, computations and other determinations (A) based on GAAP, contained in this Agreement, except as provided in clause (B), shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Parent Borrower, any financial ratio calculations or thresholds (including any financial covenant) and related definitions in this Agreement shall at the request of the Parent Borrower, the Administrative Agent or the Required Lenders be amended to eliminate the effect of the election to implement IFRS, in each case, in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders. The Parent Borrower may elect to adopt Canadian GAAP for its financial statements and reports for all financial reporting purposes; provided that, if such election is made, Parent Borrower (1) shall be required to deliver a reconciliation to U.S. GAAP concurrently with the delivery of financial statements required pursuant to Section 6.01(a) and Section 6.01(b), and such reconciliations shall be prepared in accordance with SEC rules and regulations regarding U.S. GAAP reconciliations, and (2) may not elect to apply Canadian GAAP for any purposes of this Agreement and the other Loan Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall continue to mean United States GAAP as in effect from time to time. The Parent Borrower shall give the Administrative Agent not less than 60 days’ (or such shorter period of time as the Administrative Agent shall agree in its sole discretion) prior written notice of any change in the accounting principles used for financial reporting by the Parent Borrower accompanied by a certificate of a Financial Officer of the Parent Borrower (i) specifying the material effects of such change in accounting principles on the Parent Borrower’s most recent audited financial statements and (ii) setting forth reasonably detailed calculations of the effect of such change in accounting principles as of the last day of the fiscal period covered by such financial statements on the ratio set forth in Section 7.06 (whether or not Section 7.06 is applicable at such time). For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this Section 1.03(b) will not be treated as an incurrence of Indebtedness and (ii) in no event shall a Default or Event of Default be deemed to occur hereunder by reason of events or circumstances that would not have caused a Default or Event of Default prior to any change in accounting method.

(c)          Notwithstanding anything to the contrary contained herein, it is hereby understood and agreed that the financial statements of Patheon for the fiscal periods ended prior to Patheon’s 2012 fiscal year were prepared in accordance with Canadian GAAP and any reference to GAAP to the extent relating to such financial statements shall be understood to refer to Canadian GAAP.

Section 1.04     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, (g) any reference to a minimum Dollar amount (including, for the avoidance of doubt and without limitation, the Minimum Borrowing Amount) shall, if the remaining available amount in the context of such reference is less than such minimum Dollar amount, be construed to mean such lesser remaining available amount and (h) for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, to the extent any provision of Article II, Article III, or Article XI requires an action to be taken by, or imposes and obligation on, the Borrowers, such action or obligation may be taken or satisfied by the Parent Borrower or any other Borrower, to the extent set forth in Section 1.08(b). Where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Capital Stock or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents.

Section 1.05     Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rates as of such Calculation Date in respect of Canadian Dollars, Euros and Sterling (and any other currency for which an Exchange Rate is required) and (b) give notice thereof to the Parent Borrower, and with respect to each Lender, to any Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting amounts between U.S. Dollars, on the one hand, and any other applicable currency on the other hand.

Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurodollar Loan is denominated in any currency other than Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest cent, with 0.5 of a cent being rounded upward), as determined by the Administrative Agent.

Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a currency other than Dollars, such amount shall be the relevant Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the applicable LC Issuer.

Section 1.06     Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Article VI or Article VII (including in connection with the Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article VI or Article VII (including in connection with the Incremental Facility), the Parent Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Initial Term Loans and the Initial Revolving Loans), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans and the Initial Revolving Loans), Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

Section 1.07     Currency Equivalent Generally.

(a)          For purposes of any determination under Article VI, Article VII (other than Section 7.06) or Article VIII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Asset Sale, disposition, Restricted Payment or payment under Section 7.05 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 may be made at any time under such Sections. For purposes of Section 7.06, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 6.01 Financials.

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c)          If any of the exceptions set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.08     Pro Forma Calculations.

(a)          Notwithstanding anything to the contrary herein, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Cash Interest Coverage Ratio or any other financial ratio or test, shall be calculated on a Pro Forma Basis; provided that notwithstanding the foregoing, when calculating the First Lien Leverage Ratio for purposes of determining compliance with the financial covenant set forth in Section 7.06, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable Testing Period shall not be given Pro Forma Effect; provided however that voluntary prepayments and debt repurchases made pursuant to Section 2.15(a) and purchases of Term Loans made pursuant to Section 11.06(g)(ii) made on or prior to the date the Compliance Certificate is due with regard to the calculation of such financial covenant shall (but only if in each case such Term Loans so repaid or repurchased are or are deemed cancelled and no longer outstanding for all purposes of this Agreement, and only if, in the case of any Revolving Loans so repaid or repurchased, such repayment or repurchase is accompanied by a corresponding permanent reduction of Revolving Commitments) be given Pro Forma Effect (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.15(c)(iv) for any prior fiscal year) for purposes of calculating such financial covenant.

(b)          In making any determination on a Pro Forma Basis, or Pro Forma Compliance or of Pro Forma Effect, calculations shall be made in good faith by a Financial Officer.

Section 1.09      Additional Borrowers.

(a)          Notwithstanding anything in Section 11.12 to the contrary, following the Closing Date and subject to the conditions set forth in Section 4.03, the Parent Borrower may request that one or more of its Subsidiaries that is a wholly-owned Restricted Subsidiary be added as an additional Borrower under the Revolving Facility by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Parent Borrower. Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder no earlier than the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent may in its discretion agree) after delivery of such Additional Borrower Agreement, (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations provided that there has been no written objection submitted by any of the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information and (iii) if the applicable Additional Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Borrowers is organized or incorporated on the date such Additional Borrower Agreement is delivered to the Administrative Agent, an amendment of this Agreement (including, without limitation, Section 3.02, Section 3.02A and the definition of “Excluded Taxes”) and the other Loan Documents to include such Subsidiary as an Additional Borrower hereunder, which amendment must be as mutually agreed by the Administrative Agent, the Parent Borrower, the applicable Additional Borrower and each Lender (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment); provided that (a) each Additional Borrower shall also be a Guarantor and (b) neither the Administrative Agent nor any Lender shall be materially adversely affected by the addition of such Additional Borrower. Any obligations in respect of borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

(b)          Each Borrower hereby irrevocably appoints the Parent Borrower as the borrowing agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in such capacity. Each Borrower hereby irrevocably appoints and authorizes the Parent Borrower (or its successor) (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Parent Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

Section 1.10     Additional Currencies.

(a)          Any Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically referred to in Section 2.05; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the applicable LC Issuer in their sole discretion.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 A.M., ten (10) Business Days prior to the date of the desired LC Issuance (or such other time or date as may be agreed by the Administrative Agent and the applicable LC Issuer in their sole discretion). The Administrative Agent shall promptly notify each LC Issuer in the case of any such request. Each LC Issuer shall notify the Administrative Agent, not later than 11:00 A.M., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c)          Any failure by an LC Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such LC Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and an LC Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a permitted currency for purposes of any Letter of Credit issuances by such LC Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.

Section 1.11     Effectuation of Transactions. All references herein to the Parent Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Parent Borrower and the other Credit Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Closing Date, unless the context otherwise requires.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01     Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Initial Credit Facility for the benefit of the Borrowers.

Section 2.02     Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to any Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans may, except as set forth herein (and subject to Section 2.12), at the option of the applicable Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are (A) Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars, (B) B/A Drawings (it being understood B/A Drawings shall be made in accordance with Section 2.07) or Canadian Prime Rate Loans, in each case denominated in Canadian Dollars or (C) Eurodollar Loans, denominated in Euro or Sterling, provided that all Revolving Loans (i) made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type and currency; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure (based on the Dollar Equivalent thereof) of any Lender plus the Swing Loan Participation Amount (based on the Dollar Equivalent thereof) of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure (based on the Dollar Equivalent thereof) plus the principal amount of Swing Loans (based on the Dollar Equivalent thereof) would exceed the Total Revolving Commitment or (C) the Borrowers would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.15(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.09 hereof. Each Lender having an Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement or Extension Amendment to make Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable, to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, exceeding such Lender’s Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Initial Revolving Loans, Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable.

Each Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the applicable Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.01 shall apply).

Section 2.03     Term Loan.

(a)          Dollar Term Loans. On the Closing Date, each Lender that has an Initial Dollar Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make an Initial Dollar Term Loan to the Parent Borrower pursuant to such Lender’s Dollar Term Commitment, which Dollar Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Dollar Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Parent Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.15(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Dollar Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Dollar Term Loan Commitment. The Dollar Term Loans to be made by each Lender will be made by such Lender in accordance with Section 2.09 hereof in the aggregate amount of its Dollar Term Commitment.

(b)          Euro Term Loans. On the Closing Date, each Lender that has an Initial Euro Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make an Initial Euro Term Loan to the Parent Borrower pursuant to such Lender’s Euro Term Commitment, which Euro Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Euro Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Parent Borrower, be incurred and maintained as, or Converted into, Term Loans that are Eurodollar Loans, in each case denominated in Euros; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.15(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Euro Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Euro Term Loan Commitment. The Euro Term Loans to be made by each Lender will be made by such Lender in accordance with Section 2.09 hereof in the aggregate amount of its Euro Term Commitment.

(c)          Term Loans Generally. Each Lender having an Incremental Term Loan Commitment, Extended Term Loan Commitment or Refinancing Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, Extension Amendment or Refinancing Agreement to make Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, as applicable to the applicable Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, Extended Term Loan Commitment or Refinancing Term Loan Commitment, as applicable. Amounts repaid or prepaid in respect of Incremental Term Loans or Extended Term Loans may not be reborrowed.

Section 2.04     Swing Line Facility.

(a)          Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to each Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made in U.S. Dollars, Canadian Dollars, Euro or Sterling, which shall be (A) in the case of loans requested in U.S. Dollars, Base Rate Loans, (B) in the case of loans requested in Canadian Dollars, Canadian Prime Rate Loans, and (C) in the case of loans requested in Euro or Sterling, Eurodollar Loans; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof (provided that Swing Line Loans denominated in a currency that is not U.S. Dollars shall be required to remain outstanding for at least a week); (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding (based on the Dollar Equivalent thereof) does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure (based on the Dollar Equivalent thereof) plus the principal amount of Swing Loans (based on the Dollar Equivalent thereof) would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.15(c) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b)          Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of a Borrower has occurred, the applicable Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the applicable Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the case of Swing Loans denominated in U.S. Dollars, Canadian Prime Rate Loans in the case of Swing Loans denominated in Canadian Dollars, or Eurodollar Loans in the case of Swing Loans denominated in Euro or Sterling, in each case in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.08, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Commitment after any such Swing Loans were made. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the applicable Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office (i) in the case of any such Revolving Loans denominated in Dollars, not later than 2:00 P.M. (local time at the Payment Office) on the date of receipt of such notice, if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after 11:00 A.M., (ii) in the case of any such Revolving Loans denominated in Euro, not later than 2:00 P.M. (local time at the Payment Office) three (3) Business Days after receipt of such notice, if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (local Time at the Payment Office) four (4) Business Days after receipt of such notice, if such notice is received by such Lender after 11:00 A.M. (local time at its Notice Office), (iii) in the case of any such Revolving Loans denominated in Canadian Dollars, not later than 2:00 P.M. (local time at the Payment Office) one (1) Business Day after receipt of such notice, if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (local time at the Payment Office) on the second (2nd) Business Day, if such notice is received by such Lender after 11:00 A.M. and (iv) in the case of any such Revolving Loans denominated in Sterling, not later than 2:00 P.M. (local time at the Payment Office) four (4) Business Days after receipt of such notice, if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (local time at the Payment Office) five (5) Business Days after receipt of such notice, if such notice is received by such Lender after 11:00 A.M.. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)          Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of a Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of a Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)          Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e)          Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Swing Loans may be reduced as agreed between the Swing Line Lender and the applicable Borrowers, without the consent of any other Person.

Section 2.05     Letters of Credit.

(a)          LC Issuances. Subject to Section 1.10, during the Revolving Facility Availability Period, any Borrower may request an LC Issuer at any time and from time to time to issue, for the account of any Borrower or any Restricted Subsidiary, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in U.S. Dollars, Canadian Dollars, Euro, Swiss Francs, or Sterling and in each case in such form as may be approved by such LC Issuer and such Borrower; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings (based on the Dollar Equivalent thereof) would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) any Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.15(c) hereof, (v) the LC Oustandings in respect of Letters of Credit issued (or deemed issued) by any LC issuer would exceed such LC Issuer’s sublimit (as set forth in the definition of “LC Issuer”) or (vi) the applicable LC Issuer has been notified in writing by the Administrative Agent that a Default or Event of Default exists (or any other applicable condition under Section 4.02 cannot be satisfied); provided that a Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof (except as otherwise permitted under Section 2.05(c)), or (z) five (5) Business Days prior to the Revolving Facility Termination Date (the “Letter of Credit Expiration Date”); provided that any Letter of Credit may extend beyond the date referred to in clause (z) above to the extent such Letter of Credit is Cash Collateralized back-stopped in a manner and in an amount reasonably satisfactory to the relevant LC Issuer. The MS Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents.

(b)          LC Requests. Whenever a Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, such Borrower shall give the Administrative Agent and the applicable LC Issuer written notice which shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c)          Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 5 Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is ten (10) Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d)          Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e)           Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, and the applicable Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f)            Reimbursement Obligations.

 (i)          The applicable Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit within one Business Day after such LC Issuer notifies such Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to such Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in the same currency in which such Letter of Credit was made, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (Local Time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.11(a) that are Eurodollar Loans or, if not reimbursed within one Business Day after such notice, at the Default Rate, any such interest also to be payable on demand. If by 12:00 noon Local Time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the applicable Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of such Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to such Borrower), (x) such Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans which shall be denominated in the same currency in which the Letter of Credit was made (and, if such Letter of Credit is denominated in U.S. Dollars or Canadian Dollars, shall be deemed to be Base Rate Loans or Canadian Prime Rate Loans, respectively), in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing, and such deemed Notice of Borrowing is not required to comply with the requirements specified in Section 2.08), (y) the Lenders shall make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the applicable Borrower in accordance with the applicable provisions of this Agreement.

(ii)         Obligations Absolute. Each LC Obligor’s obligation under this Section 2.05 to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing and without regard to any adverse change in the relevant exchange rates or in the availability of the relevant currency to such borrowers or in the relevant currency markets generally; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer.

(g)          LC Participations.

(i)          Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.13 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.13(c)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii)         In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final non-appealable or a court of competent jurisdiction, shall not create for such LC Issuer any resulting liability.

(iii)        If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of the Dollar Equivalent of such payment in Dollars in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence is determined by a final, non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (Local Time) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv)        Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, the Dollar Equivalent of an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v)          The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)          the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct; as determined by a final non-appealable judgment of a court of competent jurisdiction of such LC Issuer in making payment under any applicable Letter of Credit;

(C)          any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)          the occurrence of any Default or Event of Default.

(vi)        To the extent any LC Issuer is not indemnified by the applicable Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(h)          Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the LC Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(f) and Section 2.05(g)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(a). Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the LC Issuers and the Parent Borrower, without the consent of any other Person.

(i)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit if not otherwise timely reimbursed by such Restricted Subsidiary. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.06     [Reserved].

Section 2.07     Bankers’ Acceptances.

(a)          Each acceptance and purchase of B/As of a single Contract Period pursuant to the terms hereof shall be made ratably by the Revolving Lenders in accordance with the amounts of their Revolving Commitments. The failure of any Revolving Lender to accept any B/A required to be accepted by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to accept B/As as required.

(b)          The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate face amount that is at least equal to Cdn.$1,000,000 and is an integral multiple of Cdn.$500,000 and such face amount shall be in the Lenders’ pro rata portions; provided, that the Administrative Agent may in its sole discretion increase or reduce any Lender’s portion of such B/A to the nearest $500,000. B/As of more than one Contract Period, but not more than ten (10) Contract Periods, may be outstanding at the same time.

(c)          To request an acceptance and purchase of B/As, the Parent Borrower shall notify the Administrative Agent of such request in accordance with Section 2.08(d). Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the Parent Borrower. Each such telephonic and written request shall specify the following information:

(i)           the aggregate face amount of the B/As to be accepted and purchased;

(ii)          the date of such acceptance and purchase, which shall be a Business Day;

(iii)         the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Latest Maturity Date); and

(iv)         the location and number of the Parent Borrower’s account to which the applicable Discount Proceeds (net of applicable Acceptance Fees) are to be disbursed, which shall comply with the requirements of Section 2.08. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Parent Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall so advise each Revolving Lender and shall advise each Lender of the aggregate face amount of B/As to be accepted and purchased by such Lender and the applicable Contract Period (which shall be identical for all Lenders).

(d)          Parent Borrower hereby appoints each Revolving Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, in the form requested by such Lenders, each Revolving Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Parent Borrower hereunder. The Parent Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Revolving Lender shall bind the Parent Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Parent Borrower. Each Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted by such Revolving Lender. No Revolving Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction of such Revolving Lender. Each Revolving Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) cancelled at their respective maturities. Each Revolving Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Parent Borrower upon its request and at its expense. Upon request by the Parent Borrower, a Revolving Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Parent Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e)         Drafts of the Parent Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Revolving Lenders or Parent Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on the Parent Borrower.

(f)         Upon acceptance of a B/A by a Revolving Lender pursuant to the terms hereof, such Lender shall purchase such B/A from the Parent Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Parent Borrower. The Acceptance Fee payable by the Parent Borrower to a Revolving Lender under Section 2.13(g) in respect of each B/A accepted by such Revolving Lender shall be set off against the Discount Proceeds payable by such Revolving Lender under this paragraph.

(g)         Each Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h)         Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto and except as provided in Section 2.07, Section 2.14 and Section 2.15 and as required under Article VIII, no B/A may be repaid by the Parent Borrower prior to the expiry date of the Contract Period applicable to such B/A.

(i)          The Parent Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Parent Borrower agrees not to claim any days of grace if such Lender as holder claims payment from or sues the Parent Borrower on the B/A for payment of the amounts payable by the Parent Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Parent Borrower shall pay to the Administrative Agent, for the account of the Revolving Lender that has accepted and purchased such B/A or relevant B/A Equivalent Loan (irrespective of whether such Lender then holds such BA), the full face amount of such B/A or B/A Equivalent Loan, as the case may be, and after such payment the Parent Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j)          Alternatively, the Parent Borrower agrees that, at the request of the Administrative Agent, the Parent Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(k)          If a Revolving Lender is not a charter bank named in Schedule 1 to the Bank Act (Canada) or if a Revolving Lender notifies the Administrative Agent in writing that it is otherwise unable or unwilling to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Parent Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder (it being the intention of the parties that each B/A Equivalent Loan shall have the same economic consequences for each Lender making such B/A Equivalent Loan and the Parent Borrower as the B/A that such B/A Equivalent Loan replaces, including payment by the Parent Borrower to each such Lender making such B/A Equivalent Loan of the Acceptance Fee). Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Parent Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder.

(l)           Amounts to be applied pursuant to 2.14 and 2.15 and as required under Article VIII to prepay or repay amounts to become due with respect to then outstanding B/As shall be deposited in a Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of such outstanding B/As have been repaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective B/As for which the applicable deposit was made have matured and been paid will be released to the Parent Borrower). For purposes of this Agreement, the term “Prepayment Account” means an account established by the Parent Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive control, including the exclusive right of withdrawal for application in accordance with this paragraph (l). The Administrative Agent will, at the request of the Parent Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent with the consent of the Parent Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Parent Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Parent Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder have been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of the Parent Borrower to satisfy any of the Obligations of the Parent Borrower in respect of Loans and B/As (and the Parent Borrower hereby grants to the Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

(m)         For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

Section 2.08     Notice of Borrowing.

(a)          Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by applicable Borrower to the Administrative Agent at its Notice Office not later than (i) (A) in the case of each Borrowing of a Eurodollar Loan denominated in Dollars or Euro or a B/A Drawing, 11:00 A.M. (New York City time) at least three (3) Business Days’ prior to the date of such Borrowing and (B) in the case of each Borrowing of a Eurodollar Loan denominated in a currency other than Dollars or Euro, 11:00 A.M. (New York City time) at least four (4) Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 10:00 A.M. (New York City time) on the proposed date of such Borrowing, (iii) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 A.M., (New York City time), one (1) Business Day prior to the proposed Borrowing, (iv) in the case of any Borrowing under the Swing Line Facility, (x) prior to 1:00 P.M. (New York City time) on the proposed date of such Borrowing in the case of Swing Loans denominated in U.S. Dollars or Canadian Dollars and (y) prior to 1:00 pm (New York City time) one (1) Business Day prior to the proposed Borrowing in the case of Swing Loans denominated in Euro or Sterling and (v) in the case of any Borrowing on the Closing Date, prior to 10:00 A.M. (New York City time) on the date of the proposed Borrowing.

(b)          Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion or a B/A Drawing, which will be subject to Section 2.12 and 2.07 respectively) shall be made by an Authorized Officer of the applicable Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the applicable Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable (other than in the case of a Notice of Borrowing pursuant to clause (v) of Section 2.08(a)) and shall specify (i) the identity of the Borrowers requesting such Borrowing, (ii) the aggregate principal amount and currency (if no currency is specified, the Borrowers shall be deemed to have been requested in U.S. Dollars) of the Loans to be made pursuant to such Borrowing, (iii) the date of the Borrowing (which shall be a Business Day), (iv) the Type of Loans such Borrowing will consist of, and (v) if applicable, the initial Interest Period, the Swing Loan Maturity Date (which shall be less than thirty (30) days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the applicable Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)          Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d)          Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that at no time shall there be more than (i) ten (10) Borrowings of Eurodollar Loans outstanding under this Agreement and/or (ii) ten (10) B/A Drawings outstanding under this Agreement.

Section 2.09     Funding Obligations; Disbursement of Funds.

(a)          Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.14 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)          Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; (ii) all Initial Term Loans shall be made by the Lenders having Initial Term Commitments pro rata on the basis of their respective Initial Term Commitments, (iii) all Incremental Term Loans shall be made by the Lenders having Incremental Term Loan Commitments pro rata on the basis of their respective Incremental Term Loan Commitments, (iv) all Refinancing Term Loans shall be made by the Lenders having Refinancing Term Loan Commitments pro rata on the basis of their respective Refinancing Term Loan Commitments and (v) all Extended Term Loans shall be made by the Lenders having Extended Term Loan Commitments pro rata on the basis of their respective Extended Term Loan Commitments.

(c)          Notice to Lenders. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d)          Funding of Loans.

(i)           Loans Generally. No later than (i) in the case of each requested Borrowing of a Loan denominated in Canadian Dollars 11:00 A.M. (New York City time), (ii) in the case of each requested Borrowing in Dollars, 2:00 P.M. (New York City time) and (iii) in the case of each requested Borrowing of a Loan denominated in a currency other than Dollars or Canadian Dollars, 9:00 A.M. (New York City time), in each case on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in the applicable currency and in immediately available funds and the Administrative Agent promptly will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of the amounts so made available in the type of funds received; provided that any amounts made available to the Austrian Borrower under this Agreement or any other Loan Document shall in no event be made available to or from an account located within Austria.

(ii)         Swing Loans. No later than (A) 3:00 P.M. (New York City time) with respect to Swing Loans denominated in Euro or (B) 4:00 P.M.(New York City time), on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e)          Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable time in accordance with Section 2.08(a) on the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and the applicable Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the applicable Borrower, the then applicable rate of interest, calculated in accordance with Section 2.11, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04). If the applicable Borrower and such Lender shall each pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.10     Evidence of Obligations.

(a)          Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the applicable Borrower to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each of the Lenders pursuant to the terms hereof from time to time. The Administrative Agent will make the Lender Register available to any Lender (solely with respect to its own Loans or Commitments) or the Parent Borrower upon its request. The entries in the Lender Register shall be conclusive, and the Parent Borrower, the Administrative Agent, and each Lender shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error or actual notice to the contrary.

(c)          Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.10(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)          Notes. Promptly following the request of any Lender or the Swing Line Lender, the applicable Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence such Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the applicable Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the applicable Borrower’s obligation to repay the Loans and other amounts owing by such Borrower to such Lender or the Swing Line Lender.

Section 2.11     Interest; Default Rate.

(a)          Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum and shall be payable in the same currency in which the Loan is denominated and shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time, (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time, and (iii) during such periods as such Revolving Loan is a Canadian Prime Rate Loan, the Canadian Prime Rate plus the Applicable Revolving Loan Margin in effect from time to time.

(b)          Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin.

(c)          Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to (i) in the case of Swing Loans denominated in Dollars, the Base Rate plus the Applicable Revolving Loan Margin for Base Rate Loans in effect from time to time, (ii) in the case of Swing Loans denominated in Canadian Dollars, the Canadian Prime Rate plus the Applicable Revolving Loan Margin for Canadian Prime Rate Loans in effect from time to time, (iii) in the case of Swing Loans denominated in Euro or Sterling, the Adjusted Eurodollar Rate plus the Applicable Revolving Loan Margin for Eurodollar Loans in effect from time to time.

(d)          Default Interest. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing under Section 8.01(a), upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), the overdue principal amount of any Loans and, to the extent permitted by applicable law, all overdue interest in respect of each Loan, and all overdue fees or other overdue amounts owed in respect of the Obligations hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Law) payable on demand, at a rate per annum equal to the Default Rate.

(e)          Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the applicable Borrower: (i) in respect of each Base Rate Loan, or Canadian Prime Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at the Base Rate, or Canadian Prime Rate Loan, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.11(d), on demand.

(f)          Computations of Interest. Except as provided in the next succeeding sentence, all computations of interest on any Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans, Canadian Prime Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable. Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All such interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations

(g)          Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Parent Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding, absent manifest error.

Section 2.12     Conversion and Continuation of Loans.

(a)          Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Borrowings of one Type made to it into a Borrowing or Borrowings of another Type that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans or B/A Drawing at the end of the applicable Interest Period or Contract Period as a new Borrowing of Eurodollar Loans or B/A Drawing with a new Interest Period or Contract Period, as applicable; provided, however, that if any Conversion of Eurodollar Loans into Base Rate Loans or B/A Drawing into Canadian Prime Rate Loans shall be made on a day other than the last day of an Interest Period for such Eurodollar Loans or Contract Period for such Canadian Prime Rate Loans, the applicable Borrower shall compensate each Lender for any breakage costs, if applicable, in accordance with the provisions of Section 3.04 hereof.

(b)          Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the applicable Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation or Conversion of a Eurodollar Loan denominated in Dollars or Euro or a B/A Drawing, 11:00 A.M. (New York City time) at least three (3) Business Days’ prior to the date of such Continuation or Conversion, (ii) in the case of each Continuation or Conversion of a Eurodollar Loan denominated in a currency other than Dollars or Euro, 11:00 A.M. (New York City time) at least four (4) Business Days’ prior to the date of such Continuation or Conversion, (iii) in the case of each Continuation or Conversion of a Base Rate Loan, prior to 10:00 A.M. (New York City time) on the proposed date of such Continuation or Conversion and (iv) in the case of a Canadian Prime Rate Continuation or Conversion, not later than 11:00 A.M., (New York City time), one (1) Business Day prior to the proposed Continuation or Conversion. Each such request shall be made by an Authorized Officer of the applicable Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the applicable Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the applicable Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the applicable Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)          No Loan may be converted into or continued as a Loan denominated in different currency.

(d)          No partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount.

(e)          Base Rate Loans may not be converted into Eurodollar Loans if a Specified Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion not to permit such conversion.

(f)          Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Specified Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined not to permit such continuation.

(g)          Borrowings resulting from conversions pursuant to this Section 2.12 shall be limited in number as provided in Section 2.08.

(h)          If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into Base Rate Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans (other than Borrowings of Eurodollar Loans denominated in a currency other than Dollars), the applicable Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.08, the applicable Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of Base Rate Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of Eurodollar Loans denominated in a currency other than Dollars, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of Eurodollar Loans with an Interest Period of one (1) month.

Section 2.13     Fees.

(a)          Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees in Dollars (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided, that for the purposes of this provision, the Revolving Commitment of any Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b)          LC Fees. (i) Standby Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit (including each bank guarantee issued hereunder as a Letter of Credit), to be paid in U.S. Dollars, for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the LC Issuer), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Dollar Equivalent of the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii)         Commercial Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit to be paid in the same currency in which such Letter of Credit was made in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Dollar Equivalent of the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(c)          Fronting Fees. The Parent Borrower agrees to pay quarterly in arrears directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by such LC Issuer, to be paid in the same currency in which such Letter of Credit was made, at a rate of 0.125% per annum, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d)          Additional Charges of LC Issuer. The applicable Borrower agrees to pay in Dollars directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e)          Administrative Agent Fees. The Parent Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Administrative Agent set forth in the Fee Letter.

(f)          Closing Fees. The Parent Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan or such Lender’s Initial Revolving Commitment, a closing fee (the “Closing Fee”) in an amount equal to (i) 0.50% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date in Euros and 0.25% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date in Dollars plus (ii) 0.25% of the amount of such Lender’s Initial Revolving Commitment on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Closing Fee on the Initial Term Loan, shall be netted against Initial Term Loans made by such Lender.

(g)          Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(h)          B/A Fees. The applicable Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each date of issuance of a B/A (or B/A Equivalent Loan) hereunder, in Canadian Dollars, an acceptance fee equal to (i) the product of the Applicable Revolving Loan Margin in respect of Eurodollar Loans and the face amount of each B/A accepted by such Lender (or, if applicable, the principal amount of each B/A Equivalent Loan before discounting) multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A (or B/A Equivalent Loan) and the denominator of which is 365 or 366 (as applicable) (the “Acceptance Fee”).

Section 2.14     Termination and Reduction of Revolving Commitments.

(a)          Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b)          Voluntary Termination of the Total Revolving Commitment. Upon at least one (1) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.15 (and any outstanding B/As are cash collateralized in accordance with Section 2.07(l)) and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions (which are not LC Issuers under this Agreement) acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c)          Partial Reduction of Total Revolving Commitment. Upon at least one (1) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Revolving Commitment of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if any Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.15(c)(ii) or Section 2.15(c)(iii) unless, substantially concurrently with such reduction the Borrowers make such mandatory prepayment, and (iv) any partial reduction pursuant to this Section 2.14 shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $250,000).

Section 2.15     Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)          Voluntary Prepayments. Each applicable Borrower shall have the right to prepay any of the Loans of any Class owing by it (and/or cash collateralize B/As in accordance with Section 2.07(l)), in whole or in part, without premium or penalty, except as specified in subparts (f) and (g) below, from time to time. The applicable Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans of any Class, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (x) (A) noon (New York City time) three (3) Business Days prior to the date of such prepayment in the case of any prepayment of Eurodollar Loans denominated in Dollars or Euro or a B/A Drawing and (B) noon (New York City time) four (4) Business Days prior to the date of such prepayment in the case of any prepayment of Eurodollar Loans denominated in a currency other than Dollars or Euro, (y) noon (New York City time) on the date of such prepayment in the case of any prepayment of Base Rate Loans, (z) noon (New York City time) one (1) Business Days prior to the date of such prepayment in the case of any Canadian Prime Rate Loan, in each case, such notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)          each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan denominated in Dollars, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, (B) in the case of any prepayment of a Base Rate Loan, $250,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, (C) in the case of any prepayment of a Eurodollar Loan denominated in Euro or Sterling, €1,000,000 million or £500,000, respectively (or, if less, the full amount of such Borrowing), or an integral multiple of €250,000 or £100,000, respectively, (D) in the case of any prepayment of a Canadian Prime Rate Loan, Cdn.$1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000 and (E) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii)         no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(iii)        the Parent Borrower may designate that any Term Loans of any Class be repaid;

(iv)        in the case of any prepayment of Term Loans of any Class, such prepayment shall be applied in respect of the Term Loans of any Class as directed by the Parent Borrower (and absent such direction, in direct order of maturity); and

(v)          Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Parent Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A)  Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.15(a)(v); provided that no Company Party shall initiate any action under this Section 2.15(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)  (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)          Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)          If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Class of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Class to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Class of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)  (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Class of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)          The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)          If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Class specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Class to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Class of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Class of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)  (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.15(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M., on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)          The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)          Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.15(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Institution”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Institution in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Institutions”) shall be made pro rata among the Identified Qualifying Institutions in accordance with the Offered Amount of each such Identified Qualifying Institution and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Institution of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Institution of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)          In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)          If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.15(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Applicable Percentage. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.15(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G)         To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.15(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower.

(H)         Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.15(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)           Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.15(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.15(a)(v) as well as activities of the Auction Agent.

(J)          Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.15(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)          Scheduled Repayments of Initial Term Loans. On the last Business Day of each March, June, September and December, commencing with the last Business Day of the Parent Borrower’s first full fiscal quarter following the Closing Date, the Parent Borrower shall repay the principal amount of the Initial Term Loans equal to 0.25% multiplied by the original principal amount of the Initial Term Loans, except that the payment due on the Initial Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Initial Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Section 2.13(a) and Section 2.13 (c), a “Scheduled Repayment”).

In addition to the foregoing, the applicable Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.13(a), Section 2.13(c) and Section 2.16(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Maturity Date and all Incremental Revolving Loans and Incremental Initial Revolving Loans shall be due and payable on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)          Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.15(a) above), the LC Outstandings shall be subject to cash collateralization requirements and outstanding B/As shall be subject to cash collateralization requirements in accordance with Section 2.07(l), in accordance with the following provisions:

(i)          Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii)         Loans Exceed the Commitments. (x) If on any date (other than as a result of currency fluctuations and after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Parent Borrower shall, before noon on the Business Day following such date, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and (y) if on any Reset Date, as a result of currency fluctuations (after giving effect to any other payments on such date) the Aggregate Credit Facility Exposure exceeds 102% of the Total Credit Facility Amount, then the applicable Borrower shall, within three (3) Business Days after receiving notice thereof from the Administrative Agent, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess; provided that the Borrowers shall not be obligated to prepay any B/A in order to comply with the terms of this Section 2.15(c).

(iii)        LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the applicable Borrower shall, on such day, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(iv)        Excess Cash Flow. Within five (5) days after the date on which the Parent Borrower delivers or is required to deliver its audited consolidated financial statements pursuant to Section 6.01(a) for each fiscal year of the Parent Borrower (such fifth day, the “Excess Cash Flow Sweep Date”), commencing with the first full fiscal year of the Parent Borrower ended after the Closing Date, the Parent Borrower shall prepay the principal of the Loans in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to (A) the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below based on the First Lien Leverage Ratio as of the end of such fiscal year, less (B) the sum of (1) the aggregate amount of any Loans prepaid pursuant to Section 2.15(a) (including any prepayments of Revolving Loans, to the extent any Revolving Commitments have been permanently reduced pursuant to Section 2.14(c) and to the extent not funded with proceeds from the incurrence of long-term indebtedness) after the Closing Date (but only to the extent such prepayments have not been applied pursuant to this subclause (1) in respect of any prior period), including during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided that, for the avoidance of doubt, any such voluntary prepayments that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 2.15(c)(iv) shall be carried over to subsequent periods and may reduce the Excess Cash Flow Prepayment Amount during such subsequent periods until such time as such voluntary prepayments reduce such payments which may be due from time to time), with such amount to be applied as set forth in Section 2.15(d) below and (2) the aggregate amount of any Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations prepaid pursuant to the terms described in the immediately following paragraph (including any prepayments of revolving loans constituting Permitted Incremental Indebtedness (to the extent such Permitted Incremental Indebtedness is secured by a first priority lien on the Collateral) or Permitted First Priority Refinancing Debt, to the extent any revolving commitments with respect thereto have been permanently reduced), in the case of clause (B) after the Closing Date (but only to the extent such prepayments have not been applied pursuant to this subclause (2) in respect of any prior period) or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for any other applicable fiscal year), with such amount to be applied as set forth in Section 2.15(d) below:

First Lien Leverage Ratio	Percentage of Excess Cash Flow

Greater than 4.00 to 1.00	50%

Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	25%

Less than or equal to 3.50 to 1.00	0%

The Parent Borrower may use a portion of the amount calculated pursuant to clause (A) of this Section 2.15(c)(iv) to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the Excess Cash Flow Prepayment Amount, in each case in an amount not to exceed the product of (x) the amount of such Excess Cash Flow Prepayment Amount multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Loans hereunder.

(v)          Certain Proceeds of Asset Sales and Events of Loss. If during any fiscal year of Parent Borrower any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales (including in connection with any Sale and Lease-Back Transaction, only if such Sale and Lease-Back Transaction relates to property acquired prior to the Closing Date) or Events of Loss of at least $25.0 million (with any unused amounts in any fiscal years being carried over to any future fiscal years; provided that such amount shall not be greater than $50.0 million in any fiscal year (such amount, the “Threshold Amount”)), at any time following the date on which (I) an Asset Sale is completed or (II) an Event of Loss has occurred, in each case through and including the Reinvestment Date, on a Pro Forma Basis, (x) the Parent Borrower’s First Lien Leverage Ratio is greater than or equal to 3.75 to 1.00 or (y) the Parent Borrower’s Total Leverage Ratio is greater than or equal to 5.50 to 1.00, then, not later than the fifth (5th) Business Day following the date of receipt of any Net Cash Proceeds in excess of such Threshold Amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such Threshold Amount from any such Asset Sale or Event of Loss shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.15(d) below; provided that, so long as (A) the Parent Borrower or any of its Restricted Subsidiaries reinvests or commits to reinvest all or a portion of such Net Cash Proceeds in assets used in the business of the Credit Parties within 365 days following the receipt thereof (the “Reinvestment Date”), (B) if so committed to be reinvested, such reinvestment is actually completed within 180 days after such Reinvestment Date, and (C) no Event of Default exists at the time of receipt of such Net Cash Proceeds, and no Specified Event of Default exists at the time such reinvestment is made (unless, in the case of such Specified Event of Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no such Specified Event of Default existed), no such prepayment shall be required in respect of the portion of such Net Cash Proceeds so reinvested. If at the end of the period specified above any portion of such Net Cash Proceeds has not been so reinvested, the Parent Borrower will make a prepayment of the Loans, to the extent required above. In the case of Net Cash Proceeds from Asset Sales or Events of Loss, in each case solely to the extent with respect to any Collateral, the Borrowers may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Asset Sale or Event of Loss, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Term Loans hereunder. Notwithstanding anything to the contrary in this Section 2.15(c), to the extent that all or any portion of Net Cash Proceeds from Asset Sales or Events of Loss are prohibited or delayed by applicable local law from being repatriated to the United States or would have material adverse tax consequences if so repatriated, an amount equal to all or such portion of such Net Cash Proceeds will not be required to repay Term Loans at the times provided in this Section 2.15(c) but may be retained by the Parent Borrower and its Restricted Subsidiaries so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) or would result in such material adverse tax consequences if so repatriated, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or would no longer result in such material adverse tax consequences, such repatriation will be immediately effected and an amount equal to such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 2.15(c)) pursuant to this Section 2.15(c);

(vi)        Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the Net Cash Proceeds from any sale or issuance of any Indebtedness other than any Indebtedness permitted to be incurred pursuant to Section 7.03 (other than any Credit Agreement Refinancing Indebtedness) after the Closing Date, the Parent Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.15(d) below.

(vii)       Lender Declined Prepayments. Notwithstanding any other provision of this Section 2.13(c), each Lender holding Term Loans shall have the right to reject its pro rata portion of any mandatory prepayment pursuant to clauses (iv), (v) or (vi) above, in which case, such amounts (“Declined Amounts”) may be retained by the applicable Credit Party.

(d)         Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Section 2.15(c)(iv), Section 2.15(c)(v) or Section 2.15(c)(vi) above shall be applied, first, as a mandatory prepayment of principal to the outstanding Classes of Term Loans as the Parent Borrower shall designate, with such amounts being applied to the scheduled installments thereof in direct order of maturity; provided that the Parent Borrower may not designate that any Term Loans other than the Initial Term Loans be repaid unless such prepayment is accompanied by a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full), second, after no Term Loans are outstanding, to Revolving Loans, without reducing the Total Revolving Commitment and last, to Cash Collateralize Letters of Credit to the extent required by Section 2.14(b).

(e)          Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section 2.15, the applicable Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made. In the absence of a designation by the applicable Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f)          Term Loan Prepayment Premium. In the case of any prepayment of the Initial Term Loans pursuant to Section 2.15(a), or amendment of the Loan Documents relating to the interest rate for, or weighted average yield of, the Initial Term Loans, in each case, made prior to the six-month anniversary of the Closing Date in connection with a Repricing Transaction, the Parent Borrower shall pay at the time of such prepayment or amendment a prepayment premium (a “Term Loan Prepayment Premium”) in the amount of 1.0% of the amount of the Initial Term Loans prepaid or repriced.

(g)          Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.15 shall be accompanied by any amounts payable in respect thereof under Section 3.04 hereof.

Section 2.16     Method and Place of Payment.

(a)          Generally. All payments made by the Borrowers hereunder under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense. In no event shall any payments made by the Borrowers hereunder under any Note or any other Loan Document be made to or from an account located within Austria.

(b)          Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of any Class of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage with respect to any applicable Class of the amount of such prepayment, (ii) all payments and prepayments of any Class of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the applicable Class of Term Loans made by each Lender with a Term Commitment with respect to any applicable Class, pro rata on the basis of their respective Term Commitments with respect to each applicable Class and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c)          Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in in the currency in which such Loans are denominated and all other payments under each Loan Document, unless specified in such Loan Document, be made in U.S. Dollars.

(d)          Timing of Payments. Any payments under this Agreement that are made later than 3:00 P.M. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)          Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender provided, however, that (i) the Administrative Agent shall not be required to distribute such amounts that are denominated in Euro, Swiss Francs or Sterling unless the Administrative Agent receives such amounts before 9:00 A.M. (New York time) and instead shall be required to distribute such amounts on the next succeeding Business Day and (ii) the Administrative Agent shall not be required to distribute such amounts that are denominated in Canadian Dollars unless the Administrative Agent receives such amounts before (provided that such delay in distribution shall not otherwise affect any determination as to when such payment was actually made for any purpose hereunder) 10:00 A.M. (New York time) and instead shall be required to distribute such amounts on the next succeeding Business Day. Payments received by the Administrative Agent in the applicable currency shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such applicable currency in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.17     Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17 or 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(iv); fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Parent Borrower or any Restricted Subsidiaries thereof pursuant to any Hedge Agreement with such Defaulting Lender or any Affiliate thereof as certified to the Administrative Agent (with a copy to such Defaulting Lender) by an Authorized Officer prior to the date of such payment; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.17(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(A)          Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a)(iv).

(C)          With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)        Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17(a)(iv).

(b)        Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer reasonably agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18     Incremental Facilities.

(a)          Parent Borrower shall have the right, but not the obligation, after the Closing Date, upon notice to the Administrative Agent (an “Incremental Borrowing Notice”), to incur one or more additional term loan facilities (each, an “Incremental Term Loan Facility,” and together with the Initial Term Loan Facility, the “Term Loan Facilities”; the loans under each Incremental Term Loan Facility, “Incremental Term Loans”), additional revolving facilities (each, an “Incremental Revolving Facility,” the loans under each Incremental Revolving Facility, “Incremental Revolving Loans”), or increases in the aggregate commitments under the Initial Revolving Facility (which may, with respect to any Incremental Revolving Facility or any increase to the Initial Revolving Facility, at the election of the Parent Borrower, include a proportionate increase to the LC Commitment Amount and, with the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed), the Swing Line Commitment) (each, an “Incremental Initial Revolving Facility,” the loans thereunder, the “Incremental Initial Revolving Loans”; each Incremental Initial Revolving Facility, together with each Incremental Revolving Facility and each Incremental Term Loan Facility, collectively, the “Incremental Facilities”), in each case sharing in the Collateral (as defined below) on a pari passu or junior basis, in an aggregate amount of up to (w) $275.0 million minus the aggregate amount of Indebtedness incurred in reliance on clause (a)(x)(1) of the definition of “Permitted Incremental Indebtedness” plus (x) all voluntary prepayments (resulting in a permanent reduction in the Loans) and commitment reductions of the Credit Facilities prior to such time, plus (y) unlimited additional amounts so long as after giving effect to the incurrence of the Loans in respect of such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming that the full amount thereof is drawn and that any such Indebtedness incurred pursuant to such Incremental Facility is secured on a first-lien basis, whether or not so secured) (I) the First Lien Leverage Ratio (calculated on a Pro Forma Basis and provided that (A) all Permitted Incremental Indebtedness incurred under Section 7.03(w) shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of the Incremental Facility being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) shall not be greater than 4.50 to 1.00 or (II) if such Indebtedness constitutes Indebtedness incurred in connection with a Permitted Acquisition or Investment, such Indebtedness is permitted to be incurred under Section 7.03(g)(ii) and is permitted to be, and is, secured on a pari pasu basis pursuant to Section 7.02(d)(ii); provided that (a) no commitment of any Lender may be increased without the consent of such Lender, (b) no Event of Default exists after immediately giving effect thereto (provided, however, that if the proceeds of such Incremental Facilities are used to finance a Permitted Acquisition or other similar Investment permitted by this Agreement (and costs reasonably related thereto), it shall only be required that no Specified Event of Default shall exist immediately after giving effect to such incurrence), (c) any Incremental Facility that is an increase in the aggregate amount of the Initial Revolving Commitment shall be on the same terms and pursuant to the same documentation as the Initial Revolving Commitment, (d) the yield applicable to any Incremental Initial Revolving Facility shall be equal to the corresponding yield on the Initial Revolving Facility (calculated for such Incremental Initial Revolving Facility and Initial Revolving Facility inclusive of any original issue discount and/or upfront fee percentage paid to all Lenders, but exclusive of any arrangement, underwriting or similar fees); provided that Parent Borrower may increase the pricing of the Initial Revolving Facility, without the consent of the Administrative Agent or any Lender, such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if applicable), and paying additional original issue discount and/or upfront fees, (e) in the case of any Incremental Revolving Facility, (i) such Incremental Revolving Facility shall have a final maturity no earlier than the Initial Revolving Facility Termination Date and (ii) such Incremental Revolving Facility shall provide that (A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Incremental Revolving Facility (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Facility and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (C) below)) of Loans with respect to Incremental Revolving Credit Commitments after the effectiveness of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Commitments on the date of effectiveness of such Incremental Revolving Facility, (B) subject to the provisions of Section 2.04(e) and Section 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Facilities with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments on the effective date of such Incremental Revolving Facility (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (C) the permanent repayment of Revolving Loans with respect to, and termination of, commitments in respect of Incremental Revolving Facilities after the associated effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Commitments on the effective date of such Incremental Revolving Facility, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (D) Incremental Revolving Facilities may include provisions relating to swing line loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swing line lender and letter of credit issuer, as applicable, which shall be determined by the Parent Borrower, the lenders of such commitments and the applicable letter of credit issuers and swing line lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Revolving Credit Assumption Agreement) to the terms relating to Swing Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) assignments and participations of Incremental Revolving Credit Commitments and Loans shall be governed by the same assignment and participation provision, (f) the yield applicable to any Incremental Term Loan Facility or Incremental Revolving Facility, in each case which is incurred prior to the date that is the 18 month anniversary of the Closing Date, shall not be more than 0.50% higher than the yield on the corresponding Initial Facility (calculated for both such Incremental Facility and the corresponding Initial Facility inclusive of any “LIBOR Floor” (if applicable), original issue discount and/or upfront fees paid to all Lenders under such Initial Facility, but exclusive of any arrangement, underwriting or similar fee paid), unless the yield with respect to the applicable Initial Facility is increased by an amount equal to or greater than the difference between the yield with respect to the Incremental Facility and the corresponding yield on such Initial Facility (for purposes of determining the difference in “yield” as to such Incremental Facility and the corresponding Initial Facility, yield shall be calculated by adding the difference with respect to such Incremental Facility and such corresponding Initial Facility of each of the following: (i) Applicable Revolving Loan Margin or Applicable Term Loan Margin, as applicable, (ii) “LIBOR floor”, which shall be equated to yield by taking the difference of (A) the “LIBOR floor” of such facility and (B) the 3-month Adjusted Eurodollar Rate as of a date ten (10) Business Days prior to the closing of such Incremental Facility and (iii) original issue discount and/or upfront fees, which shall be equated to yield by dividing such original issue discount and/or upfront fee percentage (as of the date such facility was funded, in each case), by four (4)) (provided, that for purposes of calculating the yield related to the original issue discount and/or upfront fee percentage of the Incremental Facilities, if the Weighted Average Life to Maturity of the Incremental Facility is shorter than 4 years, the actual Weighted Average Life to Maturity), (g) the maturity of any Incremental Term Loan Facility shall not be earlier than the Latest Maturity Date of the Initial Term Loans, (h) the Weighted Average Life to Maturity of any Incremental Term Loan Facility shall not be shorter than that of the Initial Term Loan Facility, (i) the Incremental Term Loan Facility shall provide that such facility may be prepaid with the proceeds of mandatory prepayment events on a pro rata basis (but not greater than pro rata basis) with other then outstanding Initial Term Loans, (j) the covenants, events of default and guarantees of such Incremental Term Loan Facility or Incremental Revolving Facility, if not consistent with the terms of the corresponding Initial Facility (A) shall be as mutually agreed upon between the Parent Borrower and lenders providing such Incremental Facility and (B) shall not be more restrictive to the Parent Borrower, when taken as a whole, than the terms of the corresponding Initial Facility unless (1) Lenders under the corresponding Initial Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the corresponding Initial Facility and (k) (x) Incremental Term Loan Facilities shall be requested in minimum amounts of $15,000,000 or a higher multiple of $1,000,000 and (y) Incremental Revolving Facilities shall be requested in minimum amounts of $5,000,000 or a higher multiple of $1,000,000; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Incremental Facility (or such shorter period of time as the Administrative Agent shall reasonably agree) stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (j) shall constitute sufficient evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within three (3) Business Days of receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). The proceeds of each Incremental Facility may be used for any purpose not prohibited by this Agreement. The commitments in respect of any Incremental Facilities may be denominated in Canadian Dollars, U.S. Dollars, Euro, Sterling and/or other currencies as agreed among Parent Borrower, the Administrative Agent and the lenders providing such Incremental Facilities. Each Incremental Borrowing Notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested, (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than five (5) Business Days nor more than sixty (60) days after the date of Incremental Borrowing Notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments, if any, are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)          Any Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The applicable Borrower, each Incremental Term Lender and the Administrative Agent shall execute and deliver an Incremental Term Loan Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. The Incremental Term Loan Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments, that are consistent with and as may be necessary, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.18. The Borrowers, each Incremental Revolving Credit Lender and the Administrative Agent and, the Swing Line Lender and each LC Issuer, to the extent their consent would be required under Section 11.12(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender, shall execute and deliver an Incremental Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans, Incremental Revolving Loans or Incremental Initial Revolving Loans, as applicable, to be made thereunder, consistent with the provisions set forth in Section 2.18(a). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, or otherwise to effect the provisions of this Section 2.18, notwithstanding any requirements of Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments.

(c)          Upon each increase in the Revolving Commitments under the Initial Revolving Facility pursuant to this Section 2.18, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Initial Revolving Facility (each, an “Incremental Initial Revolving Facility Lender”) in respect of such increase, and each such Incremental Initial Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment of such Class (including each such Incremental Initial Revolving Facility Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Initial Revolving Facility be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)          Upon each provision of an Incremental Revolving Facility, each Lender with a Revolving Commitment immediately prior to the providing of such Incremental Revolving Facility will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Incremental Revolving Facility in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment and each Lender with an Incremental Revolving Facility will equal the percentage of the aggregate Revolving Commitments and aggregate commitments under the Incremental Revolving Facilities of all Lenders represented by such Lender’s Revolving Commitment and such Lender’s commitment under the Incremental Revolving Facility, as applicable. If, on the date of the providing of such Incremental Revolving Facility, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Incremental Revolving Facility, be prepaid from the proceeds of the Incremental Revolving Loans made hereunder (reflecting such commitments under the Incremental Revolving Facility), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)          Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.18 unless the Administrative Agent shall have received (i) a customary legal opinion covering the enforceability of the Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement and other customary matters, (ii) customary reaffirmations and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans, the Incremental Initial Revolving Loans or the Incremental Revolving Loans, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f)          Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrowers agree that Section 3.04 shall apply to any conversion of Eurodollar Loans to Base Rate Loans (or applicable equivalents for Loans not denominated in Dollars) reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.15(b) required to be made after the making of such Incremental Term Loans shall be ratably increased to account for the aggregate principal amount of such Incremental Term Loans.

(g)          This Section 2.18 shall supersede any provisions in Section 2.16 or Section 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.18 may be amended with the consent of the Required Lenders. No Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement shall effect any amendments that would require the consent of all Lenders pursuant to Section 11.12(a)(ii)(A) through (C), unless each such Lender has, or all such Lenders have, as the case may, given its or their consent to such amendment.

Section 2.19     Amend and Extend Transactions. (a) At any time after the Closing Date, the Borrowers and any Lender (any such Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any Class of Revolving Commitments outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19, any tranche of Incremental Revolving Loans or any commitments under any Incremental Initial Revolving Facility (the “Existing Revolving Commitment Class” and the Revolving Loans thereunder, the “Existing Revolving Loans”) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19 or any Class of Incremental Term Loans) (the “Existing Term Loan Class”)) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Commitments and each tranche of Term Loans so extended, in each case as well as the original Revolving Commitments and Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted; any Class of Term Loans denominated in Dollars the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Dollar Term Loans”; any Class of Term Loans denominated in Euros the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Euro Term Loans”; and any Class of Revolving Commitments the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Revolving Credit Commitments”); provided, that (i) (a) the Parent Borrower shall have offered to all Lenders under the applicable Credit Facility that is the subject of the proposed Extension the opportunity to participate in such Extension, and (b) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clauses (ii) and (iii) and, in the case of Extended Term Loans, optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization), the Extended Revolving Credit Commitments or Extended Term Loans shall have covenants, events of default and guarantees which, if not consistent with the terms of the Class of Revolving Commitments or Term Loans that was the subject of such Extension Notice, shall not be more restrictive to the Parent Borrower, when taken as a whole, than the terms of the corresponding the Class of Revolving Commitments or Term Loans that was the subject of such Extension Notice unless (1) Lenders under such corresponding Class also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the corresponding Class; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the effectiveness of such Extension (or such shorter period of time as the Administrative Agent shall reasonably agree) stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (i) shall constitute sufficient evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) the final maturity date of any Extended Term Loans or Extended Revolving Credit Commitments shall be no earlier than the then Latest Maturity Date applicable to any other Term Loans or Revolving Commitments, respectively, at the time of Extension, (iii) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Notice, (iv) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Notice shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as applicable, offered to be extended by the Parent Borrower pursuant to such Extension Notice, then the Term Loans or Revolving Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Notice, (v) all documentation in respect of such Extension Notice (any amendment to this Agreement implementing the terms of such Extension Notice (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, (vi) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, optional and mandatory prepayments and scheduled amortization (subject to the limitations set forth in clauses (i) and (ii) of this Section 2.19) applicable to any Extended Term Loans or Extended Revolving Credit Commitments shall be determined by the Parent Borrower and the lenders providing such Extended Term Loans or Extended Revolving Credit Commitments, as applicable and (vii) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Commitment Class and the Extended Revolving Credit Commitments of the applicable Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments). In connection with any such Extension, the Parent Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower without the consent of any Lender except as expressly provided for in the immediately succeeding sentence, to implement the terms of any such Extension Notice, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings, Swing Loans and Swing Loan Participations upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.19. Any Extension of the Revolving Commitments shall require the consent of any LC Issuer and any Swing Line Lender to the extent that such Extension provides for issuance of Letters of Credit by such LC Issuer or the Borrowing of Swing Loans from such Swing Line Lender at any time during such extended period. Notwithstanding the conversion of any Existing Revolving Commitment Class (other than a commitment under an Incremental Initial Revolving Facility) into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to the Existing Revolving Commitment Class of the applicable Extension Series for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.04(a) and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the Maturity Date of the Swing Line Facility and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swing Line Lender and/or the applicable LC Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(b)          Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Existing Revolving Commitment Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Commitments of each Extending Lender under the applicable Extension Series, the aggregate principal amount of such Existing Revolving Commitment Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and the aggregate principal amount of such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Existing Revolving Commitment Class of the applicable Extension Series and from any other Existing Revolving Commitment Classes (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Existing Revolving Commitment Class of the applicable Extension Series, such Existing Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s commitment under the Existing Revolving Commitment Class of the applicable Extension Series to Extended Revolving Credit Commitments.

(c)          With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.15 and (ii) any Extension Notice is required to be in a minimum amount of $15,000,000 in the case of Term Loans or $5,000,000 in the case of Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Commitments and Incremental Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notice exceeds the amount of Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, requested by the Parent Borrower, Term Loans, Revolving Commitments and Incremental Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notices shall be converted to Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Commitments and Incremental Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) included in each such Extension Notice or as may be otherwise agreed to in the applicable Extension Amendment. The Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Notice in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Term Loans or Revolving Commitments of any or all applicable tranches accept the applicable Extension Notice.

(d)          In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(e)          In connection with any Extension Amendment, the Parent Borrower shall deliver (i) an opinion of counsel reasonably acceptable to the Administrative Agent (x) as to the enforceability of such Extension Amendment, the Agreement as amended thereby, and such other Loan Documents as reasonably agreed by the Parent Borrower and the Administrative Agent and (y) to the effect that such Extension Amendment, including the Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, provided for therein, does not breach or cause a default under the terms and provisions of Section 11.12 of this Agreement, (ii) customary reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f)          In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Parent Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Commitment Class (and related Revolving Facility Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related Revolving Facility Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Parent Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.19(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(a), and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments.

(g)          This Section 2.19 shall supersede any provisions in Section 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.19 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Revolving Credit Loans or Extended Term Loans without such Lender’s consent.

Section 2.20     Refinancing Amendments.

(a)          The Borrowers may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.20 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, each Swing Line Lender and each LC Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Refinancing Lender’s making such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under the definition of “Eligible Assignee” for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Additional Refinancing Lender providing any Refinancing Term Loans shall be subject to the same restrictions set forth in Section 11.06(g) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in the form of (i) Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Refinancing Term Loans) or (ii) Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments in respect of all or any portion of any Class of Revolving Loans (and the Unused Revolving Commitments with respect to such Class of Revolving Loans) then outstanding under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will rank pari passu (or, at the option of such Additional Refinancing Lender, on a junior basis) in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts, premiums) and optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization terms as may be agreed by the Parent Borrower and the Lenders thereof and (C) will have terms and conditions that are otherwise consistent with the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

(b)          Notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstanding Revolving Loans), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.04(e) and Section 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(c)          Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than (x) $15,000,000 in the case of Refinancing Term Loans an integral multiple of $1,000,000 in excess thereof and (y) $5,000,000 in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans and an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swing Loans, pursuant to any Refinancing Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Loans under the Class of Revolving Commitments to be refinanced; provided that terms relating to pricing, fees or premiums may vary to extent otherwise permitted by this Section 2.20 and set forth in such Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the following conditions, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(d)          Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Credit Loans, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments), (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 11.12(h), and (iii) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.20, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)          This Section 2.20 shall supersede any provisions in Section 2.16 or Section 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.20 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of all Lenders pursuant to Section 11.12(a)(ii)(A) through (C), unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment. No Lender shall be under any obligation to provide any Refinancing Term Commitment or Refinancing Revolving Credit Commitment unless such Lender executes a Refinancing Amendment.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01     Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any LC Issuer;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) UK Tax Deductions and UK Tax Payments which are contemplated under Section 3.02A, and (D) in respect of Tax imposed on payments made or to be made to a Lender as a consequence of such payments having the benefit of security relating to Austrian real estate) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the applicable Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as provided in paragraph (c) of this Section 3.01.

(b)          Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered as provided in paragraph (c) of this Section 3.01.

(c)          Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to the Parent Borrower, shall be conclusive absent manifest error. Any such certificate shall include the certification of an officer of such Lender or LC Issuer that such costs are not being imposed on the applicable Borrower disproportionately in comparison with other similarly situated borrowers. The applicable Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered if the Lender does not provide notice of such request more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence or event giving rise to such increased costs or reductions (except that, if the Change in Law constituting the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02     Taxes (Other Than UK Withholding Taxes).

(a)          LC Issuer. For purposes of this Section 3.02, the term “Lender” includes any LC Issuer and any Swing Line Lender, and the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Subject to Section 3.02(k) below, any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. Subject to Section 3.02(k) below, the Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          [Reserved].

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.02, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section 3.02(g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(ii)          Without limiting the generality of the foregoing, with respect to any obligation for which the applicable Borrower is any US Borrower,

(A)         each Lender that is a U.S. Person shall deliver to the US Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrowers or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         each Foreign Lender shall deliver to the US Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two duly executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          two executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a US Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall deliver to the US Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the US Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the US Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrowers or the Administrative Agent as may be necessary for the US Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Without limiting the generality of Section 3.02(g)(i), above, with respect to any obligation for which the applicable Borrower is organized or incorporated under the laws of Puerto Rico, or is treated for Puerto Rico tax purposes as engaged in a Puerto Rico trade or business, a certificate to the effect that such Lender is a PR Qualified Lender.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           VAT (other than United Kingdom VAT)

(i)           All amounts expressed to be payable under any Loan Document by any Credit Party to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.02(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient shall promptly provide an appropriate VAT invoice to that Credit Party).

(ii)          If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Customer”) under a Loan Document, and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(A)         (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B)         (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)       Where a Loan Document requires any Credit Party to reimburse or indemnify a Recipient for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)        This Section 3.02(i) shall not apply to VAT arising in the United Kingdom, which shall instead be governed by Section 3.02A(h) below.

(j)          Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k)         United Kingdom Taxes. This Section 3.02 shall not apply to any amount of income Tax required to be withheld or deducted from any payment by or on behalf of any Credit Party to any Recipient hereunder or any other Loan Document by any taxing authority or Governmental Authority of the United Kingdom, which shall instead be governed by Section 3.02A.

(l)          Austrian Stamp Taxes. Notwithstanding anything herein or any other Loan Document to the contrary: (i) with respect to Austrian stamp duty (Rechtsgeschäftsgebühren) in respect of any Loan Document, each Credit Party shall pay such duties, unless a Recipient is obliged to pay such stamp duty (Rechtsgeschäftsgebühren) pursuant to subclause (ii) below; (ii) a Recipient shall pay any cost, loss or liability that a Credit Party or such Recipient incurs in relation to Austrian stamp duty (Rechtsgeschäftsgebühren) payable in the Republic of Austria in respect of any Loan Document, to the extent such stamp duty (Rechtsgeschäftsgebühren) becomes payable solely as a consequence of such Recipient’s transfer of any of its rights and/or obligations under any Loan Document without complying with the requirements of subclauses (iii)(x) through (iii)(z) below; (iii) each party hereto agrees that: (x) no party shall (1) send or bring into Austria or keep, execute or produce in Austria an original or a certified copy of a Loan Document; or (2) send or bring into Austria or keep, execute or produce in Austria any written communication (including facsimiles) which refers to any Loan Document; or (3) send or bring into Austria (including by e-mail or facsimile) or keep, execute or produce in Austria a copy of any Loan Document or other document which refers to any Loan Document signed or endorsed by one or more parties hereto; or (4) print out any e-mail communication which refers to any Loan Document in Austria or send any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee (and each party hereto may rely thereon that an e-mail address notified pursuant to this Agreement is outside of Austria and e-mail communication may be made to that address, unless such party positively knows or grossly negligently (grob fahrlässig) was unaware that such addressee is based in Austria); (y) any written communication (including facsimiles and e-mails) to be made under or in connection with the Loan Documents to or by an Austrian Obligor shall be addressed to the Parent Borrower using the contact details determined in accordance with the terms hereof or by the Parent Borrower as agent on behalf of each Obligor, respectively; and (z) no Lender shall transfer any of its rights and/or obligations under any Loan Document to a Lender resident in Austria other than in accordance with the relevant provisions of this Agreement, except, in each case, where non-compliance with the foregoing provisions of this Section 3.02(l) does not cause any liability of any party hereto to pay stamp duty (Rechtsgeschäftsgebühren) in Austria.

(m)          Austrian Proceedings. In the event of any proceedings relating to a dispute before any court, arbitral body or Governmental Authority in the Republic of Austria (“Austrian Proceedings”), no Party shall take any of the actions mentioned in subclause (ii) of Section 3.02(l) above, unless another party challenges the authenticity (Echtheit) of any copy of any Loan Document in any such Proceedings. Regarding any Austrian Proceedings each party hereto further agrees not to: (i) object to the introduction into evidence of any uncertified copy of an original; (ii) raise as a defense to any action or exercise of a remedy a failure to introduce an original into evidence; (iii) object to the submission of any uncertified copy of a Loan Document; or (iv) contest the authenticity, and conformity to the original (Übereinstimmung mit dem echten Original), of an uncertified copy of an original, in each case, unless any such uncertified copy actually introduced as evidence in Austrian Proceedings does not accurately reflect the content of such original.

(n)          Additional Austrian Documentation Provisions. Nothing in paragraphs (l) or (m) above shall, however, prevent the Credit Parties and/or the Recipients from taking any actions mentioned in subclause (x) of Section 3.02(l) above, including bringing an original or certified copy or any document constituting substitute documentation (Ersatzbeurkundung, rechtsbezeugende Beurkundung oder Bezugnahme auf eine Schrift) of this Agreement or any Loan Document into the Republic of Austria if this is necessary for the enforcement of, or the preservation of any rights, powers or remedies under any Loan Document or any proceedings instituted by or against a Recipient in connection therewith (including but not limited to the case that an uncertified copy actually introduced as evidence in Austrian Proceedings does not accurately reflect the content of such original).

Section 3.02A     United Kingdom Taxes.

(a)           LC Issuer. For purposes of this Section 3.02A, the term “Lender” includes any LC Issuer.

(b)           Payments Free of Taxes Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes in the United Kingdom, except as required by applicable law. Except as otherwise provided in this Section 3.02A, if under applicable law any amount of Tax is required to be withheld or any deduction of Tax is required to be made from any payment by or on behalf of any Credit Party to any Recipient under this Agreement or under any other Loan Document by any taxation authority or Governmental Authority of the United Kingdom (other than any tax payable in respect of the overall net income or capital of the Recipient) (such non-excluded taxes hereinafter referred to as “UK Tax Deductions”), (1) the Credit Parties agree, subject to Section 3.02A(c) below, to pay such additional amounts as may be necessary so that after any UK Tax Deduction is made, each Recipient receives an amount equal to the sum it would have received had no such UK Tax Deduction been required, (2) the applicable Credit Party shall make all such UK Tax Deductions, (3) the applicable Credit Party shall pay the full amount withheld or deducted to the relevant taxation authority or Governmental Authority in accordance with applicable law and (4) the applicable Credit Party shall forward to the relevant Recipient and to the Administrative Agent the official tax receipts or other documentation to the reasonable satisfaction of the Recipient in respect of the amounts withheld or deducted or any payment to a taxing authority or other Governmental Authority required in connection with a UK Tax Deduction. A Credit Party shall promptly upon becoming aware that it must make a UK Tax Deduction on a payment under a Loan Document (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Recipient shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Recipient and the Administrative Agent shall notify the relevant Credit Party.

(c)          Exceptions. A Credit Party is not required to make an increased payment to a Lender under Section 3.02A(b) for or in respect of a UK Tax Deduction, if and to the extent that on the date on which the payment falls due:

(A)         the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a Qualifying Lender but on that date that Lender is not or has ceased to be a Qualifying Lender, other than as a result of any change after the date on which the relevant Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxation authority or Governmental Authority; or

(B)         the relevant Lender is a Qualifying Lender solely under sub-paragraph (B) of the definition of Qualifying Lender and;

(1)          an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 ITA which relates to that payment and that Lender has received from that Credit Party a certified copy of that Direction; and

(2)          the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction; or

(C)          the relevant Lender is a Qualifying Lender which is a Treaty Lender and the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 3.02A(d) below.

(d)          Treaty Lenders. A Treaty Lender and each Credit Party which makes a payment under a Loan Document to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a UK Tax Deduction, including, to the extent reasonably practicable, making and filing of an appropriate application for relief under an applicable Treaty. Notwithstanding anything to the contrary in this Agreement, in the event that the relevant Credit Party is the UK Borrower and a Lender is a Treaty Lender that holds a passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that Treaty Lender wishes that scheme to apply to this Agreement, that Lender shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the UK Borrower and the Administrative Agent on or before the date of this Agreement, or in the case of a Treaty Lender joining this Agreement, on or before the date it becomes a Treaty Lender, or where the relevant Treaty Lender becomes a Lender after the date of this Agreement on or before the date it becomes a Lender. Following receipt of such notification, the UK Borrower shall, in respect of each Treaty Lender that has provided it with a DTTP Scheme reference number, submit a duly completed form DTTP2 (or such alternative form as may be specified by HM Revenue & Customs from time to time) to HM Revenue & Customs within 30 working days either of the date of this Agreement, or where the relevant Treaty Lender becomes a Lender after the date of this Agreement within 30 working days of the date of the relevant Assignment Agreement executed by that Lender or where a relevant Person becomes an Additional Borrower, within 30 working days of the date on which that Additional Borrower becomes a Borrower in accordance with Section 1.09 of this Agreement (provided that the relevant Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in writing to the relevant Additional Borrower and the Administrative Agent within 5 working days of that date), and the UK Borrower shall promptly provide the relevant Treaty Lender and the Administrative Agent with a copy of that filing. Where a Treaty Lender wishes the DTTP Scheme to apply to this Agreement and has confirmed its scheme reference number and its jurisdiction of tax residence in writing to the relevant Credit Party and the Administrative Agent in accordance with this Section 3.02A(d), it shall not be under any further obligation pursuant to this Section 3.02A(d) in respect of any procedural formalities necessary for the relevant Credit Party to obtain authorization to make payments without a UK Tax Deduction. Nothing in this clause shall require any Treaty Lender to (i) register under the DTTP Scheme or (ii) apply the DTTP Scheme to any Loan or Letter of Credit if it has registered under the scheme if it has not given notification to the UK Borrower and the Administrative Agent to the effect that it wishes the DTTP Scheme to apply to this Agreement in accordance with this Section 3.02A(d).

(e)          Indemnification. Each Credit Party shall (within three (3) Business Days of demand by the Administrative Agent) pay to a Recipient an amount equal to the loss, liability or cost which has been (directly or indirectly) suffered by that Recipient as a result of any change in applicable law (or in the official interpretation or administration thereof) for or on account of tax imposed by any taxation authority or Governmental Authority of the United Kingdom on that Recipient in respect of a Loan Document. Notwithstanding the foregoing, this Section 3.02A(e) shall not apply:

(A)         with respect to any tax assessed on a Recipient:

(1)          under the law of the jurisdiction in which that Recipient is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Recipient is treated as resident for tax purposes; or

(2)          under the law of the jurisdiction in which that Recipient’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Recipient; or

(B)         to the extent a loss, liability or cost:

(1)          is compensated for by an increased payment under Section 3.02A(b) above; or

(2)          would have been compensated for by an increased payment under Section 3.02A(b) but was not so compensated solely because one of the exclusions in Section 3.02A(c) applied.

A Recipient making, or intending to make a claim under this Section 3.02A(e) shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the relevant Credit Party.

(f)          UK Tax Credit. If a Credit Party makes a UK Tax Payment and the relevant Recipient determines (in its sole discretion) that:

(A)         a UK Tax Credit is attributable to an increased payment of which that UK Tax Payment forms part, to that UK Tax Payment or to a UK Tax Deduction in consequence of which that UK Tax Payment was required; and

(B)         that Recipient or an Affiliate of that Recipient has obtained and utilized that UK Tax Credit,

the Recipient shall pay an amount to the Credit Party which that Recipient determines (in its sole discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the UK Tax Payment not been required to be made by the Credit Party, provided that if the relevant Recipient has made a payment in respect of such a UK Tax Credit to a Credit Party under this Section 3.02A(f) and is required to repay all or any part of a UK Tax Credit to the relevant taxing authority or Governmental Authority, the Credit Parties agree to repay to the relevant Recipient an amount equal to the lower of (a) the amount the relevant Recipient paid to that Credit Party under this Section 3.02A(f) in respect of such UK Tax Credit and (b) the amount the relevant Recipient is required to repay to such taxing authority or Governmental Authority.

(g)          Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment Agreement which it executes on becoming a party, which of the following categories it falls in:

(A)         not a Qualifying Lender;

(B)         a Qualifying Lender (other than a Treaty Lender); or

(C)         a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Section 3.02A(f) then such Lender shall be treated for the purposes of this Agreement (including by each Credit Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant Credit Party).

(h)          VAT in the United Kingdom

(i)          All amounts expressed to be payable under any Loan Document by any Credit Party to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.02(A)(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient shall promptly provide an appropriate VAT invoice to that Credit Party).

(ii)         If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Customer”) under a Loan Document, and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(A)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B)          (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)        Where a Loan Document requires any Credit Party to reimburse or indemnify a Recipient for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)         Any reference in this Section 3.02(A)(h) to any Credit Party shall, at any time when such Credit Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom’s Value Added Tax Act 1994 or applicable legislation in other jurisdictions having a similar effect).

(i)           Stamp taxes. The Credit Parties shall pay and, within three (3) Business Days of demand, indemnify each Recipient against any cost, loss or liability that the relevant Recipient incurs in relation to all stamp duty, registration and other similar Taxes imposed by any taxation authority or Governmental Authority of the United Kingdom payable in respect of any Loan Document, except to the extent such Recipient has already been indemnified or reimbursed for such cost, loss or liability under Section 3.02 or otherwise or where such Taxes are payable on or by reference to the transfer of the whole or any part of the rights of any Lender under a Loan Document, other than where such transfer is made pursuant to Section 3.03.

Section 3.03     Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01 or requires the applicable Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or Section 3.02A, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 ,Section 3.02 or Section 3.02A, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.01 or if the applicable Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or Section 3.02A and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02 or Section 3.02A, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)         such assignment does not conflict with applicable law; and

(v)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 3.04     Breakage Compensation. The applicable Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender actually sustains in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the applicable Borrower or deemed withdrawn); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the applicable Borrower pursuant to Section 3.03(b); or (v) as a consequence of (y) any other default by the applicable Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.03(b). The written request of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Parent Borrower, through the Administrative Agent, and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such request within ten (10) Business Days after receipt by the Parent Borrower of such written request.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01     Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a)          Credit Agreement. This Agreement shall have been executed and delivered by the Parent Borrower, the Subsidiary Borrowers, the Administrative Agent, each LC Issuer and each of the Lenders.

(b)          Guaranty. The Guarantors shall have duly executed and delivered the Guaranty.

(c)          Security Documents. The Credit Parties shall have duly executed and delivered to the Administrative Agent:

(i)          the U.S. Security Documents;

(ii)         the Canadian Security Documents;

(iii)        the PR Security Documents;

(iv)        the UK Security Documents;

(v)         the Austrian Security Documents;

(vi)        the Cayman Security Documents;

(vii)       the Dutch Security Documents;

(viii)      a Perfection Certificate; and

(ix)        the Intercompany Note.

(d)          Corporate Resolutions and Approvals; Other Certifications. The Administrative Agent shall have received (A) certified copies of the resolutions of the board of directors (or similar governing body) of each Credit Party or, in the case of a partnership, the board of directors of its general partner evidencing corporate approval of the Transactions, (B) if applicable, with respect to the Dutch Credit Parties certified copies of (i) resolutions of the shareholders, (ii) the resolutions of the supervisory board of directors and (iii) with respect to Banner Pharmacaps Europe B.V., a positive and unconditional works council advice of its works council confirming the authorization to become Subsidiary Guarantor and for the establishment of the pledge over its shares and (C) a certificate, dated the Closing Date and signed by an Authorized Officer, confirming satisfaction of the conditions set forth in Section 4.01(p), Section 4.01(q), Section 4.01(r), Section 4.01(s) and Section 4.01(t);

(e)          Incumbency Certificates. The Administrative Agent shall have received a secretary’s certificate of each Credit Party or, in the case of a partnership, its general partner reasonably acceptable to the Administrative Agent which include certification of the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(f)          Opinions of Counsel. The Administrative Agent shall have received the following executed legal opinions:

(i)          the legal opinion of Simpson Thacher & Bartlett LLP; and

(ii)         the legal opinion of local counsel in each of Canada, Puerto Rico, the Netherlands, England and Wales, the Cayman Islands and Austria which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(g)          Senior Notes. Prior to or substantially concurrently with the Closing Date, the Borrower shall have received at least $450 million of gross cash proceeds from the issuance of the Senior Notes.

(h)          Recordation of Security Documents, Delivery of Collateral, etc. The Security Documents, and/or proper UCC or PPSA financing statements or other notices (or the foreign equivalent, as applicable) in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral of the Secured Creditors and all Collateral items required to be physically delivered to the Collateral Agent under the Security Documents shall have been so delivered, accompanied by any appropriate instruments of transfer, and all fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(i)          Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received certified copies of the bylaws, memorandum and articles of association, partnership agreement, limited liability company agreement or other applicable governing documents, of each Credit Party, and, to the extent applicable, a good standing certificate from the Secretary of State of the state of incorporation or formation, as the case may be, dated as of a recent date, listing and attaching all charter documents affecting each Credit Party and certifying as to the good standing of such Credit Party (only if the concept of good standing exists in the applicable jurisdiction).

(j)          Parent Borrower Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Parent Borrower, as of and for the twelve-month period ending on, October 31, 2013, in the case of Patheon, and September 30, 2013, in the case of Delta, in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting and which fiscal quarters or fiscal years, as applicable, with respect to each of Patheon and Delta, need not end on the same date (it being understood that the Lenders have received such pro forma financial statements).

(k)          DPP Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Delta for the 2011 and 2012 fiscal years, which financial statements will be audited and prepared in accordance with IFRS and (b) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Delta for each fiscal quarter ended on or after June 30, 2013 and September 30, 2013 (it being understood that the Administrative Agent have received such unaudited financial statements and such financial information need only be presented for the period commencing at the start of such fiscal year to the end of such fiscal year).

(l)          Patheon Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Patheon for the 2011, 2012 and 2013 fiscal years, which financial statements will be audited and prepared in accordance with GAAP (it being understood that the Lenders have received such audited financial statements) and (b) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Patheon for each fiscal quarter ended after January 31, 2014 and sixty (60) days or more prior to the Closing Date.

(m)        Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer.

(n)         Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that prior to or substantially concurrent with the funding of the Loans on the Closing Date, the Closing Date Refinancing shall have occurred.

(o)         Acquisition. An Authorized Officer shall have certified that the Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Credit Facilities in all material respects in accordance with the Acquisition Agreements, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to the Lenders without the consent of the Arrangers, which consent shall not have been unreasonably withheld or delayed.

(p)         Equity Contribution. The transactions contemplated by Section 1.1 and Section 1.2 of the Contribution Agreement shall have been consummated.

(q)         No Closing Date Delta Material Adverse Effect. Since December 31, 2012, there has not been a Closing Date Delta Material Adverse Effect.

(r)          No Closing Date Patheon Material Adverse Effect. Since July 31, 2013, there has not been a Closing Date Patheon Material Adverse Effect.

(s)          Accuracy of Specified Representations. The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that, if the term “Material Adverse Effect” qualifies any Specified Representation in Article V, such term shall be deemed to refer to the term “Closing Date Material Adverse Effect” to the extent such representation is being made in connection with a Credit Event on the Closing Date.

(t)          Accuracy of Specified Acquisition Agreement Representations. The Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the Closing Date.

(u)          Know Your Customer Information. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act; provided that any requests for such information shall have been received by the Parent Borrower at least ten (10) Business Days prior to the Closing Date.

(v)          Payment of Fees and Expenses. Substantially concurrently with the initial funding of the Credit Facilities on the Closing Date, the Administrative Agent shall have received the Closing Fees and all fees and expenses in the amounts previously agreed in writing to be received on the Closing Date.

(w)         Notice. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to the Closing Date Borrowings.

Notwithstanding anything to the contrary in this Section 4.01, to the extent any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the Closing Date (other than (x) the execution and delivery of the U.S. Security Agreement and the Canadian Collateral Agreement, (y) the pledge of certificated capital stock (to the extent required to be pledged or otherwise secured pursuant to the U.S. Security Agreement and the Canadian Collateral Agreement) of (1) the Parent Borrower’s wholly-owned material U.S. and Canadian subsidiaries, (2) Delta and the wholly-owned material U.S. subsidiaries of Delta and (3) Patheon and the wholly-owned material U.S. and Canadian subsidiaries of Patheon, in each case other than those stock certificates in possession of any Lender or any of its affiliates or any existing lender to Delta or Patheon, as applicable and (z) the grant and perfection of security interests in other assets required to be pledged or otherwise secured pursuant to the U.S. Security Agreement and Canadian Collateral Agreement and solely for which a Lien may be perfected upon closing by the filing of a financing statement under the UCC or the PPSA after Parent Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense), then the provision of any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be created and/or perfected within ninety (90) days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion, pursuant to reasonably satisfactory arrangements to be mutually agreed upon.

Without limiting the generality of the requirements of Section 6.13, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

Section 4.02     Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event (other than any Credit Event on the Closing Date) is subject, at the time thereof, to the satisfaction of the following conditions:

(a)          Notice. The Administrative Agent (and in the case of subpart (ii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to any Borrowing (other than a Continuation or Conversion) and (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b)          No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default; provided that with respect to any Credit Event with respect to Incremental Facilities or a Refinancing Amendment, the proceeds of which are used to finance a Permitted Acquisition or Investment or other investment permitted by this Agreement, the references to Default or Event of Default in this Section 4.02(b) shall be deemed to refer solely to a Specified Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Incremental Facilities or a Refinancing Amendment, the proceeds of which are used to finance a Permitted Acquisition or similar Investment permitted by this Agreement, the representations and warranties in this Section 4.02(b) shall be deemed to refer solely to the Specified Representations and the Specified Acquisition Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or Investment), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or Investment)).

Each Notice of Borrowing submitted by a Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b) (or, in the case of a Borrowing Notice for an Incremental Facility, the conditions specified in the provisos in clauses (i) and (ii) of Section 4.02(b)) have been satisfied on and as of the date of the applicable Credit Event.

Section 4.03     Credit Events to Additional Borrowers.

The obligations of the Lenders and the Swing Line Lender to honor any initial request for a Loan by an Additional Borrower or of any LC Issuer to honor any initial request for a Letter of Credit by each Additional Borrower is subject to the satisfaction of the following further conditions precedent:

(a)          the Administrative Agent shall have received a customary opinion of counsel for such Additional Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b)          the Administrative Agent shall have received all documents which it may reasonably request relating to the existence of such Additional Borrower, its corporate authority for and the validity of its entry into its Additional Borrower Agreement, this Agreement, any other Loan Document and any amendments to the Loan Documents contemplated by Section 1.09, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c)          each of the Additional Borrowers, except to the extent such Borrower is an Excluded Subsidiary pursuant to clause (g) of the definition thereof (which, for the avoidance of doubt, shall not affect any of its rights or obligations as a Borrower under this Agreement), shall have (i) jointly and severally guaranteed to the Administrative Agent and each of the holders of the Obligations the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory pre-payment, by acceleration, as a mandatory Cash Collateralization or otherwise) by executing a supplement to the Guaranty in the form of Exhibit I attached thereto and (ii) taken all actions necessary to create and perfect a security interest in its assets (other than any Excluded Collateral) for the benefit of the Secured Creditors in accordance with Section 6.10, unless a security interest in the assets (other than Excluded Collateral) of such Additional Borrower has already been created and perfected; and

(d)          in the case of any Additional Borrower organized in jurisdictions other than the United States, Canada, Puerto Rico, Austria, the Netherlands or the United Kingdom, there shall be no cross border lending restrictions or other legal impediments that prohibit, restrict or otherwise restrain any Lender from making Loans or other credit extensions to such Additional Borrower.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Parent Borrower and each other Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01     Organization Status and Qualification. Each Credit Party and each Restricted Subsidiary that is a Material Subsidiary (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation, (ii) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02     Authorization and Enforceability.

(a)          Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03     Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except as would not reasonably be expected to have a Material Adverse Effect, taken as a whole, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents or Liens otherwise permitted hereunder) upon any of the property or assets of such Credit Party pursuant to the terms of any contract, except as would not reasonably be expected to have a Material Adverse Effect or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04     Governmental Approvals. Except as would not reasonably be expected to result in a Material Adverse Effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Authorized Officer, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries that have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.06     Use of Proceeds; Margin Regulations.

(a)          The proceeds of the Initial Term Loans shall be used to finance the Transactions.

(b)          The proceeds of Borrowings under the Initial Revolving Facility shall be used to finance the Parent Borrower’s and its Subsidiaries’ working capital needs (including to replace or provide credit support for any existing letters of credit), general corporate purposes and certain costs in connection with the Transactions.

(c)          No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Parent Borrower or of the Parent Borrower and its consolidated Restricted Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07     Accuracy of Financial Statements.

(a)          The Parent Borrower has furnished to the Administrative Agent and the Lenders (i) the audited consolidated balance sheets of each of Delta and Patheon and their respective consolidated Subsidiaries for the 2011, 2012 and, with respect to Patheon only, 2013 fiscal years and the related audited consolidated statements of income, shareholders’ equity, and cash flows of each of Delta and Patheon and their respective consolidated Subsidiaries for such fiscal year and (ii) the unaudited consolidated balance sheet of Delta, and the related statements of income and of cash flows of Delta and its respective Subsidiaries for the fiscal quarter ended September 30, 2013. Except as described therein, all such financial statements have been prepared in accordance with GAAP or IFRS, as applicable, consistently applied, and fairly present the financial position in all material respects of each of Delta, Patheon and their respective Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments.

(b)          The pro forma financial statements delivered pursuant to Section 4.01(j)(iii) have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as of the date thereof.

Section 5.08     Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans on the Closing Date, (a) the fair value of the assets or properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets or properties of Parent Borrower and its subsidiaries, on a consolidated basis (on a liquidation or sum-of-parts basis, whichever is greater), is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured, (c) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.08, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.09     No Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.

Section 5.10     Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Restricted Subsidiaries have timely filed all federal, state, provincial, territorial, foreign and other tax returns and reports required to be filed, and have timely paid all federal, state, provincial, territorial, foreign and other Taxes imposed upon them or their properties, income or assets that are due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (or other applicable accounting principles).

Section 5.11     Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has good, recordable and marketable title, in the case of Real Property (other than Leaseholds), and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets necessary in the ordinary conduct of its business free and clear of Liens other than Permitted Liens. Schedule 5.11 sets forth a complete list of Real Property (other than Leaseholds) with a Fair Market Value in excess of $15.0 million owned by the Credit Parties on the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof.

Section 5.12     Environmental Matters.

(a)          Each Credit Party and each of its Restricted Subsidiaries is in material compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All material licenses, permits, registrations or approvals required for the conduct of the business as presently conducted of each Credit Party and each of its Restricted Subsidiaries under any Environmental Law have been secured and each Credit Party and each of its Restricted Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Restricted Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree under or relating to any Environmental Law to which such Credit Party or such Restricted Subsidiary is a party or that would affect the ability of such Credit Party or such Restricted Subsidiary to operate any Real Property as presently operated and no Credit Party knows of any event that has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of any Authorized Officer, threatened against any Credit Party or any of its Restricted Subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer, there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by any of the Credit Parties or its Restricted Subsidiaries or on any property adjacent to any such Real Property, to which any Credit Party or any such Restricted Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an a material Environmental Claim against any Credit Party or any of its Restricted Subsidiaries or any currently owned, leased or operated Real Property of a Credit Party or any of its Restricted Subsidiaries; or (ii) to cause any currently owned, leased or operated Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that would not reasonably be expected to have a Material Adverse Effect.

(b)          Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property by the Credit Parties or any of their Restricted Subsidiaries or (ii) released on any currently owned or operated, or to the knowledge of any Authorized Officer, formerly owned or operated Real Property of the Credit Parties or any of their Restricted Subsidiaries, in each case where such occurrence or event would give rise to liability of the Credit Parties or their Restricted Subsidiaries under Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.13     Compliance with ERISA. (a) Except as would not reasonably be expected to have a Material Adverse Effect, compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, the Credit Parties, their Restricted Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, no Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Restricted Subsidiary of a Credit Party nor any ERISA Affiliate is at the Closing Date, or has been at any time within the five years preceding the Closing Date, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. Except where noncompliance or the incurrence of an obligation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither any Credit Party nor any of their Restricted Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(b)          Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Canadian Tax Act and any other applicable laws which requires registration, have been administered in accordance with the Canadian Tax Act and such other laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All material obligations of the Canadian Credit Parties required to be performed by the Canadian Credit Parties in connection with the Canadian Pension Plans have been performed on a timely basis, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans which would reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Canadian Credit Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans and each of the Canadian Pension Plans is being fully funded in accordance with all minimum funding standards on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities) except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Canadian Credit Party sponsors, maintains or contributes to, or at any time in the six-year period preceding the Closing Date has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario).

(c)          Foreign Pension Plans. All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures to comply, in the aggregate for all such failures, that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions, and any other amounts which have become due pursuant to any applicable Foreign Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect.

Section 5.14     Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each of its Restricted Subsidiaries owns or has the right to use all Intellectual Property and other rights related thereto necessary for the present conduct of its business, and operates their respective businesses without any known infringement, violation or conflict with the Intellectual Property rights of others.

Section 5.15     Investment Company Act. No Credit Party nor any of its Restricted Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940.

Section 5.16     Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence and taking the other perfection steps required by the applicable Security Documents, perfected security interest in and Lien on all of the Collateral, in favor of the Collateral Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons, subject to Permitted Liens (provided that such filings and recordings may be required to create a valid and enforceable security interest under the laws of certain non-U.S. jurisdictions), except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under any Security Document except for filing of the UCC and PPSA financing statements specified on Schedule 6 of the Perfection Certificate in the offices specified on such Schedule and any other filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid or arrangements for prompt payment of such taxes have been made, except as would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything herein (including this Section 5.16) or in any other Loan Document to the contrary, neither the Borrowers nor any other Credit Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Credit Agreement or the other Loan Documents.

Section 5.17     Accuracy of Disclosure.

(a)          The written information (other than the financial projections, forward looking statements and information of a general economic or industry specific nature) that has been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions, when taken as a whole, does not, or with regard to such written information with respect to Delta and its subsidiaries, to the knowledge of an Authorized Officer does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(b)          The financial projections that have been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions have been prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Parent Borrower at the time furnished to the Administrative Agent to be reasonable (giving effect to all supplements and updates thereto), it being understood and acknowledged that the financial projections are as to future events and are not to be viewed as facts, and the financial projections are subject to significant uncertainties and contingencies, many of which are beyond each Credit Party’s control, that no assurances can be given that any particular financial projections will be realized and that actual results during the period or periods covered by any such financial projections may differ significantly from the actual results and such differences may be material.

Section 5.18     Subsidiaries. As of the Closing Date, Schedule 5.18 sets forth a true, complete and accurate description of the equity capital structure of Parent Borrower and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equity holders of record and accompanied by a statement of authorized and issued Capital Stock for each such Person.

Section 5.19     OFAC and PATRIOT Act. To the knowledge of any Authorized Officer, no Credit Party nor any of its Restricted Subsidiaries, officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC, no Credit Party nor any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Credit Parties nor any of its Restricted Subsidiaries will directly or indirectly use the proceeds from the Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the Patriot Act.

Section 5.20     Foreign Corrupt Practices Act. To the knowledge of any Authorized Officer, none of the Parent Borrower or any of the Restricted Subsidiaries, nor any of their directors, officers, agents or employees has used any of the proceeds of the Initial Term Loans (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom’s Bribery Act 2010 or similar law of a jurisdiction in which the Parent Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01     Reporting Requirements. The Parent Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)          Annual Financial Statements. Within 120 days after the close of the year ended October 31, 2014, and, thereafter, within ninety (90) days after the close of each fiscal year of the Parent Borrower, the audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP and accompanied by the opinion with respect to such consolidated financial statements of an independent registered public accounting firm of nationally recognized standing selected by the Parent Borrower, which opinion shall be unqualified as to “going concern” or scope of audit; provided that in respect of the financial statements and other information required to be delivered above with respect to the first fiscal year in which the Parent Borrower prepares financial statements in accordance with IFRS, the time periods set forth above with respect to any delivery required above shall be extended by an additional thirty (30) days from the date required pursuant to the foregoing.

(b)          Quarterly Financial Statements. Within ninety (90) days for the quarterly accounting period ended April 30, 2014, and within forty-five (45) days after the close of each of the subsequently occurring first three quarterly accounting periods in each fiscal year of the Parent Borrower, the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year all prepared in accordance with GAAP, and which shall be certified on behalf of the Parent Borrower by an Authorized Officer, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes; provided that in respect of the financial statements and other information required to be delivered above with respect to quarterly periods occurring during the first fiscal year in which the Parent Borrower prepares financial statements in accordance with IFRS, the time periods set forth above with respect to any delivery required above shall be extended by an additional thirty (30) days from the date required pursuant to the foregoing.

(c)          Officer’s Compliance Certificates. Within five (5) Business Days after the required date of the delivery of the financial statements provided for pursuant to Section 6.01(a) and Section 6.01(b) above, (x) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer to the effect that no Default or Event of Default then exists or, if any Default or Event of Default does then exist, specifying the nature and extent thereof and the actions the Parent Borrower has taken or proposes to take with respect thereto and including: (A) the calculations required to establish whether the Parent Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 7.06 as at the end of such fiscal year or period to the extent a Maintenance Covenant Condition existed at the end of the applicable period, (B) in connection with the financial statements provided for pursuant to Section 6.01(a) and Section 6.01(b) above, a reasonably detailed calculation of Excess Cash Flow and the Available Amount as at the end of the fiscal year to which such financial statements relate, (C) in connection with the financial statements provided for pursuant to Section 6.01(a) above, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report and (D) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list and (y) to the extent for such fiscal period the Parent Borrower is not a public reporting company, or such management discussion and analysis is not publicly available, a management discussion and analysis with respect to the financial information, including a comparison to and variances from the immediately preceding period and budget.

(d)          Budgets. Upon delivery of audit pursuant to Section 6.01(a) above, a consolidated budget for the fiscal year immediately succeeding the fiscal year covered by such financial statements for each of the four fiscal quarters of such fiscal year, setting forth a forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent Borrower and its Restricted Subsidiaries for the period covered thereby, and the principal assumptions upon which such budget is based (including a description of any material change in accounting policies from the previous fiscal year); provided that, for the avoidance of doubt, the first such budget required to be delivered pursuant to this Section 6.01(d) shall be in respect of the fiscal year of the Parent Borrower ending October 31, 2015.

(e)          Notices.

(i)         promptly, and in any event within five (5) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto;

(ii)        promptly, and in any event within ten (10) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the commencement of, or any other material development concerning any litigation, governmental or regulatory proceeding, environmental matter or labor matter pending against any Credit Party or any Subsidiary, in each case if the same would reasonably be expected to have a Material Adverse Effect; and

(iii)       promptly, and in any event within ten (10) Business Days, after any Authorized Officer of the Parent Borrower knows of the occurrence of any ERISA Event, Canadian Pension Plan Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms, the Parent Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Parent Borrower setting forth the full details as to such occurrence and the action, if any, that the Parent Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the Parent Borrower or the ERISA Affiliate to or filed with the PBGC or any other similar Governmental Authority, a Plan participant or the Plan administrator with respect thereto, in each case, if any of the foregoing would reasonably be expected to have a Material Adverse Effect.

(f)          Patriot Act Information. Promptly upon the request of the Administrative Agent or any Lender (through the Administrative Agent), any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

(g)         Other Information. Promptly upon the reasonable request therefor, such other information (including related to insurance) or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Parent Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

Documents required to be delivered pursuant to Section 6.01(a) and Section 6.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet; or (ii) on which such documents are made available by the Parent Borrower to the Administrative Agent for posting on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent Borrower’s having filed with the SEC (a) an annual report on Form 10-K for such year will satisfy the Parent Borrower’s obligation under Section 6.01(a) with respect to such year and (b) a quarterly report on Form 10-Q for such quarter will satisfy the Parent Borrower’s obligation under Section 6.01(b) with respect to such quarter; provided further that upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Parent Borrower Materials”) by posting the Parent Borrower Materials on IntraLinks, SyndTrack Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities if the Parent Borrower had publicly traded securities) (each, a “Public Lender”). The Parent Borrower hereby agrees to make all Parent Borrower Materials that the Parent Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Parent Borrower Materials as “PUBLIC”, the Parent Borrower authorizes such Parent Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that would either be publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws if the Parent Borrower had publicly traded securities. Notwithstanding the foregoing, the Parent Borrower shall not be under any obligation to mark any Parent Borrower Materials “PUBLIC.” The Parent Borrower agrees that (i) any Loan Documents and (ii) any financial statements delivered pursuant to Section 6.01(a) and Section 6.01(b) will be deemed to be “public-side” Parent Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.02     Books, Records and Inspections. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (b) permit, upon at least two (2) Business Days’ notice to the Parent Borrower, officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Parent Borrower and/or its Restricted Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of Parent Borrower or such Restricted Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Parent Borrower and/or such Restricted Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, but no more than two such visits in any fiscal year unless an Event of Default has occurred and is continuing. All such visits and inspections shall be at the Parent Borrower’s expense; provided that so long as no Event of Default has occurred and is continuing, then Parent Borrower shall not be required to pay for more than one such visit in any consecutive four fiscal quarter period. Notwithstanding anything to the contrary in this Section 6.02, none of the Parent Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) relates to any incomplete governmental investigation.

Section 6.03     Insurance. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain insurance coverage (A) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Parent Borrower and its Restricted Subsidiaries as of the Closing Date (after giving effect to any self-insurance) or (B) as is customary, reasonable and prudent in light of the size and nature of the business as of any date after the Closing Date, (after giving effect to any self-insurance).

Section 6.04     Payment of Taxes and Government Obligations. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or its properties, income or assets, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any properties of the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that neither the Parent Borrower nor any of its respective Restricted Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP (or other applicable accounting principles) and (ii) in the case of a tax or claim that has or may become a Lien that is not a Permitted Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim.

Section 6.05     Preservation of Existence. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and (b) its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.01.

Section 6.06     Maintenance of Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07     Compliance with Laws, etc. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, statutes (including ERISA), regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property; provided that this Section 6.07 shall not apply with respect to Taxes or Environmental Laws, which are governed by Section 6.04 and Section 6.08, respectively.

Section 6.08     Compliance with Environmental Laws.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Restricted Subsidiaries.

(b)          The Parent Borrower will keep or cause to be kept, and will cause each of its Restricted Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c)          Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws.

(d)          Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries, in each case, in accordance with the requirements of material Environmental Laws applicable to Parent Borrower and its applicable Restricted Subsidiaries and in accordance with lawful orders of Governmental Authorities, except to the extent that the Parent Borrower or such Restricted Subsidiary is contesting such order in good faith (as reasonably determined by management of the Parent Borrower) and by appropriate proceedings.

Section 6.09     Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Subsidiary that is not an Excluded Subsidiary and is not already a party to the Guaranty, such Credit Party will promptly, but in any event within forty-five (45) days (or sixty (60) days for any Subsidiary that is not a U.S. Subsidiary) or such longer period as the Administrative Agent may agree, (a) cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a guaranty supplement, substantially in the form attached as Exhibit I to the Guaranty, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (ii) resolutions of the board of directors or equivalent governing body of such Subsidiary or, in the case of a partnership, its general partner, certified by an Authorized Officer of such Subsidiary or, in the case of a partnership, its general partner, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10 and (b) deliver to the Collateral Agent all certificates, if any, representing the Capital Stock of such Subsidiary, and other instruments, in each case required to be delivered by such Credit Party pursuant to the terms of the applicable Security Document, together with appropriate instruments of transfer duly executed in blank. For the avoidance of doubt, no Credit Party shall be required to cause a Subsidiary that is (i) an Excluded CFC, (ii) any direct or indirect Subsidiary of a Subsidiary that is an Excluded CFC, (iii) a FSHCO or (iv) any Subsidiary to the extent that the provision of any guarantee by such Subsidiary would result in adverse tax consequences (as reasonably determined by the Parent Borrower in consultation with the Administrative Agent) to join in the Guaranty in respect of any obligation of a US Borrower in its capacity as a Borrower, (or any guarantee of such obligation).

Section 6.10     Additional Security; Real Estate Matters; Further Assurances.

(a)          Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any fee-owned Real Property not constituting Excluded Real Property or Excluded Collateral with a purchase price (in the case of after acquired real property) or Fair Market Value (with fair market value as reasonably determined by the Parent Borrower as of the later of the Closing Date or the date upon which such Real Property was acquired by such Credit Party and reasonably agreed to by the Administrative Agent) in excess of $15.0 million for any Real Property not covered by a Mortgage, or any personal property that is not at the time included in the Collateral and that is not then Excluded Collateral, the Parent Borrower will promptly (and in any event within thirty (30) days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Collateral Agent and the Secured Creditors under this Section 6.10, and, upon the request of the Administrative Agent and/or the Collateral Agent, the Credit Party will, or will cause such Subsidiary to, within ninety (90) days or such longer period as the Administrative Agent may agree, following request by the Administrative Agent and/or the Collateral Agent, (i) grant to the Collateral Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent and/or Collateral Agent reasonably deems appropriate (collectively, the “Additional Security Documents”) or execute and deliver a joinder to each applicable existing Security Document and (ii) take whatever action the agent reasonable requests (including the recording of mortgages, the filing of UCC or PPSA financing statements or equivalents thereof in any jurisdiction (including UCC fixture financing statements), the giving of notices and the endorsement of notices on title documents) that may be necessary or advisable in the opinion of the Administrative Agent and/or Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected and enforceable Liens on such property. For the avoidance of doubt, the Collateral Agent is authorized to file UCC or PPSA financing statements at any time following the acquisition of such property to the extent constituting Collateral. Furthermore, the Parent Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent and the Collateral Agent such opinions of local counsel, corporate resolutions, a counterpart to the Intercompany Note and other related documents as may be reasonably requested by the Administrative Agent and/or Collateral Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent.

(b)          Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Capital Stock designated as having Voting Power and 100% of the Capital Stock designated as having non-Voting Power in any Excluded Subsidiary that is an Excluded CFC or FSHCO, or any other equity securities of any other Subsidiary to the extent that the Parent Borrower reasonably determines (in consultation with the Administrative Agent) that such pledge would result in adverse tax consequences, (ii) pledge (or cause to be pledged) any Capital Stock in any Subsidiary that is not a first tier Subsidiary of such Credit Party or (iii) cause a Subsidiary that is an Excluded CFC or a FSHCO (or a Subsidiary that is otherwise prohibited from being a Guarantor pursuant to Section 6.09) to join in the Guaranty or to become a party to any Security Document; provided, however, that clauses (i) and (iii) above shall apply solely in the case of the US Collateral with respect to obligations of a US Borrower in its capacity as a Borrower. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Credit Party shall be required to enter into or obtain any landlord, bailee or warehouseman waivers, consents or other letters, (b) no security documents governed by the laws of any jurisdiction other than a jurisdiction in which a Borrower is organized shall be required and (c) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts or other Collateral requiring perfection through “control.”

(c)          Real Estate Matters. The Parent Borrower shall have delivered to the Administrative Agent (x) with respect to each parcel of Real Property subject to a Mortgage as of the Closing Date, and (y) with respect to each parcel of Real Property acquired by a Credit Party after the Closing Date, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.10(a) above, within ninety (90) days or such longer period as the Administrative Agent may in its discretion agree after such parcel of Real Property becomes subject to a Mortgage, the documents and other deliverables set forth on Schedule 6.10(c). For the avoidance of doubt, the requirements of this Section 6.10 shall not apply to any Excluded Real Property.

(d)          Further Assurances. The Credit Parties will, at the expense of the Parent Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent and/or Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent and/or Collateral Agent may reasonably require; provided that such further steps shall not be inconsistent with the foregoing limitations of this Section 6.10.

Section 6.11     Use of Proceeds. The Parent Borrower will use the proceeds of the Initial Term Loans on the Closing Date to consummate the Transactions including the payments of fees and expenses in connection with the Transactions and for working capital needs and for other general corporate purposes and for any other purpose not prohibited under the Loan Documents. Following the Closing Date, the Borrowers will use the proceeds of the Initial Revolving Facility and LC Issuances (i) to provide working capital to the Parent Borrower and its Subsidiaries (including to replace or provide credit support for any existing letters of credit), (ii) to provide funds for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Permitted Acquisitions and Investments), (iii) to fund certain fees and expenses relating thereto, and (iv) to finance any transaction not prohibited hereby.

Section 6.12     Ratings. The Parent Borrower will use commercially reasonable efforts to obtain a public corporate family and/or public corporate credit rating, as applicable, and public ratings in respect of each of the initial Credit Facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

Section 6.13     Change in Business. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing; provided that for the avoidance of doubt, nothing in this paragraph shall prohibit the Parent Borrower and its Restricted Subsidiaries from completing any Permitted Acquisition or other Investment permitted by the Agreement to the extent an Authorized Officer determines (which determination shall be conclusive) in good faith that such Permitted Acquisition or other Investment is incidental, reasonably related or ancillary to the business, taken as a whole, on the Closing Date.

Section 6.14     Designation of Subsidiaries.

(a)          The Parent Borrower may at any time (i) designate any Restricted Subsidiary, other than any Borrower, as an Unrestricted Subsidiary unless such Restricted Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Restricted Subsidiary to be so designated; provided, that immediately after giving effect to such designation, no Default or Event of Default shall exist and either (A) such designation was made at or prior to the Closing Date, (B) the Restricted Subsidiary to be so designated has Consolidated Total Assets of $1.0 million or less, or (C) if such Restricted Subsidiary has Consolidated Total Assets greater than $1.0 million, then the ownership of the Capital Stock of such Restricted Subsidiary would constitute an Investment permitted under Section 7.04 or (ii) designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall exist and either (A) the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries calculated on a Pro Forma Basis shall either (x) exceed 2.00 to 1.00 or (y) exceed the Cash Interest Coverage Ratio immediately prior to such designation and any other transactions in connection therewith or (B) such Unrestricted Subsidiary shall be a special purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be incurred (and upon such designation shall be deemed to be incurred and outstanding) pursuant to Section 7.03.

(b)          Any designation by the Parent Borrower pursuant to Section 6.14(a) shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Parent Borrower’s board of directors (or other applicable governing entity) giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complies with the provisions of this Section 6.14.

(c)          The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Parent Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.15     Lender Conference Calls. To the extent the Parent Borrower is not a publicly reporting company and if the Parent Borrower is not conducting quarterly earnings calls, the Parent Borrower shall host quarterly conference calls with Lenders to discuss the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 6.01(a) and 6.01(b), at a date and time to be determined by the Parent Borrower in consultation with the Administrative Agent.

Section 6.16     Post-Closing Obligations. The Credit Parties will cause each obligation specified on Schedule 6.16 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

Section 6.17     Transactions with Affiliates. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, consummate any transaction or series of transactions with any Affiliate (including any payment in respect of Management Fees, consulting fees or similar fees) other than upon fair and reasonable terms no less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(a)          Contractual Obligations and transactions among the Parent Borrower and the Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(b)          [Reserved]

(c)          agreements and transactions with and payments to officers, directors, employees and shareholders (to the extent constituting Affiliates) that are either entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement;

(d)          the consummation of the Transactions and the payment of fees and expenses relating thereto;

(e)          (i) transactions permitted under Section 7.01; Investments permitted under Section 7.04; and Restricted Payments permitted under Section 7.05; and (ii) Liens permitted under Section 7.02 and Indebtedness permitted under Section 7.03; provided that such Liens and Indebtedness are on terms which are fair and reasonable to the Parent Borrower and its Subsidiaries as determined by a majority of the members of the board of directors of the Parent Borrower in good faith;

(f)          employment and severance arrangements and health, disability and similar insurance or benefit plans between the Parent Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business;

(g)          the payment of fees and reasonable out of pocket costs to, and indemnities (including pursuant to the Indemnification Agreement) provided on behalf of, Sponsors, directors, managers, consultants, officers and employees of any Parent Entity, the Parent Borrower and the Restricted Subsidiaries to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(h)          transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.17 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any respect;

(i)          the Parent Borrower may pay (i) reimbursements to the Permitted Holders for out of pocket expenses consistent with past practice of the Parent Borrower or in accordance with the Management Agreement and (ii) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, Management Fees in accordance with the Management Agreement in an amount up to 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period; provided that such payments may be greater than 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period to the extent such additional payments represent amounts deferred or accrued but not paid in prior periods;

(j)          payments by the Parent Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Parent Borrower in good faith;

(k)          investments by the Permitted Holders in Capital Stock of the Parent Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (i) the investment is being offered generally to other Permitted Holders on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed issue amount of such class of Capital Stock;

(l)          transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Borrower solely because the Parent Borrower owns and Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Borrower, other than the Parent Borrower or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of the Parent Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations, indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01     Consolidation, Merger, Acquisitions, Asset Sales, etc. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate a merger, consolidation or amalgamation, (iii) make any Acquisition or (iv) make any Asset Sale, except that, each of the following shall be permitted:

(a)          the merger, consolidation or amalgamation of (i) any Subsidiary of the Parent Borrower with or into any Borrower, provided (A) such Borrower is the surviving, continuing or resulting Person or (B) if the Person formed by, surviving or resulting from any such merger, consolidation or amalgamation (any such Person, the “Successor Borrower”) is not such Borrower (the “Previous Borrower”), (1) the Successor Borrower shall expressly assume all the obligations of the Previous Borrower under this Agreement and the other Loan Documents to which the Previous Borrower was a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (2) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower and (3) each Credit Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Security Document confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower; provided further that if the foregoing requirements set forth in clauses (1) through (3) above are satisfied, the Successor Borrower will succeed to, and be substituted for, the Previous Borrower under this Agreement, (ii) any Subsidiary of the Parent Borrower with or into any Subsidiary Guarantor, provided that the surviving, continuing or resulting Person is, or immediately after giving effect thereto, becomes, a Subsidiary Guarantor, (iii) any Subsidiary of the Parent Borrower that is not a Credit Party into any other Subsidiary of the Parent Borrower that is not a Credit Party, (iv) any Subsidiary Guarantor into any other Borrower and (v) any Subsidiary of the Parent Borrower into any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(b)          any Asset Sale or other disposition of property or assets (i) to the Parent Borrower or other Credit Party, (ii) from any Subsidiary of the Parent Borrower that is not a Credit Party to any other Subsidiary of the Parent Borrower that is not a Credit Party and (iii) from the Parent Borrower or any Subsidiary of the Parent Borrower to any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(c)          any transaction permitted pursuant to Section 7.03, Section 7.04 or Section 7.05;

(d)          any Restricted Subsidiary of the Parent Borrower may liquidate, amalgamate or dissolve if (x) the Parent Borrower determines in good faith that such liquidation, amalgamation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with this Section 7.01, Section 7.04 or Section 7.05, or, in the case of any such business, discontinued shall be transferred to, or otherwise owned or conducted by, the Parent Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution except to the extent otherwise permitted by Section 7.03, Section 7.04 or Section 7.05;

(e)          the Transactions may be consummated;

(f)          any Restricted Subsidiary of the Parent Borrower may consummate a merger, dissolution, liquidation, amalgamation, consolidation or disposition, the purpose of which is to effect a disposition or Asset Sale otherwise permitted pursuant to this Section 7.01 or an Investment otherwise permitted under Section 7.04 or a Restricted Payment otherwise permitted under Section 7.05;

(g)          any disposition of Capital Stock in, or Indebtedness or other securities of, (i) a Restricted Subsidiary that is not a Material Subsidiary or (ii) an Unrestricted Subsidiary;

(h)          the Parent Borrower or any Restricted Subsidiary may consummate any Sale and Lease-Back Transaction;

(i)           in addition to any Asset Sale permitted by this Section 7.01, the Parent Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale for Fair Market Value, provided that (A) at the time of the execution of the definitive agreement relating to such Asset Sale, no Event of Default shall exist, (B) at the time of the consummation of such Asset Sale, no Specified Event of Default shall exist, and (C) if after giving effect to such Asset Sale the Parent Borrower’s First Lien Leverage Ratio, calculated on a Pro Forma Basis, is greater than 4.00 to 1.00 or the Total Leverage Ratio, calculated on a Pro Forma Basis, is greater than 5.50 to 1.00, at least 75% of the aggregate consideration received by the Parent Borrower or any Restricted Subsidiary from Asset Sales consummated pursuant to this clause (j) in the current fiscal year of the Parent Borrower shall be in the form of cash or Cash Equivalents; provided, that for purposes of this clause (C), Designated Non-Cash Consideration received in respect of such Asset Sale, taken together with all other Designed Non-Cash Consideration received in respect of Assets Sales pursuant to this clause (i) that do not exceed in the aggregate at any time outstanding an amount equal to the greater of (x) $105 million and (y) 5.0% of Consolidated Total Assets of the Parent Borrower shall be deemed to be cash (with the fair market value of each item of Designated Non-Cash Consideration being determined in good faith by the Parent Borrower at the time received and without giving effect to subsequent changes in value);

(j)           any Asset Sale of non-core assets or property, including assets or property (i) no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries or (ii) acquired pursuant to or in order to effectuate a Permitted Acquisition or Investment which assets are not used or useful to the core or principal business of the Parent Borrower and the Restricted Subsidiaries; and

(k)          the Parent Borrower or any Restricted Subsidiary may make any Acquisition that is a Permitted Acquisition.

Section 7.02     Liens. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Parent Borrower or such Restricted Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)          any Standard Permitted Lien;

(b)          Liens in existence on the Closing Date that are listed in Schedule 7.02 hereto or, to the extent not listed in such Schedule, the principal amount of obligations secured by such property or assets does not exceed $2.0 million in the aggregate, and in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(c)          Liens that are placed upon fixed or capital assets acquired, constructed or improved by the Parent Borrower or any of its Restricted Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.03(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (C) such Liens do not encumber to any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries other than the property financed by such Indebtedness, replacements thereof, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (D) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d)          Liens securing Indebtedness permitted by Section 7.03(g) and related obligations; provided, that (i) in the case of Liens securing Indebtedness assumed pursuant to Section 7.03(g)(i), (A) such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or such Investment and (B) such Liens encumber only the assets subject to such Liens immediately prior to such assumption and such Liens encumber only the assets subject to such Permitted Acquisition or such Investment (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or Investment) and (ii) in the case of Liens securing Indebtedness incurred pursuant to Section 7.03(g)(ii), (A) the holders of such Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party to and otherwise bound by the terms thereof) to the extent that any such Liens extend to any Collateral and (B) (x) such Liens on the Collateral may rank pari passu with the Liens securing the Obligations and, if so, then the First Lien Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis and taking into account any related incurrence of Indebtedness pursuant to subclause (y)(II) of Section 2.18(a), shall be either (1) no greater than 4.50 to 1.00 or (2) equal to or less than the First Lien Leverage Ratio in effect immediately prior to the incurrence of such Indebtedness or (y) such Liens on the Collateral may rank junior to the Liens securing the Obligations and, if so, then the Secured Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis, shall be either (1) equal to or less than 5.50 to 1.00 or (2) equal to or less than the Secured Leverage Ratio in effect immediately prior to the incurrence of such Indebtedness.

(e)          Liens on assets of any Restricted Subsidiaries that are not Credit Parties securing Indebtedness of such Restricted Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof;

(f)          any Lien granted to the Administrative Agent and/or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement or in respect of any Cash Management Agreements which otherwise constitute Obligations;

(g)         additional Liens, provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the greater of (x) 3.00% of Consolidated Total Assets of the Parent Borrower and (y) $65.0 million, determined as of the date such Lien is incurred based on the most recent financial statements previously required to be delivered pursuant to Section 6.01; provided that for purposes of this Section 7.02(g) the amount of any Lien shall be deemed to be the lesser of (i) the aggregate unpaid amount of any obligation to which such Lien relates and (ii) the Fair Market Value of the property of the Parent Borrower or any Restricted Subsidiary that is encumbered thereby, in each case, as determined by the Parent Borrower in good faith;

(h)         Liens on Cash Collateral granted in favor of any Lender and/or LC Issuer created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document;

(i)          Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(j)          Liens in respect of Sale and Lease-Back Transactions;

(k)         Licenses, sub-licenses or cross-licenses of Intellectual Property in the ordinary course of business;

(l)          Liens securing Indebtedness permitted by Section 7.03(s);

(m)        Liens securing Credit Agreement Refinancing Indebtedness;

(n)         Liens securing Permitted Incremental Indebtedness and any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred pursuant to Section 7.03(w);

(o)         other Liens securing Indebtedness and other obligations (i) otherwise permitted hereunder; provided that (x) to the extent such Indebtedness or obligation is secured by Liens on the Collateral ranking pari passu with the Liens securing the Obligations, the First Lien Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom shall be no greater than 4.50 to 1.00 and (y) to the extent such Indebtedness or obligation in secured by Liens on the Collateral ranking junior to the Liens securing the Obligations, the Secured Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom shall be no greater than 5.50 to 1.00; provided further that for purposes of this Section 7.02(0) the amount of any Lien shall be deemed to be the lesser of (A) the aggregate unpaid amount of any obligation to which such Lien relates and (B) the Fair Market Value of the property of the Parent Borrower or any Restricted Subsidiary that is encumbered thereby, in each case, as determined by the Parent Borrower in good faith and (ii) the applicable parties to such Indebtedness (or an authorized representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies);;

(p)          Liens in favor of any escrow agent with respect to any gross proceeds of the offering of the Senior Notes or any other amounts deposited with such escrow agent (including any additional aggregate amount sufficient to redeem the Senior Notes in cash at a redemption price equal to 100% of the principal amount of the Senior Notes plus accrued and unpaid interest on the Senior Notes through but not including April 30, 2014); and

(q)          Liens with respect to which the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the sum of (A) the Available Amount; provided that for purposes of this Section 7.02(q) the amount of any Lien shall be deemed to be the lesser of (i) the aggregate unpaid amount of any obligation to which such Lien relates and (ii) the Fair Market Value of the property of the Parent Borrower or any Restricted Subsidiary that is encumbered thereby, in each case, as determined by the Parent Borrower in good faith plus (B) an additional amount of Liens in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Liens shall be deemed Restricted Payments for the purposes of compliance with Section 7.05).

Section 7.03     Indebtedness. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, create, incur or assume any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except:

(a)          Indebtedness incurred under this Agreement and the other Loan Documents;

(b)          (i) the Indebtedness set forth on Schedule 7.03 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that all such intercompany Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(c)          (i) Indebtedness (including Capitalized Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (c) and outstanding at any one time shall not exceed the greater of (x) 3.00% of Consolidated Total Assets and (y) $65.0 million, determined as of the date such Indebtedness is incurred based on the most recent financial statements previously required to be delivered pursuant to Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(c) for purposes of the cap set forth herein);

(d)          any Indebtedness issued or loaned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (i) to any Credit Party, provided that such Indebtedness is Subordinated Indebtedness, (ii) to any Restricted Subsidiary that is not a Credit Party to the extent otherwise permitted by Section 7.04 or (iii) to the extent the amount of any such loan or guarantee would have been permitted to be made as a Restricted Payment under Section 7.05; provided further that all such Indebtedness in an aggregate principal amount exceeding $10 million shall be evidenced by an Intercompany Note;

(e)          Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedge Agreements;

(f)          Indebtedness constituting Guaranty Obligations permitted by Section 7.04; provided that if the Guaranty Obligations are in respect of Subordinated Indebtedness, such Guaranty Obligations shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such underlying Indebtedness;

(g)          Indebtedness (i) assumed in connection with a Permitted Acquisition or Investment permitted by Section 7.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness and (ii) incurred in connection with a Permitted Acquisition or Investment permitted under Section 7.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that:

(A)         immediately after giving effect to Indebtedness assumed or incurred under clause (g)(i) or clause (g)(ii) above, no Specified Event of Default exists or is continuing;

(B)         in the case of any Indebtedness incurred under clause (g)(ii) above,

(i)         at the time such Indebtedness is incurred, either (I) the aggregate amount of all such Indebtedness incurred in connection with a Permitted Acquisition or Investment since the Closing Date shall not exceed the greater of (x) 4.00% of Consolidated Total Assets and (y) $85.0 million or (II) the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries, calculated on a Pro Forma Basis, shall be greater than either (x) 2.00 to 1.00 or (y) the actual Cash Interest Coverage Ratio immediately prior to such Permitted Acquisition or Investment;

(ii)        any such Indebtedness that is secured by a Lien on the Collateral has a maturity date and a Weighted Average Life to Maturity equal to or greater than that of the Initial Term Loan Facility; and

(iii)       any such Indebtedness that is not secured by a Lien on any of the Collateral has a maturity date that is at least ninety-one (91) days after that of the Initial Term Loan Facility and does not provide for any mandatory redemption prior to the date that is at least ninety-one (91) days after that of the Initial Term Loan Facility (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default);

(C)         with respect to Indebtedness incurred pursuant clause (g)(i) above, such Indebtedness is and remains the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or Investment; and

(D)         with respect to Indebtedness incurred under clause (g)(ii) above, the aggregate principal amount of Indebtedness assumed or incurred by Restricted Subsidiaries that are not Credit Parties at any time outstanding, shall not exceed the greater of (x) $65.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower;

(h)          (i) Indebtedness of Restricted Subsidiaries which are not Credit Parties in an aggregate principal amount at any time outstanding not to exceed the greater of (x) 3.00% of Consolidated Total Assets and (y) $65.0 million, determined as of the date such Indebtedness is incurred based on the most recent financial statements previously required to be delivered pursuant to Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(h) for purposes of the cap set forth herein);

(i)           (i) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims); and (ii) Indebtedness represented by Letters of Credit, to the extent such Letters of Credit support Indebtedness otherwise permitted under this Section 7.03, in an amount not to exceed 105% of the Stated Amount of such Letters of Credit;

(j)          (x) Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(k)          Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Capital Stock permitted hereunder;

(l)           Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted by this Agreement;

(m)         Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(n)          Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(o)          (i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted by this Agreement;

(p)          (i) Indebtedness and consisting of promissory notes issued by the Parent Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of the Parent Borrower (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Capital Stock, in each case to the extent permitted by Section 7.05 (including all applicable limitations)) and (ii) Indebtedness representing deferred compensation to employees of the Parent Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(q)          obligations, under Cash Management Agreements, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r)          (i) additional Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the sum of (A) the greater of (x) 3.00% of Consolidated Total Assets, (y) $65.0 million, determined as of the date such Indebtedness is incurred based on the most recent financial statements previously required to be delivered pursuant to Section 6.01, which Indebtedness may be secured to the extent permitted under Section 7.02 plus (B) an additional amount of Indebtedness in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Indebtedness shall be deemed a Restricted Payment for the purposes of compliance with Section 7.05) and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(r) for purposes of the cap set forth herein);

(s)          Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(t)          Credit Agreement Refinancing Indebtedness;

(u)          Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

(v)          Indebtedness incurred in connection with a Sale and Lease-Back Transaction;

(w)         (i) Permitted Incremental Indebtedness and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(x)          (i) Indebtedness consisting of or in respect of working capital and similar facilities of any Restricted Subsidiaries organized in a jurisdiction other than a jurisdiction in which any of the Subsidiary Borrowers are organized in an aggregate principal amount not to exceed at any time outstanding the greater of (x) 2.0% of Consolidated Total Assets and (y) $45.0 million, determined as of the date such Indebtedness is incurred based on the most recent financial statements previously required to be delivered pursuant to Section 6.01; and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(x) for purposes of the cap set forth herein);

(y)          (i) Permitted Ratio Debt and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(z)          Indebtedness of the Parent Borrower or any Restricted Subsidiary consisting of loans made, issued or guaranteed by a Governmental Authority of the United States, Canada, Puerto Rico, the United Kingdom, Germany, Italy, France, Switzerland, Austria, Singapore or any other country reasonably approved by the Administrative Agent that does not exceed in the aggregate at any time outstanding the greater of (x) $45.0 million and (y) 2.0% of Consolidated Total Assets of the Parent Borrower and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(z) for purposes of the cap set forth herein);

(aa)        Indebtedness in connection with any Receivables Facility;

(bb)        (i) the Senior Notes and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(cc)        Indebtedness in an aggregate principal amount not to exceed the Available Amount determined as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto) based on the most recent financial statements most recently delivered pursuant to Section 6.01;

(dd)        all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 7.03(a) through Section 7.03(cc) above; and

Section 7.04     Investments and Guaranty Obligations. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations (to the extent constituting Investments), except:

(a)          Investments by the Parent Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents or investments that were Cash Equivalents at the time made;

(b)          (i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business and (ii) asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease of any asset and the licensing of any Intellectual Property, in each case, in the ordinary course of business;

(c)          the Parent Borrower and its Restricted Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)          any Permitted Creditor Investment;

(e)          loans, advances and other extensions of credit to officers, directors and employees of the Parent Borrower or the Restricted Subsidiaries (i) for reasonable and customary business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, (ii) in connection with such Person’s purchase of Capital Stock of the Parent Borrower; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Parent Borrower in cash as common equity and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under clause (iii) not to exceed $10.0 million;

(f)          Investments existing as of the Closing Date and described on Schedule 7.04 hereto and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04;

(g)          any Guaranty Obligations of the Credit Parties or any of their respective Restricted Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Secured Creditors under any Cash Management Agreement, Designated Hedge Agreements or in respect of any other Obligations, in each case, pursuant to the Loan Documents;

(h)          Investments of the Parent Borrower and its Restricted Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i)          Investments (i) by the Parent Borrower or any of its Restricted Subsidiaries in any Subsidiary existing as of the Closing Date and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(i)(i) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04, (ii) by any Restricted Subsidiary that is not a Credit Party made in any Credit Party or in any Restricted Subsidiary that is not a Credit Party, (iii) by any Credit Party in any other Credit Party, or (iv) by any Credit Party into any Restricted Subsidiary that is not a Credit Party (valued at the Fair Market Value of such Investments at the time such Investment is made); provided that the aggregate amount of Investments made pursuant to this clause (iv) (A) may be in any amount if a perfected security interest has been granted to the Administrative Agent whether or not required by Section 6.10 of this Agreement in (I) the applicable percentage of the Capital Stock of the Subsidiary in which such Investment was made required by Section 6.10 of this Agreement and (II) any intercompany note evidencing any intercompany Indebtedness owed by such Subsidiary to any Credit Party, or (B) otherwise in an amount not to exceed at any time outstanding the greater of (x) 3.00% of Consolidated Total Assets and (y) $65 million, determined as of the date such Investment is made based on the most recent financial statements previously required to be delivered pursuant to Section 6.01, plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of Investments in any Restricted Subsidiary that is not a Credit Party and (v) by the Parent Borrower or any of its Restricted Subsidiaries in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Investments shall be deemed Restricted Payments for the purposes of compliance with Section 7.05);

(j)          Investments consisting of Indebtedness permitted by Section 7.03;

(k)          transactions permitted by Section 6.17, Section 7.01 (other than clause (c) thereof), Section 7.02, and Section 7.05 (other than clause (b)(ii) thereof);

(l)          (i) Guaranty Obligations incurred by the Parent Borrower or any other Restricted Subsidiary in respect of Indebtedness or other obligations of the Parent Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement, (ii) Guaranty Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners and (iii) Investments in the ordinary course of business consisting of Article III endorsements for collection or deposit and Article IV customary trade arrangements with customers consistent with past practices;

(m)         (i) Investments by the Parent Borrower or any Restricted Subsidiary, provided that the aggregate amount of all such Investments that are so made pursuant to this clause (m) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) and outstanding at any time (taking into account the repayment of any loans or advances comprising, or any other returns in respect of, such Investments) shall not exceed an amount equal to (i) the greater of (x) $65.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)) and (ii) so long as no Specified Event of Default exists at the time of such Investment, Investments by the Parent Borrower or any Restricted Subsidiary in an amount not to exceed the Available Amount at the time of the making of such Investment;

(n)         Investments or Guaranty Obligations with respect to any Parent Entity that could otherwise be made as a Restricted Payment under Section 7.05, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 7.05;

(o)         Guaranty Obligations by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p)         to the extent constituting Investments, the Transactions;

(q)         Investments held by any Person acquired by the Parent Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case, in accordance with Section 7.01 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)          the forgiveness or conversion to equity of any Indebtedness owed by the Parent Borrower or any Restricted Subsidiary and permitted by Section 7.03;

(s)         Subsidiaries of the Parent Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 7.01 or Section 7.04, as applicable) if the Parent Borrower and such Subsidiary comply with the applicable requirements of Section 6.09 and Section 6.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition permitted by Section 7.01 or Investment otherwise permitted under this Section 7.04, and such new Subsidiary at no time holds any assets or liabilities other than any Consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.09 and Section 6.10, as applicable, until the respective acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t)          Investments constituting Permitted Acquisitions to the extent permitted by Section 7.01(k);

(u)         intercompany Investments in connection with reorganizations and related activities related to tax planning and reorganizations; provided that, after giving effect to any such reorganization and related activities and Investments, the security interest of the Lenders on the Collateral, taken as a whole, is not materially impaired;

(v)         Investments in any Term Loans in accordance with Section 11.06(g) or Section 2.15(a)(v); and

(w)        Investments arising as a result of Sale and Lease-Back Transactions;

(x)         any Investment so long as (i) the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries calculated on a Pro Forma Basis after giving effect to such Investment and any other transactions occurring in connection therewith shall either (i) be greater than 2.00 to 1.00 or (ii) exceed the Cash Interest Coverage Ratio calculated immediately prior to such Investment and any other transactions occurring in connection therewith;

(y)         Investments received substantially contemporaneously in exchange for Capital Stock of Parent Borrower (or any Parent Entity); provided that no Change in Control would result therefrom; and

(z)         Investments in joint ventures and Unrestricted Subsidiaries the greater of (x) $65.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower.

Section 7.05     Restricted Payments. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to make any Restricted Payment, except:

(a)         the Parent Borrower or any of its Restricted Subsidiaries may declare and pay or make Capital Distributions that are (i) payable solely in additional shares of its common stock or Qualified Equity (or warrants, options or other rights to acquire additional shares of its common stock or Qualified Equity) or, to the extent permitted under Section 7.03 as an incurrence of Indebtedness, Disqualified Equity and (ii) deemed to occur upon the exercise of stock options or warrants if such Capital Distribution represents a portion of the exercise price of such options or warrants;

(b)         any Restricted Subsidiary of the Parent Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) declare and pay or make Capital Distributions to the Parent Borrower or any other Restricted Subsidiary, as applicable (provided, in the case of a Capital Distribution by a non-wholly owned Restricted Subsidiary of the Parent Borrower, Capital Distributions may be made to each owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests) and (ii) make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Indebtedness permitted pursuant to clause (ii) of Section 7.03(b);

(c)          the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity (including, without limitation, any of its members or other owners), (i) to facilitate any payment under the Indemnification Agreement or to pay customary fees and operating expenses (including those respect to accounting, legal, director, corporate reporting and similar administrative functions, but excluding the payment of interest and fees in respect of Indebtedness of Parent Entity) and to pay other customary fees, and expenses necessary to maintain its corporate existence and franchises plus any actual, reasonable and customary indemnification claims made by directors or officers of any Parent Entity, (ii) to pay franchise taxes necessary to maintain the corporate existence of such Parent Entity, as applicable, (iii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement, (iv) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries; and (v) that are necessary to consummate the Transactions or the proceeds of which shall be distributed in connection with the Transactions;

(d)          the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, to (A) pay federal, state, provincial, territorial, local and foreign income Taxes of a consolidated, combined or similar income tax group (a “Tax Group”) of which the Parent Borrower or the applicable Parent Entity is the common parent, with respect to any taxable year (or portion thereof) ending after the date of this Agreement or any taxable year (or portion thereof) that is the subject of any audit adjustment after the date of this Agreement (to the extent of any Taxes attributable to such audit adjustments) with respect to which any Restricted Subsidiary is a member of such Tax Group, that are attributable to the taxable income of the Parent Borrower and/or its Subsidiaries; provided, that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Parent Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (A) with respect to any Taxes of an Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Parent Borrower or its Restricted Subsidiaries and not otherwise distributed pursuant to another exception to this Section 7.05, (B) effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock on any Parent Entity or its Restricted Subsidiaries or to effect the termination of options to purchase Capital Stock of Parent Borrower (or any Parent Entity), in each instance, held by any employee, a former or current directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) of Parent Borrower (or any Parent Entity) or its Restricted Subsidiaries, including, for the avoidance of doubt, in connection with any exercise of options or warrants or vesting of options or warrants with respect to such Capital Stock, (C) the Parent Borrower may make Capital Distributions in the ordinary course pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Restricted Subsidiaries and (D) pay Taxes of such directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) in connection with any such repurchase, redemption, acquisition, cancellation or other retirement for value referred to in clauses (B), (C) and (D) above; provided that, the aggregate amount of all cash paid pursuant to clauses (B) and (D) above in any fiscal year does not exceed the sum of (i) $20.0 million, plus (ii) all Net Cash Proceeds obtained by the Parent Borrower during such fiscal year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such fiscal year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 7.05(d) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 7.05(d) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(e)          so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments, or may make Restricted Payments to any Parent Entity to allow such entity to make payments, that the Parent Borrower would be permitted to make under Section 6.17;

(f)          so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments (i) in aggregate amount not to exceed the greater of (x) 3.00% of Consolidated Total Assets and (y) $65.0 million and (ii) in aggregate amount not to exceed the Available Amount at such time; provided that Restricted Payments made pursuant to this clause (f)(ii) with the portion of the Available Amount not constituting the Available Amount Equity Component shall only be permitted if the Parent Borrower shall be in compliance with Section 7.06 after giving Pro Forma Effect to such Restricted Payment but only to the extent a Maintenance Covenant Condition then exists;

(g)         the Parent Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Acquisition (or other Investment permitted by this Agreement) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h)         so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments (or make Restricted Payments to allow any Parent Entity to make such payments) to its equity holders or the equity holders of such parent in an aggregate amount not exceeding 6.00% per annum of the cash contributed to the common Capital Stock of the Parent Borrower (or, if applicable, Parent Entity) from the net cash proceeds of such public offering;

(i)          (i) so long as no Event of Default exists or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, (x) in aggregate amount, when taken together with the aggregate amount of all Restricted Payments made pursuant to Section 7.05(f)(i), not to exceed the greater of (I) 3.00% of Consolidated Total Assets and (II) $65.0 million, and (y) so long as the Total Leverage Ratio of the Parent Borrower calculated on a Pro Forma Basis immediately after giving effect to such Restricted Payment does not exceed 5.00 to 1.00; (ii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to prepay, repurchase, redeem or defease Subordinated Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect of such Subordinated Indebtedness; (iii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to prepay, repurchase, redeem or defease Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption or defeasance and (iv) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments by converting or exchanging any such Indebtedness to Capital Stock of the Parent Borrower or any of its Parent Entities or other Indebtedness permitted under Section 7.03;

(j)          to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01, Section 7.03 and Section 7.04, and the Parent Borrower or any Restricted Subsidiary may make any Restricted Payment to the to a Parent Entity, the Parent Borrower or any Restricted Subsidiary, as the case may be, as and when necessary to enable the Parent Entity, the Parent Borrower or any Restricted Subsidiary to effect such Restricted Payments;

(k)         the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.05;

(l)          distributions in respect of or the payment of Receivables Fees; and

(m)        so long as no Event of Default exists or would result therefrom, the Parent Borrower may make Restricted Payments to its equity holders or the equity holders of such parent so long as the Total Leverage Ratio of the Parent Borrower calculated on a Pro Forma Basis immediately after giving effect to such Restricted Payment or Capital Distribution does not exceed 5.00 to 1.00.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.05 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Parent Borrower and/or the Subsidiaries, in each case, to the extent not otherwise prohibited under Section 7.04 or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is not prohibited by Section 7.03 after giving effect to such transfer.

Section 7.06     Financial Covenant.

First Lien Leverage Ratio. Solely with respect to the Initial Revolving Facility, the Parent Borrower will not permit the First Lien Leverage Ratio as of the last day of a Testing Period (commencing with the Testing Period ending April 30, 2014) to be greater than the ratio set forth below opposite such Testing Period:

Testing Period Ending	Maximum Ratio
April 30, 2014 through October 31, 2014	6.75 to 1.00
November 1, 2014 through October 31, 2015	6.50 to 1.00
November 1, 2015 through October 31, 2016	6.25 to 1.00
November 1, 2016 through October 31, 2017	6.00 to 1.00
November 1, 2017 and thereafter through the Maturity Date with respect to the Revolving Commitments	5.75 to 1.00

; provided that no such test shall be required under this Section 7.06 if a Maintenance Covenant Condition does not exist on the last day of any such Testing Period.

Any provision of this Agreement that contains a requirement for the Parent Borrower to be in compliance with the covenant contained in this Section 7.06 prior to the time that this covenant is otherwise applicable shall be deemed to require that the First Lien Leverage Ratio for the applicable Testing Period be no greater than 6.75 to 1.00.

For the purpose of determining compliance with the covenant set forth in this Section 7.06, (i) all calculations shall be on a Pro Forma Basis and (ii) any cash equity contribution (which equity shall be common equity, Qualified Equity or other equity (other than Disqualified Equity Interests) (such other equity to be on terms reasonably acceptable to the Administrative Agent)) made to the Parent Borrower, directly or indirectly, by one or more of its stockholders (X) after the beginning of the relevant fiscal quarter and on or prior to the day that is eleven (11) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.01(a) or Section 6.01(b), as applicable, or (Y) at such other time, to the extent that such contribution, at such other time, had the effect of increasing the Available Amount pursuant to clause (c) of the definition thereof and that such contribution has not been utilized in accordance with the terms of the Loan Documents prior to such time will, at the written direction of the Parent Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the covenant set forth in this Section 7.06 at the end of such fiscal quarter and shall not be included in the calculation of Consolidated EBITDA for any other purpose, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (A) in each trailing four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent Borrower to be in compliance with the covenant set forth in this Section 7.06, (C) there shall be no Pro Forma Effect, including as to Total Funded Debt, with the proceeds of such Specified Equity Contribution for determining compliance with the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio; provided, however, that for purposes of this subclause (C), to the extent such proceeds are applied to prepay Total Funded Debt, such reduction may be given effect in determining compliance with the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio on subsequent Compliance Dates and (D) no more than five (5) Specified Equity Contributions shall be made during the term of the Credit Facility and provided, further, that any Specified Equity Contributions made using cash equity proceeds pursuant to clause (y) above shall reduce the Available Amount in the amount so deemed applied in accordance with the terms of this Section 7.06.

Section 7.07     Restrictions on Negative Pledges. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to become and remain a party to any Contractual Obligations (other than this Agreement or any other Loan Document) that expressly prohibits any Credit Party from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Credit Party for the benefit of the Lenders with respect to the Obligations outstanding under the Loan Documents; except:

(a)          (i) Contractual Obligations that exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.07) are listed on Schedule 7.07 hereto and (ii) any agreement evidencing any permitted renewal, extension or refinancing of such Contractual Obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation;

(b)          Contractual Obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreement or obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c)          Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(d)          Contractual Obligations in respect of Indebtedness of a Restricted Subsidiary which is not a Credit Party which are not prohibited by Section 7.03;

(e)          Contractual Obligations relating to any Permitted Lien or any Asset Sale or other disposition not prohibited by Section 7.01 and relate solely to assets or Persons subject to such Permitted Lien, Asset Sale or disposition;

(f)          Contractual Obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures not prohibited under Section 7.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(g)          Contractual Obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness) and the proceeds thereof;

(h)          Contractual Obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i)          Contractual Obligations relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with a Permitted Acquisition or other Investment permitted by this Agreement, only to the Person incurring or guaranteeing such Indebtedness;

(j)          Contractual Obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary;

(k)          Contractual Obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l)          Contractual Obligations that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(m)         Contractual Obligations that include customary restrictions that arise in connection with cash or other deposits permitted under Section 7.02 and limited to such cash deposit.

Section 7.08     Amendment of Subordinated Debt Document. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, amend any Subordinated Debt Document to the extent the terms of such amendment would not have been permitted hereunder at the time the applicable Subordinated Indebtedness was incurred.

Section 7.09     Fiscal Year. The Parent Borrower shall not change its fiscal year end from October 31; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01     Events of Default. The occurrence and continuation of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)          Payments: any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit within five (5) Business Days of being required to do so hereunder; or

(b)          Representations, etc.: (i) on the Closing Date, any Specified Acquisition Agreement Representation or any Specified Representation or (ii) after the Closing Date, any representation or warranty, in the case of clauses (i) and (ii), made by the Parent Borrower or any other Credit Party herein or in any other Loan Document or in any written statement of factual information or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect when made (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made, deemed made, or confirmed or deemed confirmed), and such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Parent Borrower; provided that such thirty (30) day period after notice shall not apply in the case of any breach of Section 5.19 to the extent that such breach thereunder is of OFAC.

(c)          Certain Covenants: the Parent Borrower shall default in the performance or observance by it of any covenant contained in Sections 6.01(e)(i), Section 6.05(a) (as it relates to the Parent Borrower only) or Article VII of this Agreement; provided that, notwithstanding anything to the contrary contained herein, with respect to Section 7.06, (i) a Default or an Event of Default in respect of Section 7.06 (a “Financial Covenant Default”) shall not occur until the expiration of the start of the eleventh (11th) Business Day subsequent to the date the certificate calculating compliance with Section 7.06 as of the last day of any fiscal quarter is required to be delivered pursuant Section 6.01(c) with respect to such fiscal quarter or fiscal year, as applicable and (ii) any Default under Section 7.06 shall not constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Initial Revolving Loans and the Initial Revolving Commitments, until the date on which the Initial Revolving Loans (if any) have been accelerated, and the Initial Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders; or

(d)          Other Covenants: any Credit Party shall Default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within thirty (30) days of the Parent Borrower receiving written notice of such Default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e)          Cross Default Under Other Agreements: the Parent Borrower or any of its Restricted Subsidiaries, shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or covenant relating to such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity (other than by (A) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (B) secured Material Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of an Event of Loss) of the property or assets securing such Material Indebtedness); provided that, in the case of clauses (i) and (ii) such default or failure remains unremedied or has not been waived by the holders of such Indebtedness; provided further that, it shall not be an Event of Default under clause (ii) above if such condition is caused solely by a Financial Covenant Default; or

(f)          Invalidity of Security Documents: Any Security Document after delivery thereof pursuant to Section 4.01 or Section 6.10 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.02, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to file continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or

(g)          Judgments: one or more judgments, orders or decrees shall be entered against Parent Borrower and/or any of its Restricted Subsidiaries, involving a liability (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) of $50.0 million or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(h)          Insolvency Event: any Insolvency Event shall occur with respect to the Parent Borrower, any Subsidiary Borrower, any Additional Borrower or any Guarantor that is a Restricted Subsidiary and a Material Subsidiary; or

(i)          ERISA, Foreign Pension Plans, Etc.: any (i) ERISA Event or Canadian Pension Plan Event shall have occurred and such event or events would reasonably be expected to have a Material Adverse Effect, (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to have a Material Adverse Effect or (iii) the Pensions Regulator issues (i) a warning relating to a Financial Support Direction or a Contribution Notice or (ii) a Financial Support Direction or a Contribution Notice to any Credit Party or any Credit Party has been notified that any of them has incurred a debt or other liability under Sections 75 or 75A of the United Kingdom’s Pension Act 1995 and such incurrence of debt or other liability would reasonably be expected to have a Material Adverse Effect; or

(j)          Change in Control: if there occurs a Change in Control.

For the avoidance of doubt, (i) any “going concern” or similar qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or maturity of any other Indebtedness or any projected Default or Event of Default pursuant to the requirements of Section 7.06 in connection with financial statements delivered pursuant to Section 6.01(a) shall not be a Default or Event of Default, (ii) any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirement and (iii) the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations) to be true and correct on the Closing Date will not constitute a Default or Event of Default under the Initial Credit Facilities.

Section 8.02     Remedies. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower and the other Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Parent Borrower or any other Credit Party in any manner permitted under applicable law:

(a)          declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)          declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c)          (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Parent Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d)          exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03     Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent, the Collateral Agent or any Lender after the Obligations have been accelerated (or have matured) or through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by applicable law, be applied as follows (in each case, subject to the terms of any Customary Intercreditor Agreement which is then in effect):

(a)          first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent or to the Collateral Agent in each case in its capacity as such;

(b)          second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(c)          third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(d)          fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans, Unpaid Drawings, the amounts due to Designated Hedge Creditors under Designated Hedge Agreements and the amounts due to Cash Management Banks under Cash Management Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice ratably among the Lenders, each LC Issuer, the Designated Hedge Creditors and the Cash Management Banks in proportion to the aggregate of all such amounts;

(e)          fifth, to the Administrative Agent for the benefit of each LC Issuer to Cash Collateralize the Stated Amount of outstanding Letters of Credit;

(f)          sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(g)          finally, any remaining surplus after all of the Obligations have been paid in full, to the Parent Borrower or to whomsoever shall be lawfully entitled thereto.

Section 8.04     Collection Allocation Mechanism.

(a)          On the CAM Exchange Date (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Section 8.02, (ii) the Revolving Lenders shall automatically and without further act (and without regard to the provisions of Section 10.06) be deemed to have exchanged interests in the Revolving Facilities such that in lieu of the interest of each Revolving Lender in each Revolving Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Revolving Facilities), such Revolving Lender shall hold an interest in each of the Revolving Facilities (including the Specified Obligations of each Credit Party in respect of each Revolving Facility and each LC Reserve Account established pursuant to clause (c) below), whether or not such Revolving Lender shall previously have participated therein, equal to such Revolving Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, Specified Obligations to be received by the Lenders in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Revolving Lenders in respect of such Specified Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided, that such CAM Exchange will not affect the aggregate amount of the Obligations of the Borrowers to the Revolving Lenders under the Loan Documents. Each Revolving Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Revolving Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Revolving Facility. Each Credit Party and each Revolving Lender agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Revolving Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)          As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Revolving Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Revolving Lenders in accordance herewith.

(c)          In the event that on the CAM Exchange Date, any Letter of Credit shall be outstanding and undrawn in whole or in part, or there shall be any Unpaid Drawings, each Revolving Lender in respect of Unpaid Drawings with respect to Letters of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Revolving Lender’s Applicable Percentage (as notified to such Revolving Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Loan that is a Base Rate Loan in a principal amount equal to such amount. The Administrative Agent shall establish a separate account or accounts for each Revolving Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Revolving Lender’s LC Reserve Account such Revolving Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraphs (d), (e), (f) or (g) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Revolving Lender’s CAM Percentage. The amounts held in each Revolving Lender’s LC Reserve Account shall be held as a reserve against the LC Outstandings owing to such Lender, shall be the property of such Revolving Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(d)          In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable LC Issuer, withdraw from the LC Reserve Account of each Revolving Lender any amounts, up to the amount of such Multicurrency Revolving Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the applicable LC Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 2.05 (but not of the Borrowers under Section 2.05). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 8.04(c), (d), (e) or (f), the applicable LC Issuer shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Revolving Lender had defaulted on its obligations under Section 2.02), but shall have no claim against any other Revolving Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 8.04(a) or (b). Each other Revolving Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(e)          In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(f)          With the prior written approval of the Administrative Agent and applicable LC Issuer, any Revolving Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Revolving Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable LC Issuer on demand, its CAM Percentage of such drawing.

(g)          Pending the withdrawal by any Revolving Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Revolving Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Revolving Lender that has not withdrawn the amounts in its LC Reserve Account as provided in paragraph (f) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

The Borrowers agree that following the implementation of the CAM Exchange, the Revolving Lenders, to the extent that they are Participants in any of the Loans or Letters of Credit, shall not be subject to the limitations of Section 11.06(b).

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01     Appointment.

(a)          Each Lender hereby irrevocably designates and appoints UBS to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes and appoints UBS as the Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to, without the consent of any Lender, enter into any Intercreditor Agreement contemplated by this Agreement to give effect to the provisions of this Agreement, which Intercreditor Agreement shall be binding on the Lender. The Administrative Agent and/or the Collateral Agent agrees to act as such upon the express conditions contained in this Article IX. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and/or the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or Collateral Agent. In performing its functions and duties under this Agreement, the Administrative Agent and Collateral Agent shall each act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b)          Each Lender and the LC Issuer hereby further irrevocably authorizes the Administrative Agent and/or the Collateral Agent on behalf of and for the benefit of the Lenders and the LC Issuer, to be the agent for and representative of the Lenders and the LC Issuer with respect to the Guaranty, the Security Documents, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders or the LC Issuer, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien or Guaranty encumbering or relating to any item of Collateral or Guarantor that is the subject of a sale, disposition or other transfer (or, in the case of any Guarantor, to the extent such Guarantor is no longer required to be a Guarantor pursuant to the terms hereof) to a Person that is not a Credit Party permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (iii) release any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document (x) upon the payment in full of all Obligations (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, or (y) that constitutes Excluded Collateral, (iv) subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 7.02(c), Section 7.02(d) (solely as it relates to Indebtedness permitted under Section 7.03(g)(ii)), Section 7.02(h), Section 7.02(i), Section 7.02(j), Section 7.02(l) and Section 7.02(o) and clauses (ii), (v) through (x), (xii), (xv), (xvi), (xviii), (xxii), (xxiv), (xxx) and (xxxiii) of the definition of “Standard Permitted Lien,” (v) enter into any amendment to any Loan Document to correct any errors or omissions pursuant to Section 11.12(g), or (vi) enter into any Customary Intercreditor Agreement, Incremental Revolving Credit Assumption Agreements, Incremental Term Loan Assumption Agreements, Extension Amendments and Refinancing Amendments, in each case, in accordance with the applicable terms hereof. Upon request by the Administrative Agent and/or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.01(b). In each case as specified in this Section 9.01(b), the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents, this Section 9.01(b) and Section 11.26. The Parent Borrower agrees to deliver to the Administrative Agent and/or the Collateral Agent, upon its request and prior to any release or subordination of the Liens of the Administrative Agent provided for in this Section 9.01(b), a certificate of an Authorized Officer confirming that any such release and/or subordination of the Liens in the Collateral is permitted pursuant to the terms of the Loan Documents, upon which certificate the Administrative Agent and the Collateral Agent may conclusively rely without further inquiry.

(c)          Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that, except as otherwise set forth in the Loan Documents with respect to rights of set off, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale, in accordance with the terms hereof, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale.

(d)          Notwithstanding the provisions of Section 9.11, if the Administrative Agent shall become a Defaulting Lender, the Parent Borrower may appoint, subject to the consent of the Required Lenders, a successor Administrative Agent and/or the Collateral Agent. Such successor Administrative Agent and/or the Collateral Agent shall have all of the rights, duties and powers of the Administrative Agent.

(e)          Each Secured Creditor appoints the Collateral Agent to act as its security trustee in respect of the Lien created, evidenced or conferred by or under and in connection with the UK Security Documents. Each Secured Creditor irrevocably authorises the Collateral Agent to (i) perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the UK Security Documents, together with any other incidental rights, powers and discretions, and (ii) enter into and deliver each UK Security Document expressed to be entered into by the Collateral Agent. The Collateral Agent has only those duties which are expressly specified in the UK Security Documents. Those duties are solely of a mechanical and administrative nature.

(f)          Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds any security created by a UK Security Document on trust for the Secured Creditors on the terms set out in the UK Security Documents and this Article 9.

(g)          Except as specifically provided in a Loan Document (i) nothing in the Loan Documents makes the Collateral Agent a trustee or fiduciary for any other party or any other person, and (ii) the Collateral Agent need not hold in trust any moneys paid to it for any other party or be liable to account for interest on those moneys.

(h)          The Collateral Agent may at any time appoint (and subsequently remove) any Person to act as a separate security trustee or as a co-trustee jointly with it (i) if it is necessary in performing its duties and if the Collateral Agent considers that appointment to be in the interest of the Secured Creditors, or (ii) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant, or (iii) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction, and the Collateral Agent will give notice to the other parties of any such appointment.

Section 9.02     Delegation of Duties. Each of the Administrative Agent and/or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and/or the Collateral Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03     Exculpatory Provisions. Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent and/or the Collateral Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04     Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Parent Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent and/or the Collateral Agent. The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05     Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent and/or the Collateral Agent has received notice from the Required Lenders or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent and/or the Collateral Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Parent Borrower, if applicable. The Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06     Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent and/or the Collateral Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent or Collateral Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective Related Parties.

Section 9.07     No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any Anti-Terrorism Law.

Section 9.08     Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 9.09     Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower; provided, however, that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Collateral Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Collateral Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent or the Collateral Agent, respectively, be insufficient or become impaired, the Administrative Agent or Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.09 shall survive the payment of all Obligations.

Section 9.10     The Administrative Agent and Collateral Agent in Each Individual Capacity. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent and/or the Collateral Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent and/or the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and/or the Collateral Agent in its individual capacity.

Section 9.11     Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than thirty (30) days’ written notice to the Lenders, each LC Issuer and the Parent Borrower. Any resignation by UBS AG, Stamford Branch as Administrative Agent upon at least sixty (60) days notice to the Parent Borrower and the Lenders pursuant to this Section 9.17 shall also constitute its resignation as LC Issuer and its Affiliates’ resignation as Swing Line Lender. Any such resignation by UBS AG, Stamford Branch as LC Issuer or Swing Line Lender shall be subject to Section 9.17. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Parent Borrower’s consent shall not be required if a Specified Event of Default then exists), to appoint a successor, with written notice to all other Lenders of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no such successor which has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by the Collateral Agent is not effective with respect to its rights under the Parallel Debt until such rights are assigned to the successor agent.

The Collateral Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch Security Document (as the case may be) to such successor agent.

Section 9.12     Other Agents. Any Lender identified herein as an Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” or “Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13     Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent, the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent, the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Creditors as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent and/or the Collateral Agent thereof, and, promptly upon the Administrative Agent’s or the Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s and/or Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14     Proof of Claim. The Lenders and the Parent Borrower hereby agree that after the occurrence and continuation of an Event of Default pursuant to Section 8.01(h), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)          to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

(c)          and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

 Section 9.15     Posting of Approved Electronic Communications.

(a)          Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)          No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)          Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(d)          No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16     Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.02 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.16, the term “Lender” includes any LC Issuer.

Section 9.17     Resignation/Replacement of LC Issuer and Swing Line Lender.

Notwithstanding anything to the contrary contained herein, any LC Issuer or Swing Line Lender may, upon sixty (60) days’ notice to the Parent Borrower and the Lenders, resign as an LC Issuer or Swing Line Lender, respectively. For the avoidance of doubt, in the event of any such resignation of an LC Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor LC Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant LC Issuer or the Swing Line Lender, as the case may be. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an LC Issuer and all Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in LC Outstandings). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans.

Section 9.18     Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.19     Cash Management Banks and Designated Hedge Creditors. No Cash Management Bank or Designated Hedge Creditor that obtains the benefits of Section 8.02, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations in favor of Cash Management Banks and Designated Hedge Creditor unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Designated Hedge Creditor, as the case may be.

ARTICLE X.

[Reserved]

ARTICLE XI.

MISCELLANEOUS

Section 11.01     Payment of Expenses etc. The Parent Borrower agrees to pay upon presentation of a summary statement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with: (i) the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments (including reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses and reasonable legal fees and expenses of one transaction counsel for the Administrative Agent, any other Agents and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction); (ii) any amendment, modification or waiver relating to any of the Loan Documents requested by the Parent Borrower; (iii) creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Creditors; (iv) the exercise of remedies under Section 8.02, (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction and separate litigation or bankruptcy counsel); and (v) upon the exercise of remedies under Section 8.02, all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with such exercise of remedies.

Section 11.02     Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Documentation Agents, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims or damages to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under Environmental Laws)) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the Transactions, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Parent Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee within thirty (30) days of written demand therefore (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitee, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any jurisdiction in which a Borrower is located and in any material relevant jurisdiction); provided, that, except in the case of any indemnity or reimbursement obligation to the Administrative Agent as a result of the application of the provisions of clause (i) of Section 11.12(g) of this Agreement, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction of, or material breach of the Loan Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loan Documents) or (ii) any settlement entered into by such Indemnitee without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims or damages arising from any non-Tax Proceeding. No Credit Party shall have any obligation to reimburse any Indemnitee for any amounts described in Section 11.01 or Section 11.02 unless such Indemnitee agrees to refund and return any and all amounts paid by such Credit Party to such Indemnified Person to the extent any of the foregoing items in clauses (i) or (ii) in this Section 11.02 occurs or otherwise applies.

Section 11.03     Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Parent Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04     Equalization.

(a)          Equalization. Except as otherwise permitted hereunder, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding any amount received in respect of an assignment pursuant to Section 11.06) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b)          Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)          Consent of Parent Borrower. The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation.

Section 11.05     Notices.

(a)          Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)          if to the Parent Borrower or any other Credit Party, to it at:

JLL/Delta Patheon Holdings, L.P.

c/o JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Garrett Hall

Telephone: 212-210-9308
Telecopier: 646-695-4108;

With a copy to:

Christopher J. Brown, Esq.
Simpson Thacher & Bartlett LLP
1155 F Street NW
Washington, D.C. 20004
Telephone: 202-636-5513
Telecopier: 202-636-5502;

(ii)        if to the Administrative Agent, Collateral Agent, the Swing Line Lender and LC Issuer, to it at the Notice Office; and

(iii)       if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b)          Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)          Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Parent Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)          Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

(e)          Limitation of Communication to and from Austria. Each of the parties hereto undertakes that it will not send notices and written references to any Loan Document or other document which relates to any Loan Document, including, without limitation, details of the parties thereto, the obligations of any party under any Loan Document or other document which relates to any Loan Document and the amount of any payment due under any Loan Document or other document which relates to any Loan Document (“Restricted Information”), to or from Austria by e-mail letter, notice, paper or other form of written communication.

Section 11.06     Successors and Assigns.

(a)          Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Parent Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders except to the extent expressly permitted hereunder (including in connection with a transaction permitted by Section 7.01), provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b)          Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person (other than a Disqualified Institution; except to the extent that such Disqualified Institution is of the type referred to in clause (a) of the definition thereof and the identity of such Disqualified Institution has been made available to the Lenders) (such Eligible Assignee or other Person, a “Participant”), provided that in the case of any such participation,

(i)          the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii)         such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii)        such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv)        such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)         the Parent Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Parent Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (A) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment) or (B) release all or substantially all of the Collateral, except in accordance with the terms of the Loan Documents, provided still further that each Participant shall be entitled to the benefits (and subject to the requirements and limitations therein) of Section 3.01, Section 3.02 and Section 3.02A with respect to its participation as if it was a Lender, except that a Participant shall (i) only deliver the forms described in Section 3.02(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Section 3.01, Section 3.02 and Section 3.02A than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the Participant became a Participant hereunder.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)          Assignments by Lenders.

(i)          Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that:

(A)          except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1.0 million, in the case of Term Loans or $5.0 million, in the case of Revolving Loans and Revolving Commitments (unless otherwise mutually agreed upon by the Parent Borrower and the Administrative Agent);

(B)          in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C)          upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Parent Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D)          unless waived by the Administrative Agent, except in the case of an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or any Lenders in connection with the initial syndication of the Credit Facilities on or after the Closing Date, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E)          Parent Borrower will be deemed to have given the consent required in the definition of “Eligible Assignee” to such Assignment if Parent Borrower has not responded in writing within ten (10) Business Days of a request for consent.

(ii)         To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii)        At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Parent Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.02(g).

(iv)         With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the applicable Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The entries in the Lender Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Lender Register shall be available for the inspection by the Parent Borrower and any Lender (solely with respect to its own interest in any Loan or Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(v)          Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Parent Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12, provide to the Administrative Agent, a complete list of all Affiliated Debt Funds holding Term Loans at such time.

(vi)        Nothing in this Section 11.06(c) shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(vii)       By its execution of this Agreement, an Assignment Agreement, an Affiliated Lender Assignment Agreement, an Incremental Revolving Credit Assumption Agreement or an Incremental Term Loan Assumption Agreement, as applicable, each Secured Creditor that is or becomes a party hereto hereby appoints the Collateral Agent as its attorney-in-fact to execute the UK Security Trust Deed on its behalf and/or to act under the UK Security Trust Deed as if such Secured Creditor had executed the UK Security Trust Deed as a Finance Party (as defined therein) and agrees that it shall have the rights and obligations of a Finance Party under the UK Security Trust Deed and to be bound by the terms thereof as a Finance Party.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)          No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Parent Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e)          Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.06(b) and Section 11.06(c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f)          Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Parent Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Parent Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06 may not be amended without the written consent of the SPC. The Borrowers acknowledge and agree, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.02, 3.02A, 11.01, 11.02 and 11.03, shall be considered a Lender. No Borrower shall be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.02, 3.02A, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.

(g)          Certain Assignments or Purchases of Term Loans.

(i)          Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may at any time assign all of any portion of its Terms Loans to the Sponsor or any of its Affiliates (other than the Parent Borrower and its Subsidiaries) (the “Affiliated Lender”) through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures of the type described in Section 2.15(a)(v) or (y) open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(A)          Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender, and will not be permitted to attend and/or participate in any conference calls or meetings not attended by the Parent Borrower;

(B)          for purposes of any amendment, waiver or modification of any Loan Document or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct of cause the direction of the investment policies of such entity (each an, “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender, except that for any “Required Lender,” vote Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the “Required Lenders” have consented to any amendment or waiver;

(C)          the aggregate amount of Term Loans purchased by Affiliated Lenders (excluding Term Loans (x) cancelled below and (y) purchased by Affiliated Debt Funds), may not be equal to or greater than 25% of the aggregate amount of the Term Loans outstanding at the time of any such purchase (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(D)          the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K-1 hereto (an “Affiliated Lender Assignment Agreement”).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree ) if it becomes an Affiliated Lender.

(ii)          Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may assign all or any portion of its Term Loans to a Company Party through (x) Dutch auctions open to all lenders on a pro rata basis in accordance with the provisions described in Section 2.15(a)(v) or (y) notwithstanding Section 2.15, Section 2.16 and Section 11.04, open market purchases on a non-pro rata basis, provided that in connection with assignments pursuant to clause (y):

(A)          no Specified Event of Default has occurred and is continuing at the time of such assignment;

(B)          any Term Loans repurchased by a Company Party shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document; and

(C)          no proceeds of Revolving Loans may be used to fund such assignments.

(iii)        In connection with any Term Loans repurchased and cancelled pursuant to Section 11.06(g)(ii) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(iv)         Assignments to a Company Party shall be deemed to be voluntary prepayments, to the extent such voluntary prepayment results in a permanent reduction in the Loans, pursuant to Section 2.15(a) except that the amount of the Loans deemed cancelled pursuant to clause (ii) above shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan.

(h)          Failure by any Affiliated Lender or any Company Party to make any payment to a Lender in respect of a transaction contemplated by Section 11.06(g) or Section 2.15(a)(v) shall not constitute an Event of Default hereunder.

(i)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion in a manner consistent with the terms of this Section 11.06(g), unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs in a manner consistent with the terms of this Section 11.06(g).

Section 11.07     No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Parent Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08     Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, SECTION 11.06(c)(vii) OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF ENGLAND. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d)          Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints Patheon Pharmaceuticals Services Inc., as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

(e)          THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

Section 11.10     Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11     Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12     Amendment or Waiver; Acceleration by Required Lenders.

(a)          Except as otherwise expressly set forth herein, including in Section 1.03, Section 2.18, Section 2.19, Section 2.20 and Section 11.06(g), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Parent Borrower and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that:

(i)          no change, waiver or other modification shall without the written consent of each Lender directly and adversely affected thereby:

(A)          increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender in addition to the Required Lenders (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event Default, mandatory prepayment or related mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);

(B)          extend or postpone the Revolving Facility Termination Date, the Initial Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender in addition to the Required Lenders (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(C)          reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.15), or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest or premium (or extend the time period during which such premium is payable) thereon or extend any scheduled amortization payments (other than as a result of (1) the waiver of any mandatory prepayments owing pursuant to Section 2.15, (2) waiving the applicability of any post-default increase in interest rates, (3) any financial covenant, (4) waiver of any Default or Event of Default or (5) the waiver of any “most favored nation” pricing requirement contained in Section 2.18), without the written consent of such Lender in addition to the Required Lenders;

(D)          reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of the waiver of any post-default increase in interest rates, (y) any financial covenant, or (z) waiver of any Default or Event of Default), without the written consent of such Lender in addition to the Required Lenders;

(E)          reduce the rate or extend the time of payment of, or excuse the payment of, any Fees (other than default interest) to which any Lender is entitled hereunder, without the written consent of such Lender in addition to the Required Lenders;

(F)          amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby in addition to the Required Lenders;

(G)          change the currency in which any Loan or Commitment of any Lender is denominated; or

(ii)          no change, waiver or other modification or termination shall, without the written consent of each Lender,

(A)          release the Parent Borrower from all or substantially all of its obligations hereunder except in connection with transactions permitted under this Agreement;

(B)          release the Parent Borrower’s guaranty obligations under the Guaranty or all or substantially all (or substantially all of the value of the) guaranty obligations of the other Credit Parties under the Guaranty, except, in each case, in connection with transactions permitted under this Agreement;

(C)          release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D)          amend, modify or waive any provision of this Section 11.12 or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required; and

(E)          reduce the percentage specified in, or otherwise modify, the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby.

(iii)         this Agreement may be amended with only the written consent of the Administrative Agent, the Parent Borrower, the LC Issuer (if applicable), the Swing Line Lender (if applicable) and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Credit Commitments (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”) or all outstanding Revolving Commitments of any Class (“Replaced Revolving Credit Commitments”) with a replacement revolving credit commitment tranche hereunder (“Replacement Revolving Credit Commitments”), but only if (A) the aggregate principal amount of the Replacement Term Loans or Replacement Revolving Credit Commitments (as applicable) does not exceed the aggregate principal amount of the Replaced Term Loans or Replaced Revolving Credit Commitments (as applicable) except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such replacement plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the Weighted Average Life to Maturity of such Replacement Term Loans is no shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of the refinancing and (C) all other terms applicable to such Replacement Term Loans or Replacement Revolving Credit Commitments are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans or Replacement Revolving Credit Commitments than, those applicable to such Replaced Term Loans or Replaced Revolving Credit Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans or Revolving Commitments in effect immediately prior to such refinancing. No existing Lender will have any obligation to commit to any such Replacement Term Loans or Replacement Revolving Credit Commitments;

(iv)         this Agreement may be amended with only the written consent of the Parent Borrower and the Administrative Agent to effect the provisions of Section 2.18, Section 2.19 or Section 2.20 upon the effectiveness of any Incremental Term Loan Assumption Agreement, Incremental Revolving Credit Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable; and

(v)          the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)          No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby (in addition to the Required Lenders). No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender (in addition to the Required Lenders).

(c)          No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

(d)          To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 11.12) waive the provisions of Section 7.01 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.01, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e)          In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f)          If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) if no Specified Event of Default exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and any other Loan Document to an Eligible Assignee (including any Affiliated Lender, the Parent Borrower or any Restricted Subsidiary in accordance with the terms of Section 11.06(g) and Section 2.15(a)(v)) that shall assume such obligations; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts, including any breakage compensation under Section 3.04 and any amounts accrued and owing to such Lender under Section 3.01 or 3.02). Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. If such Non-Consenting Lender fails to execute such Assignment Agreement within two (2) Business Days following its receipt thereof from the Administrative Agent, it shall be deemed to have executed such Assignment Agreement.

(g)          Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Equal Priority Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Equal Priority Intercreditor Agreement, such First/Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(h)          Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, (i) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of this Agreement or (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Incremental Term Loan Assumption Agreement, any Incremental Revolving Credit Commitment Assumption Agreement, any Extension Amendment or any Refinancing Amendment.

(i)          Notwithstanding anything to the contrary contained in Section 11.12, guarantees, collateral documents and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(j)          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of, with the Term Loans, the and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(k)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (z) any reduction or postponement of payments due to Defaulting Lenders (other than as provided in Section 2.17).

(l)          Notwithstanding the foregoing, the Required Revolving Lenders shall have the ability to waive, amend, supplement or modify the financial covenant set forth in Section 7.06 (including any defined terms as they relate thereto) without the consent or approval of any other Lender.

Section 11.13     Survival of Indemnities. All indemnities set forth herein including, without limitation, Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14     Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Parent Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.03) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15     Confidentiality.

(a)         Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor on a confidential and need-to-know basis), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (3) to the extent requested by any regulatory authority having jurisdiction over the applicable disclosing party, (4) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable laws or regulations (in which case, each disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent not prohibited by law), (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any current or prospective funding source of a Lender and to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (9) with the consent of the Parent Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b)          As used in this Section 11.15, “Confidential Information” means all information received from the Parent Borrower relating to the Parent Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Parent Borrower.

(c)          The Parent Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Parent Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16     Limitations on Liability of the LC Issuers. The Parent Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by such LC Issuer’s willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17     General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Parent Borrower, each of the other Borrowers and Credit Parties, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18     No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Parent Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Parent Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19     Lenders and Agent Not Fiduciary to Parent Borrower, etc. The relationship among the Parent Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Parent Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20     Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.21 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.23     Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 11.24     Customary Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein, to the extent the Parent Borrower and the Administrative Agent enter into a Customary Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Customary Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any such Customary Intercreditor Agreement, the provisions of the Customary Intercreditor Agreement govern and control, provided that the limitations set forth in Section 11.29 in this Agreement and Section 5.15 of the Guaranty shall in any case prevail over any contradicting provisions in any such Customary Intercreditor Agreement. The Lenders acknowledge and agree that the Administrative Agent is authorized to, and the Administrative Agent agrees that with respect to any applicable secured Indebtedness permitted to be incurred under this Agreement, upon request by the Parent Borrower, it shall, enter into a Customary Intercreditor Agreement in accordance with the terms hereof. The Lenders hereby authorize the Administrative Agent to (a) enter into any such Customary Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Customary Intercreditor Agreement and (c) perform and observe its obligations under such Customary Intercreditor Agreement.

Section 11.25     Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and/or Collateral Agent shall take any action reasonably requested by the Parent Borrower having the effect of releasing or evidencing the release of any Collateral or guarantee obligations under the circumstances provided for in Section 9.01(b). When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent and the Collateral Agent a written release of all claims against the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, the Administrative Agent and/or the Collateral Agent will, at the Parent Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments or releases of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent to release, as of record, the Administrative Agent’s and/or the Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and/or the Collateral Agent with respect to the Obligations.

Section 11.26     Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 11.26(b) shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.27     Austrian Insolvency Provisions. Notwithstanding anything to the contrary herein, if a Credit Party which is established or incorporated under the jurisdiction of Austria causes an Event of Default pursuant to Section 8.01(h) and such Event of Default is in violation of section 25b para 2 of the Austrian Insolvency Act (Insolvenzordnung) and/or section 19 of the Austria Business Reorganisation Act (Unternehmensreorganisationsgetz), any declaration in accordance with the Event of Default shall not be applicable against any such Credit Party that is established or incorporated under the jurisdiction of Austria.

Section 11.28     Limitations Regarding the Austrian Borrower and Austrian Guarantor. Nothing in this Agreement shall be construed to create any obligation of the Austrian Borrower or the Austrian Guarantors (each, an “Austrian Obligor”) to act in violation of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - “GmbHG”) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz - “AktG”) (the “Austrian Capital Maintenance Rules”), and any and all obligations of an Austrian Obligor under this Agreement shall be limited in accordance with Austrian Capital Maintenance Rules. If and to the extent that payment obligations of an Austrian Obligor under this Agreement would violate any Austrian Capital Maintenance Rules, such payment obligation shall be limited to the maximum amount permitted to be paid in accordance with such rules and shall not exceed (i) the Austrian Obligor’s balance sheet profit (including retained earnings) ((Bilanzgewinn) as defined in § 224 (3) lit A no. IV of the Austrian Enterprise Code (Unternehmensgesetzbuch - UGB) as calculated by reference to the most recent audited and approved (festgestellt within the Austrian law meaning of that term) financial statements of the Austrian Obligor) then available for distribution at the time or times payment under or pursuant to this Agreement is requested, plus (ii) any other amounts which are freely available or can be converted into amounts freely available for distribution to the shareholder(s) under the GmbHG or the AktG (as the case may be) and the UGB (such as, for instance, unrestricted reserves (freie Rücklagen within the Austrian law meaning of that term)) at the time or times payment under or pursuant to this Agreement is requested from the Austrian Obligor to the extent these have been made available by passing the necessary corporate resolutions and taking other steps required by law for distribution at the relevant point in time in accordance with Austrian law, plus (iii) to the extent applicable, the aggregate Borrowing (plus any accrued interest, commission and fee thereon) by the Austrian Obligor and/ or its subsidiaries, in each case in its or their capacity as Borrower, to the extent owed by the Austrian Obligor and/ or its subsidiaries to a Secured Creditor at the relevant point in time, provided that the Austrian Obligor and/ or its subsidiaries has or have used such funds for (x) its own benefit, (y) the benefit of its subsidiaries, or (z) to the extent permitted under the Austrian Capital Maintenance Rules, for the benefit of its direct or indirect shareholders, plus (iv) to the extent applicable, amounts payable by the Austrian Obligor and/ or its subsidiaries from Borrowings which were on-lent to the Austrian Obligor and/ or its subsidiaries by any other Borrower, to the extent owed by the Austrian Obligor and/ or its subsidiaries to that other Borrower at the relevant point in time, provided that the Austrian Obligor and/ or its subsidiaries has or have used such funds for (x) its own benefit, (y) the benefit of its subsidiaries, or (z) to the extent permitted under the Austrian Capital Maintenance Rules, for the benefit of its direct or indirect shareholders, plus (v) to the extent applicable, the amount of any indebtedness capable of being discharged by way of setting-off that Austrian Obligor’s recourse claim following an enforcement of this Agreement against any indebtedness owed by that Austrian Obligor to a Secured Creditor, to the extent such set-off is enforceable and permitted under this Agreement at the time of payment under or pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, it is hereby understood and agreed that any payments made by an Austrian Obligor with respect to: (a) the amounts referred to in clause (iii) of this Section 11.28 shall reduce the obligations of the respective Austrian Obligor and/or its subsidiaries arising from Borrowings made by it accordingly; and (b) the amount referred to in clause (iv) of this Section 11.28 shall reduce the obligations of the respective Austrian Obligor and/or its subsidiaries arising from Borrowings which were on-lent to it accordingly.

Section 11.29     Parallel Debt.

(a)          Each Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount payable (verschuldigd) by such Borrower in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of each Borrower to the Collateral Agent under this paragraph (a) is hereinafter to be referred to as “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations.

(b)          Each Parallel Debt will become due and payable (opeisbaar) as and when one or more Corresponding Obligations become due and payable.

(c)          Each of the parties to this Agreement hereby acknowledges that:

(i)           Each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Borrower to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii)         Each Parallel Debt represents the Collateral Agent’s own separate and independent claim (eignen en zelfstandige vordering) to receive payment of such Parallel Debt from relevant Borrower.

(d)          The Collateral Agent shall distribute such amount received from the payment of Parallel Debt among the Secured Creditors who are creditors of the Corresponding Obligations of such Borrower in accordance with Section 9.02 of the U.S. Security Agreement relating to the distribution of proceeds. Upon irrevocable (onaantastbaar) receipt by a Secured Creditor or any amount so distributed to it (“Received Amount”), the Corresponding Obligations of such Borrower to the relevant Secured Creditor shall be reduced by amounts totaling an amount (“Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by such Secured Creditor of the Received Amount.

(e)          The Collateral Agent is hereby authorized by the Secured Creditors that are a party to this Agreement to execute and deliver any documents necessary or appropriate to create the rights of pledge governed by the laws of the Netherlands for the benefit of the Secured Creditors.

(f)          Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of the parallel debt obligations described in any Parallel Debt, including that any payment received by the Collateral Agent in respect of any Parallel Debt will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations.

Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

JLL/DELTA DUTCH NEWCO B.V., as the Parent Borrower

By:	/s/ Michael Lytton
Name:	Michael Lytton
Title:	Authorized Signatory

PATHEON INC., as the Canadian Borrower

PATHEON PHARMACEUTICALS INC., as a US Borrower

By:	/s/ Michael Lytton
Name:	Michael Lytton
Title:	President

PATHEON UK LIMITED, as the UK Borrower

By:	/s/ Michael Lytton
Name:	Michael Lytton
Title:	Director

DSM FINE CHEMICALS AUSTRIA Nfg GmbH & CoKG, as the Austrian Borrower

By:	/s/ Michael Lytton
Name:	Michael Lytton
Title:	Authorized Signatory

BANNER PHARMACAPS INC., as a US Borrower

PATHEON PUERTO RICO, INC., as the PR Borrower

By:	/s/ Dean Wilson
Name:	Dean Wilson
Title:	Treasurer

DPI NEWCO LLC, as a US Borrower

By:	/s/ Hugh C. Welsh
Name:	Hugh C. Welsh
Title:	President & Secretary

UBS AG, STAMFORD BRANCH, as Administrative Agent, Collateral Agent, LC Issuer, Swing Line Lender, and a Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

UBS AG, STAMFORD BRANCH, as Term Lender, Revolving Lender and Swing Line Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

JPMORGAN CHASE BANK, N.A., as a Revolving Lender

By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as a LC Issuer

By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

MORGAN STANLEY BANK, N.A., as a Revolving Lender

By:	/s/ Pramod Raju
Name:	Pramod Raju
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as a LC Issuer

By:	/s/ Pramod Raju
Name:	Pramod Raju
Title:	Authorized Signatory

JEFFERIES FINANCE LLC, as a Revolving Lender

By:	/s/ E. J. Hess
Name:	E. J. Hess
Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Peter W. Richer
Name:	Peter W. Richer
Title:	Managing Director

BARCLAYS BANK PLC, as a Revolving Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

SUMITOMO MITSUI BANKING CORP., as a Revolving Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

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